                                                                    EXHIBIT 99.2

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION

IN RE:                                             )
                                                   )
WEBLINK WIRELESS, INC.,                            )  CASE NO. 01-34275-SAF-11
PAGEMART PCS, INC.,                                )  CASE NO. 01-34277-SAF-11
PAGEMART II, INC.                                  )  CASE NO. 01-34279-SAF-11
                                                   )
                                    DEBTORS.       )  JOINTLY ADMINISTERED UNDER
                                                   )  CASE NO. 01-34275-SAF-11

--------------------------------------------------------------------------------
         SECOND AMENDED DISCLOSURE STATEMENT FOR PLAN OF REORGANIZATION
       OF WEBLINK WIRELESS, INC., PAGEMART PCS, INC. AND PAGEMART II, INC.
           DATED JULY 15, 2002 UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
--------------------------------------------------------------------------------

     11 U.S.C. Section 1125(b) PROHIBITS SOLICITATION OF AN ACCEPTANCE OR REJECTION OF A PLAN OF REORGANIZATION UNLESS A COPY OF THE PLAN OF REORGANIZATION OR A SUMMARY THEREOF IS ACCOMPANIED OR PRECEDED BY A COPY OF A DISCLOSURE STATEMENT APPROVED BY THE BANKRUPTCY COURT. THIS PROPOSED DISCLOSURE STATEMENT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT, AND, THEREFORE, THE FILING AND DISSEMINATION OF THIS PROPOSED DISCLOSURE STATEMENT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS, AN AUTHORIZED SOLICITATION PURSUANT TO 11 U.S.C. Section 1125 AND RULE 3017 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE. NO SUCH SOLICITATION WILL BE MADE EXCEPT AS AUTHORIZED PURSUANT TO SUCH LAW AND RULES.

     THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY, AND THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED WITH OR APPROVED OR RECOMMENDED BY, THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR THE STATEMENTS OR INFORMATION CONTAINED HEREIN.

      DAVIS POLK & WARDWELL                 WINSTEAD SECHREST & MINICK P.C.
      Ulrika Ekman                          Michael A. McConnell, TBN 13447300
      David D. Tawil                        1201 Elm Street, Suite 5400
      450 Lexington Avenue                  Dallas, Texas 75270
      New York, New York 10017              (214) 745-5400
      (212) 450-4000
                                            J. Michael Sutherland, TBN 19524200
      Special Counsel to Debtors
      and Debtors in Possession             777 Main Street, Suite 1100
                                            Fort Worth, Texas 76102
                                            (817) 420-8200

                                            Counsel to Debtors and Debtors in
                                            Possession

                                TABLE OF CONTENTS

                                                                                              PAGE
I.       EXECUTIVE SUMMARY AND BACKGROUND OF PLAN AND DISCLOSURE STATEMENT......................1
         A.       PURPOSES OF THE DISCLOSURE STATEMENT..........................................1
         B.       RECORD DATE; VOTING; REQUIRED APPROVALS.......................................2
         C.       BACKGROUND OF THE DEBTORS AND EVENTS LEADING TO THE PLAN......................2
                  1.    Corporate Structure.....................................................2
                  2.    The Company's Business..................................................2
                  3.    Assets of the Debtors...................................................3
                  4.    Litigation..............................................................4
                  5.    Summary of Certain Pre-Existing Lending Facilities......................5
                  6.    Prepetition Restructuring Activities....................................7
                  7.    DIP Financing...........................................................8
                  8.    Post-Petition Business Developments.....................................8
                  9.    Pre-Confirmation Structure Alternative.................................10
         D.       COMPONENTS OF THE PLAN; TREATMENT OF CLASSES OF CLAIMS AND INTERESTS.........10
                  1.    Treatment of Prepetition Bank Credit Facility and Vendor Financing
                        Arrangement............................................................10
                  2.    Treatment of the WebLink Notes, General Unsecured Claims and
                        Convenience Unsecured Claims...........................................11
                  3.    Treatment of Equity and Subordinated Claims............................12
                  4.    Classification of Claims...............................................12
                  5.    Treatment of Classes...................................................13
                  6.    Estimated Reorganization Value of Distributions to Unsecured Creditors
                        Under the Plan.........................................................14
                  7.    Liquidation Analysis...................................................16
         E.       RISK FACTORS.................................................................16
         F.       REORGANIZED WEBLINK..........................................................16
         G.       POSTPETITION COMMITTEES......................................................17

II.      THE PLAN OF REORGANIZATION............................................................17
         A.       INTRODUCTION.................................................................17
         B.       CLASSIFICATION OF CLAIMS AND INTERESTS.......................................18
                  1.    Summary................................................................18
                  2.    Classification and Treatment...........................................18

III.     FINANCIAL ANALYSIS....................................................................21
         A.       LIQUIDATION ANALYSIS.........................................................21
                  1.    Estimate of Net Proceeds...............................................22
                  2.    Estimate of Costs......................................................22
                  3.    Distribution of Net Proceeds under Absolute Priority Rule..............22
                  4.    Footnotes to Liquidation Analysis......................................25
         B.       PROJECTIONS..................................................................27
                  1.    Responsibility for and Purpose of the Projections......................27
                  2.    Summary of Significant Assumptions.....................................28
                  3.    Special Note Regarding Forward-Looking Statements......................30
                  4.    Financial Projections..................................................30

IV.      PROCEDURES FOR TREATMENT OF DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS..............34
         A.       RESOLUTION OF DISPUTED CLAIMS................................................34

                  1.    Prosecution of Objections to Claims....................................34
                  2.    Estimation of Claims...................................................34
                  3.    Payments and Distributions on Disputed Claims..........................35
         B.       ALLOWANCE OF CLAIMS AND INTERESTS............................................35
         C.       CONTROVERSY CONCERNING IMPAIRMENT............................................35

V.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.................................35
         A.       ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.......................35
         B.       CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES.........35
         C.       CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES ASSUMED........36
         D.       INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES.........................36
         E.       COMPENSATION AND BENEFIT PROGRAMS............................................36

VI.      MEANS FOR IMPLEMENTATION OF THE PLAN..................................................37
         A.       CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN REORGANIZED WEBLINK...37
         B.       CANCELLATION OF NOTES, INSTRUMENTS, DEBENTURES, COMMON STOCK, OPTIONS, AND
                  WARRANTS.....................................................................37
         C.       ISSUANCE OF NEW SECURITIES; EXECUTION OF RELATED DOCUMENTS...................37
         D.       SETTLEMENT OF DIP FINANCING..................................................37
         E.       DIRECTORS AND OFFICERS.......................................................37
         F.       CORPORATE GOVERNANCE.........................................................38
         G.       CORPORATE ACTION.............................................................38
         H.       EMPLOYMENT AND SEVERANCE PLANS...............................................38
                  1.    Severance Plan.........................................................38
                  2.    Chief Officer Employment Agreements....................................39
         I.       MANAGEMENT INCENTIVE PLANS...................................................40
         J.       SOURCES OF CASH FOR PLAN DISTRIBUTION........................................40

VII.     PROVISIONS GOVERNING DISTRIBUTIONS....................................................40
         A.       DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE....................40
         B.       DISTRIBUTIONS BY REORGANIZED WEBLINK, THE ADMINISTRATIVE AGENT, THE INDENTURE
                  TRUSTEE, AND THE PLAN TRUSTEE................................................41
         C.       DELIVERY AND DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS......41
                  1.    Delivery of Distributions in General...................................41
                  2.    Undeliverable Distributions............................................41
         D.       DISTRIBUTION RECORD DATE.....................................................42
         E.       TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED..........................42
         F.       SETOFFS......................................................................42
         G.       SURRENDER OF CANCELED INSTRUMENTS OR SECURITIES..............................42
         H.       LOST, STOLEN, MUTILATED OR DESTROYED DEBT SECURITIES.........................43
         I.       HART-SCOTT-RODINO COMPLIANCE.................................................43

VIII.    CONDITIONS PRECEDENT..................................................................43
         A.       CONDITIONS PRECEDENT TO CONFIRMATION.........................................43
         B.       CONDITIONS PRECEDENT TO CONSUMMATION.........................................43
         C.       WAIVER OF CONDITIONS.........................................................44
         D.       EFFECT OF NON-OCCURRENCE OF CONDITIONS TO CONSUMMATION.......................44

IX.      RELEASE, INJUNCTIVE AND RELATED PROVISIONS............................................44
         A.       SUBORDINATION................................................................44
         B.       LIMITED RELEASES BY THE DEBTORS..............................................44
         C.       PRESERVATION OF RIGHTS OF ACTION.............................................45
                  1.    Fraudulent Transfers...................................................45
                  2.    Preferences............................................................46
         D.       EXCULPATION..................................................................46
         E.       INJUNCTION...................................................................46

X.       RETENTION OF JURISDICTION.............................................................47

XI.      PROCESS OF VOTING AND CONFIRMATION....................................................48
         A.       VOTING INSTRUCTIONS..........................................................48
         B.       CONFIRMATION HEARING.........................................................49
         C.       STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN..........................50
                  1.    Best Interests of Creditors Test/Liquidation Analysis..................50
                  2.    Financial Feasibility..................................................51
                  3.    Acceptance by Impaired Class...........................................51
                  4.    Confirmation Without Acceptance by All Impaired Classes................51

XII.     ADDITIONAL CONSIDERATIONS.............................................................52
         A.       FINANCIAL INFORMATION; DISCLAIMER............................................52
         B.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES......................................52
                  1.    Federal Income Tax Consequences of the Plan to the Holders of Claims...53
                  2.    Federal Income Tax Consequences of the Plan to the Company and
                        Reorganized WebLink Wireless...........................................55
                  3.    Federal Income Tax Consequences of the Plan to WebLink LP..............56
                  4.    Federal Income Tax Consequences of the Ownership and Disposition of the
                        New Tranche C, D and E PIK Notes and of the Disposition of the New
                        Common Stock and New Warrants..........................................57
         C.       LIQUIDITY CONSIDERATIONS.....................................................58
                  1.    Restriction on Transfer................................................58
                  2.    Potential Non-Liquidity of New Securities..............................58
                  3.    Market Value of Securities Issued......................................58
         D.       SECURITIES LAWS MATTERS......................................................58
                  1.    Initial Issuance of New Securities.....................................59
                  2.    Resale of Claimants Securities.........................................59
                  3.    De-Registration; No Further SEC Filings................................60
         E.       CERTAIN BANKRUPTCY CONSIDERATIONS............................................60
                  1.    Objection to Classifications...........................................60
                  2.    Risk of Non-Confirmation of the Plan...................................60
                  3.    Nonconsensual Confirmation.............................................60
                  4.    Delays of Confirmation and/or Effective Date...........................61
         F.       CERTAIN BUSINESS RISKS.......................................................61
                  1.    Dependence on Metrocall and Other Large Customers......................61
                  2.    Future Capital Needs: Uncertainty of Additional Funding................61
                  3.    Commercial Viability of Wireless Data Services.........................61
                  4.    History of Operating Losses............................................62
                  5.    Highly Competitive Market..............................................62
                  6.    Subscriber Disconnections..............................................62
                  7.    Dependence on Key Personnel............................................62
                  8.    Technological Risk.....................................................62
                  9.    Suppliers..............................................................63
                  10.   Government Regulation..................................................63
                  11.   Controlling Stockholders...............................................64

XIII.    FIRST DAY AND OTHER MOTIONS...........................................................64
         A.       ADMINISTRATIVE CONSOLIDATION.................................................64
         B.       CASH COLLATERAL AND DIP FINANCING............................................64
         C.       RETENTION OF WINSTEAD SECHREST & MINICK P.C. AS COUNSEL TO DEBTORS AND DEBTORS
                  IN POSSESSION AND DAVIS POLK & WARDWELL AS SPECIAL COUNSEL TO DEBTORS AND
                  DEBTORS IN POSSESSION........................................................64
         D.       RETENTION OF GREENHILL & CO., LLC AS FINANCIAL ADVISORS TO DEBTORS AND DEBTORS
                  IN POSSESSION................................................................65
         E.       RETENTION OF BANKRUPTCY SERVICES, LLC ("BSL") AS CLAIMS AND NOTICING AGENT...65
         F.       EMPLOYEE CLAIMS AND EXISTING BENEFIT PROGRAMS................................65
         G.       CASH MANAGEMENT SYSTEM.......................................................65
         H.       REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES AND ABANDONMENT OF
                  BURDENSOME PROPERTY..........................................................65
         I.       CRITICAL VENDOR ARRANGEMENTS AND MODIFICATION AND ASSUMPTION OF EXECUTORY
                  CONTRACTS AND UNEXPIRED LEASES...............................................66
         J.       ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.......................66
         K.       EXCLUSIVITY..................................................................67
         L.       SCHEDULING OF HEARING AND NOTICE PROCEDURES REGARDING APPROVAL OF DISCLOSURE
                  STATEMENT FOR PLAN OF REORGANIZATION.........................................67

XIV.     MISCELLANEOUS PROVISIONS..............................................................67
         A.       DISSOLUTION OF COMMITTEE(S)..................................................67
         B.       PAYMENT OF STATUTORY FEES....................................................67
         C.       SUBSTANTIAL CONTRIBUTION CLAIMS..............................................68
         D.       DISCHARGE OF DEBTORS.........................................................68
         E.       MODIFICATION OF PLAN.........................................................68
         F.       REVOCATION OF PLAN...........................................................68
         G.       PLAN CONTROLS................................................................68
         H.       SUCCESSORS AND ASSIGNS.......................................................68
         I.       RESERVATION OF RIGHTS........................................................68
         J.       SECTION 1146 EXEMPTION.......................................................69
         K.       COMPLIANCE WITH TAX REQUIREMENTS.............................................69
         L.       FURTHER ASSURANCES...........................................................69
         M.       SERVICE OF DOCUMENTS.........................................................69
         N.       POST-EFFECTIVE DATE FEES AND EXPENSES........................................69
         O.       PLAN SUPPLEMENT..............................................................70
         P.       SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE................................70
         Q.       FILING OF ADDITIONAL DOCUMENTS...............................................70
         R.       REQUEST FOR EXPEDITED DETERMINATION OF TAXES.................................70

XV.      RECOMMENDATION........................................................................71

EXHIBIT A         Plan of Reorganization

                                       I.
        EXECUTIVE SUMMARY AND BACKGROUND OF PLAN AND DISCLOSURE STATEMENT

         On May 23, 2001 the Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. The Debtors' Chapter 11 cases were assigned to the Honorable Steven A. Felsenthal, United States Bankruptcy Judge. The Chapter 11 Cases have been procedurally consolidated and are being jointly administered with the Debtors managing their businesses, as debtors in possession, subject to the control and supervision of the Bankruptcy Court.

         The Debtors submit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code in connection with the solicitation of acceptances of the Plan, a copy of which is annexed hereto as Exhibit A. Capitalized terms used have the meaning ascribed to them in the Plan unless context requires otherwise.

         The Debtors, the Secured Creditors and the Committee believe that confirmation of the Plan is the best alternative available. A liquidation would result in substantially less value for creditors than the value to be distributed to creditors under the plan. In addition, any alternative to confirmation of the Plan could result in extensive delays and increased administrative expenses resulting in potentially smaller distributions to the Holders of Claims in the Chapter 11 Cases.

         AT THE HEARING BEFORE THE BANKRUPTCY COURT ON JULY 15, 2002, WHICH RESULTED IN THE APPROVAL OF THE ADEQUACY OF THIS DISCLOSURE STATEMENT, REPRESENTATIVES OF THE HOLDERS OF CLASS 2 CLAIMS AND THE COMMITTEE REPRESENTED THAT THE HOLDERS OF CLASS 2 CLAIMS AND THE MEMBERS OF THE COMMITTEE (BOTH IN THEIR CAPACITY AS MEMBERS OF THE COMMITTEE AND AS HOLDERS OF CLASS 4, 5 AND 6 CLAIMS) SUPPORT THE PLAN AND INTEND TO VOTE TO ACCEPT THE PLAN.

         THE FOLLOWING CLASSES ARE UNIMPAIRED UNDER THE PLAN, AND HOLDERS OF CLAIMS IN SUCH CLASSES ARE CONCLUSIVELY PRESUMED TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE:

         CLASS 1 OTHER PRIORITY CLAIMS

         THE FOLLOWING CLASSES WILL RECEIVE NO DISTRIBUTION NOR RETAIN ANY PROPERTY UNDER THE PLAN AND ARE CONCLUSIVELY PRESUMED TO HAVE REJECTED THE PLAN PURSUANT TO SECTION 1126(g) OF THE BANKRUPTCY CODE:

         CLASS 8 SUBORDINATED CLAIMS

         CLASS 9 INTERESTS



A.       PURPOSES OF THE DISCLOSURE STATEMENT

         The solicitation materials, including this Disclosure Statement and a Ballot to be used for voting on the Plan, are being distributed to Impaired Classes of Claims and Interests. Classes of Claims impaired under the Plan and entitled to vote are Classes 2, 3, 4, 5, 6 and 7. In addition, Classes of Claims and Interests impaired under the Plan and, as described below, not entitled to vote on the Plan, are Classes 8 and 9. The purpose of such solicitation, among other things, is to obtain the requisite number of acceptances of the Plan under the Bankruptcy Code from the Impaired Classes entitled to vote ("Statutory Requirements for Confirmation of The Plan" are described in Article XI.C herein). Assuming the requisite acceptances are obtained, the Debtors intend to seek confirmation of the Plan at the Confirmation Hearing (as defined in Article XI.B herein) commencing on August 22, 2002.

B.       RECORD DATE; VOTING; REQUIRED APPROVALS

         The Debtors have established July 12, 2002 (the "Record Date") as the date for determining which Holders of Claims are eligible to vote on the Plan. After carefully reviewing this Disclosure Statement, the Plan and the other solicitation materials, each Holder of a Claim in an Impaired Class entitled to vote on the Plan should vote to accept or reject the Plan in accordance with the Voting Instructions, and (i) in the case of Classes 2, 3, 6 and 7, return the Ballot to Lain Faulkner & Co. (the "General Ballot Agent"), 400 North St. Paul, Suite 600, Dallas, Texas, 75201, in such manner that it is received by 4:00 p.m., prevailing Central Time on or before August 16, 2002 and (ii) in the case of Classes 4 and 5, return the Ballot to Innisfree M&A Incorporated (the "Note Voting Agent"), 501 Madison Avenue, 20th Floor, New York, New York, 10022 in such manner that it is received by 5:00 p.m., prevailing Eastern Time on or before August 16, 2002 (each, the "Voting Deadline"). In the case of Classes 4 and 5, beneficial holders should return their Beneficial Holder Ballot to their appropriate nominee, broker or other record holder in sufficient time to permit such nominee, broker or other record holder to timely complete and return the resulting Master Ballot to the Note Voting Agent before the Voting Deadline. Any Ballot received after that date and time may not be counted as a vote to accept or reject the Plan. Ballots should be returned in accordance with the instructions for delivery set forth in the Voting Instructions.

         Each Holder of a Claim in Classes 2, 3, 4, 5, 6 and 7 is entitled to vote either to accept or to reject the Plan. Such Classes shall have accepted the Plan if (i) the Holders of at least two-thirds in dollar amount of the Allowed Claims actually voting in each such Class have voted to accept the Plan and (ii) the Holders of more than one-half in number of the Allowed Claims actually voting in each such Class have voted to accept the Plan. Because, as noted below, certain Impaired Classes will neither receive any distribution nor retain any property under the Plan, and thus are conclusively presumed to have rejected the Plan, the Debtors will seek confirmation of the Plan pursuant to a procedure commonly known as "cram-down". The cram-down procedure is described in more detail in Article XI.C.4 herein.

C.       BACKGROUND OF THE DEBTORS AND EVENTS LEADING TO THE PLAN

         1.       CORPORATE STRUCTURE

         The predecessor corporation of WebLink Wireless, Inc. was incorporated under the name PageMart, Inc. as a Delaware corporation on May 8, 1989. In January 1995, PageMart, Inc. effected a corporate reorganization pursuant to which PageMart Nationwide, Inc., a Delaware corporation, became the holding company parent of PageMart, Inc. In December 1995, the name of PageMart Nationwide, Inc. was changed to PageMart Wireless, Inc. On January 28, 1998, PageMart, Inc. was merged into PageMart Wireless, Inc., with PageMart Wireless, Inc. as the surviving corporation. On December 1, 1999, the name of PageMart Wireless, Inc. was changed to WebLink Wireless, Inc. PageMart PCS, Inc. and PageMart II, Inc. are wholly-owned subsidiaries of WebLink Wireless, Inc.

         In this Disclosure Statement, WebLink Wireless, Inc. and its subsidiaries are sometimes referred to as the "Company."

         2.       THE COMPANY'S BUSINESS

         The Company is a leading provider of wireless data and paging services. During 2001, the Company continued offering wireless data services, including device-to-device ("2way") messaging, wireless e-mail and business forms and wireless transmission of machine originated data (telemetry), building upon the new vision of the Company as a provider of wireless data services to leading telecommunication companies, strategic resellers, value added resellers and businesses. The Company's nationwide Internet protocol based wireless data network covers approximately 90% of the U.S. population.

         The Company provides wireless data services through its Wireless Data Division. Wireless data service provides messaging capabilities such as 2way communications, allowing people to converse in an unobtrusive near real time manner, and wireless e-mail allowing people to send and receive e-mail messages to or from any Internet e-mail address. Businesses are increasingly deploying the Company's wireless forms applications to automate dispatch, trouble ticketing, sales, and remote worker scheduling and management. These applications have enjoyed success with businesses, where they can provide a significant return on investment through productivity enhancements. In addition, the Company's web site serves as a portal through which customers can order Internet-based information which will be forwarded to their devices periodically or upon request. Telemetry applications allow machines such as office, vending or metering equipment to wirelessly report information such as alarm status, inventory levels and usage to the equipment owner or operator. At March 31, 2002, the Company had 524,748 wireless data units in service.

         The Company provides paging services through its Traditional Paging Division. The Company built its paging strategy around the concepts of diversified distribution channels, exclusive nationwide frequencies, efficient and flexible network architecture, and centralized control of the network and administrative functions. The result was rapid subscriber growth that was generated internally rather than through acquisition of other paging carriers. However, the paging industry stopped growing in 1998 and is now a declining business. In 2001, paging units in service declined by 836,330 and recurring revenue declined by $85.2 million. As a result, while the paging business is expected to continue to produce cash flow in 2002, the Company expects this business to continue to decline and to represent a small portion of the enterprise value of the Company. At March 31, 2002, the Company had 875,605 paging units in service.

         The Company also provides its U.S. domestic customers with seamless paging services across the Americas, including Canada, Mexico, much of the Caribbean and Central America, and parts of South America. Through network affiliation agreements with owners of foreign networks, the Company's network is interconnected with foreign networks operating on a common frequency, thus providing roaming capabilities for the Company's customers in the foreign countries and for the customers of the foreign networks in the United States.

         The Company believes it is currently the fourth largest wireless messaging carrier in the United States, based on 1,410,353 units in service as of March 31, 2002.

         3.       ASSETS OF THE DEBTORS

         The principal tangible assets of the Company are its inventory of subscriber devices and its messaging network equipment, which includes switching terminals, transmitters, receivers and a host of related equipment such as satellite and digital link controllers, satellite dishes, antennas and cable.

         The Company provides wireless data and traditional paging services directly to subscribers over its own transmission facilities. The Company (through subsidiaries) holds three exclusive nationwide paging licenses, as well as exclusive licenses on various paging frequencies in certain metropolitan areas, including New York, Los Angeles and Chicago. Additionally, the Company holds a 50kHz unpaired nationwide narrowband personal communications services ("PCS") license (the "Nationwide Narrowband License") and five 50/50kHz paired regional narrowband PCS licenses (the "Regional Narrowband Licenses"); the latter five licenses authorize the Company to operate regional wireless data systems on the same frequencies throughout the continental United States. The Nationwide Narrowband License was granted by the FCC on September 29, 1994, and the Regional Narrowband Licenses were granted by the FCC on January 27, 1995. The Nationwide Narrowband License and the Regional Narrowband Licenses are utilized in connection with the Company's wireless data network.

         The Company has obtained both United States trademark and service mark registrations for its PageMart word mark and is pursuing federal registration for its WebLink Wireless mark. The Company owns registrations for 19 of its marks in the United States. These federal registrations may be renewed as long as the marks continue to be used in interstate commerce. At March 31, 2002, the Company had 7 service mark/trademark applications pending before the United States Patent and Trademark Office. The Company has also obtained, or is in various stages of applying for, registrations for its PageMart and WebLink Wireless marks and several of its other marks in approximately 20 other countries or jurisdictions where the Company conducts or anticipates expanding its international business. The Company has also taken steps to reserve corporate names in certain foreign countries where the Company anticipates expanding its international business.

         The Company is the owner of six United States patents, namely, United States Patent Nos. 6,347,235; 6,353,606; 6,097,930; 6,097,969; 6,097,970 and
6,198,808. The Company is also the owner of six United States patent applications and a portfolio of foreign patent applications based on its United States patents and patent applications. The inventions claimed in those United States patents and patent applications cover aspects of the

Company's current and possible future messaging systems and related proprietary technologies. The Company may prepare other United States patent applications. The Company's present intention is not to rely primarily on intellectual property rights to protect or establish further its market position; however, the Company is committed to developing a portfolio of patents that it anticipates may be of value in negotiating intellectual property rights with others in the industry. The Company does not currently intend to broadly license its intellectual property rights.

         The Company generally leases the locations used for its transmission and receiving facilities under operating leases. These leases are generally for five years or less. The Company does not anticipate material difficulty in renewing these leases or finding equally suitable alternate facilities on acceptable terms. During 2001, the Company leased approximately 178,500 square feet of office space for its corporate headquarters in Dallas, Texas. In February 2002, the Company amended the office lease to reduce the amount of space leased to 89,457 square feet and extended the expiration date by two years. The lease has a cost in 2002 of approximately $2.1 million, and is subject to annual escalations during its term. The lease expires on, January 31, 2010 and the Company has a renewal option for an additional five year term. The Company leases varying amounts of space for call centers and other facilities at various locations. Aggregate annual rental charges under site and office leases were approximately $32.2 million for 2001.

         PageMart PCS, Inc. holds the narrowband PCS licenses issued by the FCC. PageMart II, Inc. holds certain one-way FCC licenses; these holdings constitute all of the FCC licenses held by the Company. Other than these licenses, PageMart PCS, Inc. and PageMart II, Inc. have no significant assets. PageMart PCS, Inc. and PageMart II, Inc. are wholly owned subsidiaries of WebLink Wireless, Inc.

         4.       LITIGATION

         In March and April of 2001, the Company was served with five lawsuits against it and John D. Beletic, its chairman, seeking to recover an unspecified amount of monetary damages allegedly caused by the Company's alleged fraudulent scheme to artificially inflate the price of the Company's common stock through a series of alleged false and misleading statements to the market and alleged material omissions in violation of federal and state securities laws. Four of the lawsuits are filed in the United States District Court for the Northern District of Texas and seek class action status on behalf of persons who purchased the Company's common stock on the open market during the period from December 29, 2000, through February 20, 2001. The fifth lawsuit was filed in the Dallas County Court at Law on behalf of a single stockholder that purchased the Company's common stock on the open market during the same time period. The claims against the Company in the fifth lawsuit have been dismissed without prejudice. The Company believes the lawsuits have no merit. During the pendency of the Chapter 11 case, plaintiffs have been stayed under section 362 of the Bankruptcy Code from pursuing the claims alleged in the lawsuits against the Company. John Beletic has filed a motion to dismiss but no discovery has yet occurred.

         On October 31, 2001, Glenayre filed a motion in the Bankruptcy Court to modify the automatic stay, to permit (i) Glenayre to terminate its non-exclusive software licenses with WebLink, and (ii) to require adequate protection payments with respect to the collateral pledged to Glenayre or, in the alternative, to permit foreclosure upon such collateral. As of the Petition Date, the Company was indebted to Glenayre in the principal amount of $8.6 million (the "Indebtedness") for the purchase of certain network equipment and software licenses. The Indebtedness is secured by such equipment and software licenses, which represent only a small fraction of the infrastructure equipment that comprises the Company's network. Nevertheless, the software licenses held by the Company relating to such equipment are necessary for the Company to continue is current operations.

         This motion was set for final hearing on February 21, 2002, at which time the parties commenced the presentation of witnesses and evidence. After the close of the initial segment of the hearing, the parties continued settlement negotiations. The settlement of the Glenayre motion to terminate stay was presented to and approved by the Bankruptcy Court on May 6, 2002 (the "Settlement Agreement"). Under the Settlement Agreement, WebLink has agreed to make monthly license payments to Glenayre in lieu of adequate protection, and WebLink has received a new maintenance service agreement, software upgrades and licenses as discussed in detail in the settlement agreement as filed with the Bankruptcy Court. As further disclosed in the Settlement Agreement, Glenayre has provided incentives to WebLink to confirm a plan of reorganization which provides Glenayre with "equal treatment" on a proportionate basis with the treatment proposed to the Prepetition Bank Credit Facility Claims.

         The Company is involved in various other lawsuits arising in the normal course of business. In management's opinion, the ultimate outcome of these other lawsuits will not have a material adverse effect on the results of operations or financial condition of the Company.

         5.       SUMMARY OF CERTAIN PRE-EXISTING LENDING FACILITIES

                  (a)      PREPETITION BANK CREDIT FACILITY

         In March 1999, the Company entered into the Prepetition Bank Credit Facility with Bankers Trust Company and Morgan Stanley Senior Funding, Inc. which provides for a $100 million credit facility. The Prepetition Bank Credit Facility replaced the $50 million revolving line of credit the Company established on May 11, 1995 with BT Commercial Corporation, as Agent, and Bankers Trust Company, as issuing bank, which was simultaneously terminated.

         In December 2000, the Company amended the Prepetition Bank Credit Facility to provide borrowings up to $80 million with an additional $20 million upon further approval of the banks. In the first quarter of 2001, the Company borrowed an additional $25.1 million to pay the interest due on the 15% Notes and support general operations. As of December 31, 2001, $78.5 million was outstanding in the form of term loans and $1.3 million in two letters of credit as security for the capital leases of computer equipment. As of December 31, 2001, the Company had no monies available under the Prepetition Bank Credit Facility. The Prepetition Bank Credit Facility bears interest at the bank's prime rate plus 3.5% or at LIBOR plus 4.5%. The weighted average interest rate on the amounts borrowed for the period from January 1, 2001 to December 31, 2001 was 10.0%.

         Pursuant to the Final Order Authorizing Secured Postpetition Financing on a Superpriority Basis Pursuant to Section 364 of the Bankruptcy Code, Granting Permission to Use Cash Collateral and Granting Adequate Protection (the "DIP Financing Order"), entered on July 17, 2001, the Bankruptcy Court found that to secure the Prepetition Indebtedness (as defined in the DIP Financing Order) the Debtors granted liens and security interests in "all or substantially all of the Debtors' property then owned or thereafter acquired (including, without limitation, inventory, accounts, chattel paper, insurance claims, patents, trademarks, computer programs, general intangibles related to the foregoing, and any proceeds, products, rents and profits of all of the foregoing)."

         Furthermore, the Bankruptcy Court found that:

                  (i) the resulting liens and security interests are "valid, binding, enforceable, and perfected first-priority liens," and "are not subject to avoidance or subordination";

                  (ii) the Prepetition Indebtedness "constitutes a legal, valid and binding obligation of the Debtors, enforceable in accordance with their terms (other than in respect of the stay of enforcement arising from section 362 of the Bankruptcy Code), no offsets, defenses or counterclaims to the Prepetition Indebtedness exist, and no portion of the Prepetition Indebtedness is subject to avoidance or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law"; and

                  (iii) "as of the Petition Date, the Prepetition Indebtedness constitutes an allowed claim in an amount that is not less than $79,936,698 consisting of $78,501,370 of loans and $1,435,328 of letter of credit outstanding, plus interest, fees, including without limitation attorneys' fees and related expenses, and other charges owing in respect thereof."

         Also in connection with the Prepetition Bank Credit Facility, the Bankruptcy Court ordered that unless a party commenced a contested matter or adversary proceeding raising an objection or a challenge to the amount, validity, extent, perfection or priority of the mortgage, security interests and liens of the Prepetition Lenders in and to the Prepetition Collateral (as defined in the DIP Financing Order) within 90 days after the Petition Date, such party's right to make any such objection or challenge shall forever be waived. Furthermore, upon expiration of the 90 days, "any and all objections or challenges, to the validity, sufficiency, extent, perfection, priority or refinancing of, or seeking avoidance of, the Prepetition Liens, the Prepetition Indebtedness and any payments thereon shall be forever barred and the Prepetition Indebtedness shall be allowed as a secured claim within the meaning of section 506 of the Bankruptcy Code."

         No party in the Debtors' Chapter 11 Cases commenced a contested matter or adversary proceeding raising an objection or a challenge to the amount, validity, extent, perfection or priority of the mortgage, security interests and liens of the Prepetition Lenders in and to the Prepetition Collateral (as defined in the DIP Financing Order) within the 90 days after the Petition Date; consequently, all further objections to the liens and security interests of the Prepetition Lenders are barred.

         The Debtors are not aware of any material unencumbered assets; all of the Debtors' material assets are pledged either to the Prepetition Lenders or to Glenayre (see (b) below). In addition, the Prepetition Lenders have a second lien on the assets that are pledged to Glenayre. The Company's FCC licenses are held by PageMart PCS, Inc. and PageMart II, Inc. and 100% of their capital stock is pledged to the Prepetition Lenders. PageMart PCS, Inc. and PageMart II, Inc. are wholly-owned subsidiaries of WebLink Wireless, Inc.

                  (b)      VENDOR FINANCING ARRANGEMENT

         In March 1997, the Company entered into a vendor financing arrangement with Glenayre, an infrastructure vendor (the "Vendor Financing Arrangement"), providing for the financing of infrastructure and other equipment over a period of 60 months from the date of initial drawdown. In September 2000, the maximum aggregate amount available was amended from $30 million to $10 million. The financing is secured by the equipment purchased. The interest rate applicable to such financing is equal to the sum of 7% and the London interbank offered rate ("LIBOR") as published in The Wall Street Journal for three-month maturities or the sum of 4.25% and the U.S. prime rate of interest as published in The Wall Street Journal. As of December 31, 2001, the Company had $8.6 million outstanding under the Vendor Financing Arrangement. The weighted average interest rate for borrowings outstanding during the three months ended December 31, 2001 was 13.75%. The Debtors recently settled a lawsuit involving Glenayre (See Section I.C.4) and, among other things, agreed that the value of Glenayre's prepetition claim is $8,715,474 (inclusive of any accrued but unpaid interest at the Petition Date).

                  (c)      11 1/4% AND 15% NOTES

         On January 28, 1998, the Company received approximately $249.7 million in gross proceeds from the sale of its 11 1/4% Senior Subordinated Discount Notes due 2008 (the "Offering"). Simultaneously with the closing of the Offering, the Company refinanced certain of its outstanding indebtedness and modified its corporate structure (the "Refinancing"). The Refinancing consisted of: (1) purchasing all of the Company's outstanding 12 1/4% Senior Discount Notes due 2003 (the "12 1/4% Notes"); (2) amending certain terms of the covenants and agreements in the indenture relating to the Company's 15% Senior Discount Notes due 2005; and (3) merging PageMart, Inc. into WebLink (formerly known as PageMart Wireless, Inc.), with WebLink as the surviving corporation.

         Approximately $130.7 million of the net proceeds of the Offering was used to finance the retirement of the 12 1/4% Notes. The proceeds remaining after expenses of the Offering and Refinancing were approximately $107.8 million. In connection with the Refinancing, the Company incurred an extraordinary charge of approximately $13.8 million in the first quarter of 1998 related to the early retirement of debt.

         The 11 1/4% Senior Subordinated Discount Notes due 2008 have a principal amount at maturity of $432.0 million with an initial accreted value of $249.7 million. The 11 1/4% Notes mature on February 1, 2008. From and after August 1, 2003, interest on the 11 1/4% Notes is payable semiannually in cash. The 11 1/4% Notes are redeemable at any time on or after February 1, 2003, at the option of the Company in whole or in part, at 105.625% of their principal amount at maturity, plus accrued and unpaid interest, declining to 100% of their principal amount at maturity plus accrued interest on and after February 1, 2006.

         In April 1998, the Company commenced an exchange offer pursuant to an effective registration statement whereby all outstanding 11 1/4% Notes were exchanged for the Company's 11 1/4% Senior Subordinated Discount Exchange Notes due 2008. The terms and conditions of the 11 1/4% Exchange Notes are equivalent to the 11 1/4% Notes in all material respects.

         In March 2000, the Company issued 3.8 million shares of class A common stock in exchange for $84.5 million accreted value ($115.9 million maturity value) of the 11 1/4% Exchange Notes. The Company also wrote down approximately $1.1 million of net deferred debt issuance costs. In connection with this transaction, the Company recognized an extraordinary gain of $2.3 million related to the early retirement of debt.

         In January 1995, the Company completed an offering of 15% Senior Discount Notes due 2005 and 725,445 shares of non-voting common stock, par value $.0001 per share (the "Unit Offering"). Net proceeds from the Unit Offering were approximately $100 million, of which approximately $5.1 million was allocated to the non-voting common stock. The 15% Senior Discount Notes due 2005 have a principal amount at maturity of $207.3 million with an initial accreted value of $100 million. The 15% Notes mature on February 1, 2005. From and after August 1, 2000, interest on the 15% Notes is payable semiannually in cash. The 15% Notes are redeemable at any time on or after February 1, 2000, at the option of the Company in whole or in part, at 105% of their principal amount at maturity, plus accrued and unpaid interest, declining to 100% of their principal amount at maturity plus accrued interest on and after February 1, 2002.

         In June 1995, the Company commenced an exchange offer pursuant to an effective registration statement whereby all outstanding 15% Notes were exchanged for the Company's 15% Senior Discount Exchange Notes due 2005. The terms and conditions of the 15% Exchange Notes are equivalent to the 15% Notes in all material respects.

         Pursuant to Article 10 of the indenture governing the 11 1/4 % Senior Subordinated Discount Notes (the "Subordinated Note Indenture"), the 11 1/4 % Exchange Notes (Class 5 of the Plan) are "subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all amounts payable under Senior Indebtedness." Furthermore, Section 10.03 of the Subordinated Note Indenture provides that upon "any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, ... all amounts due or to become due upon all Senior Indebtedness
.... shall first be paid in full, in cash or cash equivalents, before the Holders or the Trustee on their behalf shall be entitled to receive any payment by the Company." Finally, the Subordinated Note Indenture defines "Senior Indebtedness" as including all indebtedness under the Prepetition Bank Credit Facility, the Vendor Financing Arrangement and the 15% Exchange Notes, and any other indebtedness incurred and all other monetary obligations of the Company, unless explicitly made pari passu with the 11 1/4 % Exchange Notes. Absent the Plan, Holders of Allowed Claims in Classes 2, 3, 4 and 6 could arguably assert seniority rights as to Class 5 based on these subordination provisions.

         6.       PREPETITION RESTRUCTURING ACTIVITIES

         In late 2000 and the first quarter of 2001, the Company expected that its operations would not generate sufficient cash flow in 2001 to fund its operating expenses, capital expenditures and interest payments. In November 2000, the Company filed a shelf registration statement to register stock that it expected to sell to raise capital for funding its cash requirements for 2001. By the time the registration statement became effective, the Company's stock price had declined and the Company began to pursue a number of additional sources of capital in the private markets. The Company expected to raise capital through a combination of sources, including the sale of registered common stock, convertible preferred stock and/or convertible debt. In the first quarter of 2001, the market environment deteriorated further, however, and the Company was unable to raise the amount of capital needed. As a result, the Company's Board of Directors and management decided to explore other alternatives such as restructuring the Company's debt and/or a strategic combination with a company that would complement the Company's business. However, based on the Company's cash constraints and its inability to raise immediate capital, the Company decided to bring its expenditures more in line with its then current revenues.

         In February 2001, the Company significantly reduced the size of its field sales strategic business unit ("SBU"). As a part of that downsizing, the Company closed approximately 17 of its field sales offices and one of its customer support centers. The Company had a reduction-in-force ("RIF") of approximately 128 employees. However, the Company's efforts to find a strategic combination continued, and on April 2, 2001, the Company and Metrocall, Inc. ("Metrocall") announced that they had agreed to merge. The companies planned to effect the merger through concurrent Chapter 11 bankruptcy reorganizations commencing in May 2001. The consummation of the merger was subject to the satisfaction of certain conditions, including each company's ability to obtain adequate financing.

         At that time, the Company's operating plans were based on receiving approximately $50 million in debtor-in-possession ("DIP") financing to cover the Company's cash requirements in 2001 through the Chapter 11 process.

However, the Company was unable to secure that level of commitment. As a result, it was necessary for the Company to develop a revised financial plan which would allow the Company to continue operations at an expense level more consistent with its then current cash flow from operations. As a result, in May 2001 the Company closed its 7 remaining field sales offices and one of its call centers and laid off approximately 250 employees.

         In mid May 2001, Metrocall announced that it was terminating the merger agreement. The Company determined that its best course was to pursue a stand alone reorganization, a financing transaction or a strategic combination through the bankruptcy process.

         7.       DIP FINANCING

         On July 17, 2001, the Bankruptcy Court approved $15 million of debtor-in-possession financing. The DIP financing was provided by the two principal lenders on the Prepetition Bank Credit Facility. During the third quarter of 2001, the Company borrowed and paid back $1.0 million on the DIP Facility. Total fees and interest incurred on the DIP Facility for the year ended December 31, 2001 were approximately $676,000. The commitment to loan expired on December 31, 2001, at which time there was no balance outstanding under the DIP financing.

         In connection with the DIP Financing Order and upon the agreement of the Committee, the Bankruptcy Court entered an order under section 105(d) of the Bankruptcy Code for the benefit of the Holders of Secured Credit Facility Claims, the DIP Lenders and the Committee, ordering the Debtors to take certain steps to effectuate the auction and sale of the Debtors' business.

         8.       POST-PETITION BUSINESS DEVELOPMENTS

         In September 2001, the Company began focusing its resources on its core telecommunications wholesale business and its core strategic national accounts business. As part of the internal refocusing, the Company announced on October 31, 2001 that it would be eliminating its National Retail SBU and streamlining its operations by consolidating its distribution and sales efforts into two SBUs
- Carrier Services and Business Sales. This consolidation resulted in RIF's in November and December 2001. By year end, the Company had laid off most of its National Retail SBU employees, closed all but one of its call centers, consolidated its distribution and warehouse facilities and further reduced the personnel in its corporate headquarters. Approximately 320 positions were eliminated through these two RIF's. In addition, the Company rejected through the bankruptcy process substantially all of its material contracts with its traditional and online retailers, which terminated its relationship with these retailers and allowed the Company to avoid paying significant continuing fees and costs that would otherwise have been associated with termination of these agreements.

         In December 2001, John Beletic resigned as Chief Executive Officer ("CEO") but retained his position as Chairman of the Board. The Company's Board of Directors then promoted N. Ross Buckenham to the position of CEO. Mr. Buckenham also retained his positions as President and a director of the Company. Upon taking the CEO position, Mr. Buckenham reorganized the Company's senior management staff and the duties held by some of the members of senior management.

         Pursuant to an order of the Bankruptcy Court under section 105(d) of the Bankruptcy Code, the Debtors prepared an offering memorandum for all their assets and business and a data room available to prospective purchasers or merger partners. With the assistance of Greenhill & Co., LLC ("Greenhill"), the Debtors' financial advisor, the Debtors solicited indications of interest from prospective acquirors, investors and merger partners. As a result, the Debtors received from Sun Capital Partners, Inc. ("Sun Capital") an offer to purchase substantially all of the Debtors' assets (the "Sun Offer").

         On January 29, 2002, the Debtors and Sun Capital entered into a letter of intent with respect to a sale transaction (the "Sale Transaction"). Broadly speaking, the Sale Transaction contemplated the purchase of substantially all of WebLink's assets (including the capital stock of PageMart PCS, Inc. and PageMart II, Inc.) by Sun Capital.

         Thereafter, the Debtors and Sun Capital attempted to negotiate the definitive documents for the Sale Transaction. However, the Sun Capital letter of intent has expired, discussions with Sun have been terminated and the Company is no longer pursuing the transaction. On April 26, 2002, the Bankruptcy Court entered an Order Granting Debtors' Oral Motion to Withdraw Motion Authorizing Debtor to Enter into Letter of Intent, Fixing the Date, Time and Place for Auction and Hearing on Motion to Sell Substantially All of the Debtors' Assets and to Assume and Assign Certain Executory Contracts and Unexpired Leases and for Objections Thereto, to Approve the Form and Manner of Notice, to Approve Termination Fee, Expense Reimbursement and Competitive Bidding Procedures, and Granting Other Relief.

         On May 13, 2002, the Debtors received an unsolicited proposal from Mr. Brad Scott, President of Network Services, LLC ("Network"), pursuant to which Mr. Scott offered to acquire all or substantially all of the assets and certain of the liabilities of the Debtors for consideration consisting of (i) $13 million cash; (ii) $1.5 million note; (iii) balance sheet cash in excess of $5 million; and (iv) warrants equal to 7.5% of the total equity of the buyer, with an aggregate exercise price of $4 million. The proposal was subject to conditions that Network obtain satisfactory financing and satisfactorily complete their due diligence. Network would not commence their due diligence procedures until the Bankruptcy Court had approved payment by the Debtors of Network's diligence expenses. The Debtors believe Mr. Scott's proposal is not a viable alternative to the Debtors' Plan, because it contains too many uncertainties and contingencies and fails to deliver sufficient value to satisfy the Priority Claims and the Secured Claims. The Debtors have considered Mr. Scott's proposal and determined not to pursue it.

         In late May 2002, another third-party investor/purchaser, with which the Company had from time to time held informal discussions, expressed an interest in acquiring the Debtors. The Debtors conducted several exploratory discussions with the potential purchaser regarding an investment in the Debtors as a part of the Plan. As a result of these discussions, on June 6, 2002, the Debtors presented to the Debtors' secured creditors and the Committee the principal terms and conditions of a proposed sale (the "Sale"). The Debtors and the Committee agreed to postpone the hearing on the adequacy of the Debtors' Disclosure Statement scheduled for June 14, 2002 to allow the interested parties to further discuss the terms of the Sale. Because no agreement was reached by all the principal parties, discussions with that party have been terminated and the Debtors are not currently pursuing the Sale.

         The Company has from time to time received other indications of interest in business combinations and similar transactions and may continue to receive and evaluate such indications of interest. There can be no assurance that any such other proposals would result in any amendment to the Plan or offer greater recoveries to the Holders of Claims.

         On June 3, 2002, Metrocall filed a petition under Chapter 11 of the Bankruptcy Code. Metrocall has filed a proposed plan of reorganization and disclosure statement in its Chapter 11 case stating that Metrocall's business objectives and operating strategy for 2002 and beyond will have a reduced focus on advanced messaging. Consequently, the number of 2way units (net) added by Metrocall in the second quarter of 2002 under Metrocall's strategic alliance agreements with the Company is no longer positive, but negative. Moreover, any decision by Metrocall to reject and terminate its agreements with the Company or any continued disruption of Metrocall's business that would prevent the Company from receiving payments from Metrocall under the strategic alliance agreements would further decrease the Company's recurring revenues significantly.

         As a consequence of Metrocall's negative net unit additions during the second quarter of 2002, as well as continued weakness in economic conditions generally, the Company's failure to expeditiously emerge from bankruptcy, and other factors, the Company had negative net 2way unit additions in the second quarter and expects net 2way unit additions to continue negative throughout the remainder of 2002 and the first quarter of 2003 (see "Commercial Viability of Wireless Data Services" in Section XII.F.3, below).

         The Debtors continue to file periodic and current reports as required under the Securities Exchange Act of 1934, as amended. These reports, including the annual report on Form 10-K for the fiscal year ended December 31, 2001 and quarterly report on Form 10-Q for the quarter ended March 31, 2002, are available without charge at the Debtors' website (www.weblinkwireless.com) or at the website of the Securities and Exchange Commission (www.sec.gov), or, upon request in writing to the Debtors, from the Debtors. These reports contain current information regarding Debtors' financial condition, revenues, assets and other important information about Debtors' business.

         9.       PRE-CONFIRMATION STRUCTURE ALTERNATIVE

         The Debtors, with the consent of the Holders of Class 2 Claims and the Committee, may elect to undertake a series of changes to reorganize their corporate structure (the "Partnership Restructuring") which they believe will facilitate the future conduct of the business including any disposition thereof. Should the Debtors elect to proceed with the Partnership Restructuring, they would propose these changes in one or more motions to the Bankruptcy Court and, if approval is obtained, implement the first steps of the Partnership Restructuring prior to the Effective Date of the Plan. However, if approval and implementation of all of these motions and steps cannot be obtained or effected prior to the Effective Date, the Debtors may elect to modify the Plan, which would permit the Partnership Restructuring to be effected as part of the implementation of the Plan on the Effective Date.

         The Partnership Restructuring would permit the Debtors to utilize a limited partnership as the primary vehicle for doing business. In the first step of the Partnership Restructuring, the Debtors would form a limited partnership ("WebLink LP"). PageMart PCS, Inc. and PageMart II, Inc. would then each contribute to WebLink LP the FCC licenses held by them in return for limited partnership interests. Thereafter, WebLink LP would form a new subsidiary to which it would contribute the FCC licenses. The Company would contribute to WebLink LP certain of its assets (principally plant, property and equipment) (subject to certain existing liens) in return for a general partnership interest and limited partnership interests.

         If those contributions, which require the approval of the Bankruptcy Court, are implemented prior to the Effective Date, WebLink LP would also file its own Chapter 11 case and join the Plan as a co-proponent and, pending the Effective Date, WebLink LP would lease back to the Company all or substantially all of the transferred plant, property and equipment. Upon the Effective Date of the Plan, the Company would transfer all or substantially all of its remaining assets to WebLink LP, and WebLink LP would assume all obligations of the Company that are not discharged in bankruptcy or paid by the Company on or before the Effective Date. Only those assets which cannot be transferred notwithstanding the powers of the Bankruptcy Court would be excluded from this transfer, and any such excluded assets would, to the full extent permitted by applicable law, thereupon be leased or subleased to WebLink LP.

         In the event the Debtors choose to effect the Partnership Restructuring, the Holders of Allowed Claims would be treated exactly as currently set out in the Plan (subject to a possible exception for a portion of the claims of the Holders of Class 2 and 3 Claims, described below); that is, the Holders of Allowed Claims in Classes 2, 3, 4, 5 and 6 would receive the same distributions (including shares of New Common Stock and New Warrants) in the same proportions and manner as currently contemplated by the Plan. Other than the Chief Officer Employment Agreements, which may be assumed by WebLink LP, the management and governance arrangements described in Section VI hereof would also be implemented in the manner currently contemplated by the Plan, and the Plan would remain unchanged in all other material respects.

         At the election of the Holders of Class 2 Claims, the New Notes may be issued, if the Partnership Restructuring is implemented, either by Reorganized WebLink or WebLink LP, in either case subject to guarantees and pledges of assets from Reorganized WebLink and its direct and indirect subsidiaries (including WebLink LP) customary for transactions of this type and in amount and kind substantially equivalent to the security arrangements currently in place in favor of the creditors under the Prepetition Bank Credit Facility and the Vendor Financing Arrangement. In the event the New Tranche A Term Notes, New Tranche B Term Notes, New Tranche C PIK Notes and/or New Tranche D PIK Notes are to be issued by WebLink LP, then, in the first step of the Partnership Restructuring described above, a portion of the obligations under the Prepetition Bank Credit Facility and the Vendor Financing Arrangement may be assumed by WebLink LP. The election of the Partnership Restructuring may require additional expenditure of cash for purposes of a legal or tax opinion and other incidental expenses.

D.       COMPONENTS OF THE PLAN; TREATMENT OF CLASSES OF CLAIMS AND INTERESTS

         1. TREATMENT OF PREPETITION BANK CREDIT FACILITY AND VENDOR FINANCING ARRANGEMENT

         Under the Plan, the Secured Credit Facility Claims shall be Allowed on the Effective Date in at least the amount of $80,608,555 (including the face amount of the outstanding letters of credit under the Prepetition Bank Credit Facility, and any accrued but unpaid interest and fees at the Petition Date) and shall be satisfied with (i) the

New Tranche A Term Notes; (ii) the New Tranche C PIK Notes; (iii) 2,168,536 shares of Issued New Common Stock; and (iv) 90.2% of any Excess Cash. Any and all deficiency claims are wholly addressed by the treatment described and such deficiency claims shall not be asserted or treated under Class 6.

         Under the Plan, the Secured Vendor Financing Claims shall be Allowed on the Effective Date in at least the amount of $8,715,474 (including any accrued and unpaid interest at the Petition Date), shall be satisfied with (i) the New Tranche B Term Notes; (ii) the New Tranche D PIK Notes; (iii) 234,464 shares of Issued New Common Stock; and (iv) 9.8% of Excess Cash. Any and all deficiency claims arising from the Secured Vendor Financing are wholly addressed by the treatment described and such deficiency claims shall not be asserted or treated under Class 6.

         2. TREATMENT OF THE WEBLINK NOTES, GENERAL UNSECURED CLAIMS AND CONVENIENCE UNSECURED CLAIMS

         (a) Under the Plan, each Holder of an Allowed Class 4 Claim (15% Exchange Note Claims), which Claims shall be Allowed in the aggregate amount of $207,270,000, will receive a Ratable Portion of (i) 60% of the Noteholders Issued New Common Stock, (ii) 60% of the Noteholders New Warrants, and (iii) 60% of the Noteholders Distribution Percentage of the New Tranche E PIK Notes.

         (b) Under the Plan, each Holder of an Allowed Class 5 Claim (11 1/4% Exchange Note Claims), which Claims shall be Allowed in the aggregate amount of $262,897,000, will receive a Ratable Portion of (i) 40% of the Noteholders Issued New Common Stock, (ii) 40% of the Noteholders New Warrants, and (iii) 40% of the Noteholders Distribution Percentage of the New Tranche E PIK Notes.

         (c) Under the Plan, the Holders of Allowed Class 6 Claims (General Unsecured Claims) will receive a Ratable Portion of (i) the General Unsecured Creditors Issued New Common Stock, (ii) the General Unsecured Creditors New Warrants, and (iii) the General Unsecured Creditors Distribution Percentage of the New Tranche E PIK Notes.

         (d) Under the Plan, the Holders of Allowed Class 7 Claims (Convenience Unsecured Claims) will receive $.05 Cash for each $1.00 of Allowed Class 7 Claim.

         The 60/40 split of Plan consideration among Class 4 and Class 5 was the result of negotiations among significant Holders of Class 4 and Class 5 claims whose representatives are members of the Committee. Acceptances of the Plan by Class 4 will be deemed to operate as a waiver of the benefits of the subordination provisions in the Indenture governing the 111/4% Exchange Notes.

         No fractional New Notes shall be distributed under the Plan. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of New Notes that is not in a denomination of $1,000, the actual distribution of New Notes shall be rounded as follows: (a) denominations of $500 or greater will be rounded to the next higher $1,000 denomination, and
(b) denominations of less than $500 will be rounded to the next lower $1,000 denomination. The total amount of New Tranche A Term Notes and New Tranche C PIK Notes to be distributed to Holders of Class 2 Claims, the total amount of New Tranche B Term Notes and New Tranche D PIK Notes to be distributed to Holders of Class 3 Claims and the total amount of New Tranche E PIK Notes to be distributed for the benefit of Holders of Class 4, 5 and 6 Claims shall be adjusted as necessary to account for the rounding.

         No fractional shares of New Common Stock or New Common Stock issuable upon exercise of New Warrants will be issued and no fraction of a cent will be paid to the Holders of any Claims. In lieu of any fractional shares or cents to which any such Holder would otherwise be entitled, the number of shares or cents will be rounded to the next greater or next lower whole number of shares of New Common Stock or cents, as follows: (a) fractions of 1/2 or greater will be rounded up to the next higher whole number, and (b) fractions of less than 1/2 will be rounded down to the next lower whole number.

         No distribution totaling less than $25 or less than five shares of New Common Stock or New Warrants exercisable for less than 5 shares of New Common Stock shall be made unless the Claimant submits a written request for such distribution to Reorganized WebLink.

         3.       TREATMENT OF EQUITY AND SUBORDINATED CLAIMS

         Under the Plan, Holders of Subordinated Claims and Holders of Interests will receive no distribution and will retain no property of the Debtors.

         Notwithstanding the foregoing, WebLink shall retain its interests in PageMart PCS, Inc. and PageMart II, Inc. and PageMart PCS, Inc. and PageMart II, Inc. shall be fully discharged of all Claims and any other interests.

         4.       CLASSIFICATION OF CLAIMS

         The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

                  Class l:          consists of all Claims against the Debtors accorded the
                                    priority and right of payment under subsection 507(a) of the
                                    Bankruptcy Code (including priority employee salary and wage claims to the extent not paid prior to confirmation pursuant to any first-day orders authorizing payment of prepetition wage, salary and benefits claims), other than a Priority Tax
                                    Claim or an Administrative Expense.

                  Class 2:          consists of all Secured Claims against the Debtors arising from or relating to the Prepetition Bank Credit Facility.  A
                                    Secured Claim against the Debtors consists of a Claim that is secured by a lien on property in which the Debtors have an interest, which lien is valid, perfected and enforceable
                                    under applicable law or by reason of a final order, or that is subject to setoff under section 553(a) of the Bankruptcy
                                    Code, to the extent of the amount subject to setoff, as
                                    applicable, as determined pursuant to section 506(a) of the
                                    Bankruptcy Code, or a Claim allowed under the Plan as a
                                    Secured Claim.

                  Class 3:          consists of all Secured Claims against the Debtors arising from or relating to the Vendor Financing Arrangement.

                  Class 4:          consists of Claims against the Debtors arising from or
                                    relating to the WebLink 15% Senior Discount Exchange Notes due 2005 and the Indenture, dated as of January 17, 1995,
                                    between PageMart Nationwide, Inc. and the United States Trust
                                    Company of New York, as trustee.

                  Class 5:          consists of Claims against the Debtors arising from or
                                    relating to the WebLink 111/4% Senior Subordinated Discount
                                    Exchange Notes due 2008 and the Indenture, dated as of January
                                    28, 1998, between PageMart Wireless, Inc. and the United
                                    States Trust Company of New York, as trustee.

                  Class 6:          consists of any Unsecured Claim against the Debtors that is not a WebLink Note Claim, Convenience Unsecured Claim or
                                    Subordinated Claim

                  Class 7:          consists of any Unsecured Claim against the Debtors that is not a WebLink Note Claim or a Subordinated Claim and that is
                                    Allowed in an amount of $20,000 or less.

                  Class 8:          consists of all Subordinated Claims.

                  Class 9:          consists of Interests against the Debtors arising from or
                                    relating to the WebLink Common Stock and the WebLink Warrants,
                                    and includes the Securities Claims which arise from litigation pertaining to the WebLink Common Stock.

         The following table summarizes the classification of Claims, projected aggregate amounts of such Class Claims and the projected recovery of such Classes. The assumptions made in determining such projected recoveries and the risk factors relating to the Plan are contained in Articles III and XIII herein, respectively.

         5.       TREATMENT OF CLASSES

         The treatment of Classes is summarized as follows:

                                                          PROJECTED
        CLASS                    DESCRIPTION             CLAIMS ($MIL)            PROJECTED RECOVERY
-----------------------    -----------------------    -------------------    ----------------------------
Unclassified Claims        Administrative Expenses        $3,500,000              paid in full on the
                                                      (estimate as of May           Effective Date
                                                           31, 2002)

Unclassified Tax Claims    Priority Tax Claims            $1,500,000          paid in full with interest
                                                      (estimate as of May    within 6 years of assessment
                                                           31, 2002)

Class l Claims             Other Priority Claims     Debtors believe that         paid in full on the
                                                     Class 1 Claims are de          Effective Date
                                                            minimis

Class 2 Claims             Secured Credit                 $80,608,555           (i) New Tranche A Term
                           Facility Claims                                     Notes; (ii) New Tranche C
                                                                              PIK Notes; (iii) 2,168,536
                                                                              shares of Issued New Common
                                                                               Stock; and (iv) 90.2% of
                                                                                      Excess Cash

Class 3 Claims             Secured Vendor                 $8,715,474            (i) New Tranche B Term
                           Financing Claims                                    Notes; (ii) New Tranche D
                                                                               PIK Notes; (iii) 234,464
                                                                              shares of Issued New Common
                                                                                Stock; and (iv) 9.8% of
                                                                                      Excess Cash

Class 4 Claims             15% Exchange Note             $207,270,000           (i) 60% of Noteholders
                           Claims                                              Issued New Common Stock,
                                                                              (ii) 60% of Noteholders New
                                                                               Warrants and (iii) 60% of
                                                                               Noteholders Distribution
                                                                              Percentage of New Tranche E
                                                                                       PIK Notes

Class 5 Claims             11 1/4% Exchange Note          $262,897,000          (i) 40% of Noteholders
                           Claims                                              Issued New Common Stock,
                                                                              (ii) 40% of Noteholders New
                                                                               Warrants and (iii) 40% of
                                                                               Noteholders Distribution
                                                                              Percentage of New Tranche E
                                                                                       PIK Notes

Class 6 Claims             General Unsecured              $14,000,000           Ratable Portion of (i)
                           Claims                     (estimate as of May     General Unsecured Creditors
                                                           31, 2002)           Issued New Common Stock,
                                                                                (ii) General Unsecured
                                                                              Creditors New Warrants, and
                                                                                (iii) General Unsecured
                                                                                Creditors Distribution
                                                                              Percentage of New Tranche E
                                                                                       PIK Notes

Class 7 Claims             Convenience Unsecured          $2,300,000          $.05 Cash for each $1.00 of
                           Claims                     (estimate as of May        Allowed Class 7 Claim
                                                           31, 2002)

Class 8 Claims             Subordinated Claims                $0                          0%
                                                    (Debtors have included
                                                        this class as a
                                                       precaution in the
                                                     event any portion of
                                                    any subordinated claim
                                                     under Section 510 of
                                                    the Bankruptcy Code is
                                                     unexpectedly Allowed)

Class 9 Claims             Interests                  Ownership interests                 0%
                                                      not expressed in $

         The amount of projected Administrative Expenses does not include cure costs for assumed executory contracts, unpaid accounts payable incurred in the ordinary course since May 23, 2001 and payments of retention bonuses over a 12-month period under the Key Employee Retention Plan.

         The amount of projected Class 6 Claims do not account for claims arising from executory contracts rejected by the Debtors, which will further dilute the distribution to Class 6 Claimants. For a summary of executory contracts that the Debtors have rejected to date, see Section XIII.H.

         6. ESTIMATED REORGANIZATION VALUE OF DISTRIBUTIONS TO UNSECURED CREDITORS UNDER THE PLAN

         The proposed treatment of Unsecured Claims under the Plan represents a fair and equitable distribution based on the reorganization value of the Debtors' businesses and the value of unencumbered assets which would be eligible for distribution to Holders of Unsecured Claims in a Chapter 7 liquidation.

         The Debtors retained Greenhill as their financial advisor. The Debtors asked Greenhill to estimate the reorganization value of the Debtors and, based on that value, estimate the reorganization value of Reorganized WebLink. The reorganization value was estimated by Greenhill to be approximately $30.0 million to $40.0 million as of August 31, 2002, the assumed Effective Date for the purpose of preparing this valuation analysis. The foregoing reorganization value (ascribed as of the date of this Disclosure Statement) reflects, among other things, factors discussed below, current financial market conditions, and the inherent uncertainty as to the achievement of the Projections.

         The foregoing valuation also reflects a number of assumptions, including a successful reorganization of WebLink's business and finances in a timely manner, the amount of available cash, market conditions, and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.

         In preparing the estimated reorganization value, Greenhill: (a) reviewed certain historical financial information of WebLink for recent years and interim periods; (b) reviewed certain internal financial and operating data of WebLink; (c) reviewed certain projected financial information of WebLink (the "Projections"); (d) met with certain members of senior management of WebLink to discuss WebLink's operations and future prospects; (e) considered certain economic and industry information relevant to WebLink's operating business; (f) reviewed the financial terms of certain offers made by third parties to acquire substantially all of WebLink's assets; (g) prepared a discounted cash flow analysis based on the Projections and sensitivities performed by Greenhill on the Projections; and (h) conducted such other analyses as Greenhill deemed appropriate under the circumstances. Although Greenhill conducted a review and analysis of WebLink's business, operating assets and liabilities and business plans, Greenhill assumed and relied on the accuracy and completeness of all financial and other information furnished to it by WebLink. No independent evaluations or appraisals of WebLink's assets or liabilities were sought or were obtained in connection therewith.

         In connection with estimating the reorganization value of the Debtors, Greenhill believes that it is inappropriate to value the estate using a market based approach, such as an analysis of the trading value of public companies comparable to that of the Debtors ("Comparable Company Analysis"). All of the Debtors' closest and most comparable public competitors either are currently or were recently in Chapter 11 or are themselves severely financially distressed. Accordingly, it is not practical to use such valuation metrics to estimate the Debtors' reorganization value.

         An estimate of reorganization value does not purport to be an appraisal, nor does it necessarily reflect the values that might be realized if assets were sold. The estimate of reorganization value prepared by Greenhill assumes that Reorganized WebLink continues as the owner and operator of its businesses and assets. Such estimate was developed solely for purposes of formulation of the Plan and the analysis of implied relative recoveries to creditors thereunder. Such estimate reflects computations of the estimated reorganization value of Reorganized WebLink through the application of various valuation techniques and does not purport to reflect or constitute an appraisal, liquidation value or estimate of the actual market values that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different from the amount set forth herein. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of reorganization value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Depending on the results of WebLink's operations or changes in the financial markets, Greenhill's valuation analysis as of the actual Effective Date may differ from that disclosed herein.

         In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by other factors not possible to predict. Accordingly, the reorganization value estimated by Greenhill does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization value ranges associated with Greenhill's valuation analysis.

         7.       LIQUIDATION ANALYSIS

         The Debtors believe that the Plan will produce a greater recovery for Holders of Claims than would be achieved in a Chapter 7 liquidation. Management of the Company prepared a liquidation analysis, set forth in Article III herein, to assist Holders of Claims to reach their determination as to whether to accept or reject the Plan. This liquidation analysis estimates the proceeds to be realized if the Debtors would be liquidated under Chapter 7 of the Bankruptcy Code. The Liquidation Analysis is based upon the assets and liabilities of the Debtors as of March 31, 2002 and incorporates estimates and assumptions developed by the Debtors which are subject to potentially material changes with respect to economic and business conditions, as well as uncertainties not within the Debtors' control.

         NO EFFECT TO CREDITOR RECOVERIES HAS BEEN ASSUMED FOR PROCEEDS FROM ANY CAUSES OF ACTION, INCLUDING PREFERENCE RECOVERIES, FRAUDULENT CONVEYANCES AND OTHER AVOIDANCE CLAIMS, OR ANY LITIGATION THAT THE DEBTORS MAY BE CAPABLE OF ASSERTING. THIS LIQUIDATION ANALYSIS DOES NOT, THEREFORE, INCLUDE ANY ESTIMATE OF THE NECESSARY EXPENSES TO LITIGATE SUCH CLAIMS.

E.       RISK FACTORS

         THERE ARE A VARIETY OF FACTORS THAT ALL IMPAIRED HOLDERS SHOULD CONSIDER PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. Such factors, which are described in more detail in Article XII herein, consist of the following and in each case likely impact the recoveries under the Plan:

         o the financial information contained in this Disclosure Statement has not been audited and is based upon an analysis of data available at the time of the preparation of the Plan and Disclosure Statement;

         o although the Debtors believe the Plan complies with all applicable standards of the Bankruptcy Code, the Debtors can provide no assurance that the Plan will comply with Section 1129 of the Bankruptcy Code and that the Plan will be confirmed by the Bankruptcy Court;

         o the Debtors will be required to request confirmation of the Plan without the acceptance of all Impaired Classes entitled to vote in accordance with subsection 1129(b) of the Bankruptcy Code;

         o any delays of either confirmation or effectiveness of the Plan could result in, among other things, increased professional fee claims and deterioration of the business of the Debtors;

         o the occurrence of any and all such contingencies which could affect distributions available to Holders under the Plan, however, will not affect the validity of the vote taken by the Impaired Classes entitled to vote on the Plan to accept or reject the Plan or require any revote by the Impaired Classes entitled to vote; and

         o the value of the securities to be issued under the Plan is uncertain and no established trading market exists for the securities to be issued under the Plan, and no assurance can be given that such a trading market will develop following the effectiveness of the Plan or, if a trading market for the New Securities develops, no assurance can be given as to the liquidity of such a trading market or as to the trading value of such securities.

F.       REORGANIZED WEBLINK

         Except as otherwise provided in the Plan, or any agreement, instrument or indenture relating thereto, on and as of the Effective Date, each Debtor shall remain in existence as a separate corporation, each with all of the powers of a corporation under the laws of the jurisdiction of incorporation, and all property of each Debtor's estate and all property acquired by the Estates, shall vest in Reorganized WebLink, free and clear of all Claims, liens, charges, or other encumbrances and Interests. On and after the Effective Date, Reorganized WebLink may operate its business and may use, acquire or dispose of property and compromise or settle any Claims or Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. In accordance with section

1109(b) of the Bankruptcy Code, nothing herein shall preclude any party in interest from appearing and being heard on any issue in the Chapter 11 Cases.

G.       POSTPETITION COMMITTEES

         On June 6, 2001, the United States Trustee for the Northern District of Texas (the "Trustee") appointed the Official Unsecured Creditors' Committee. On June 15, 2001, the Trustee amended the Official Unsecured Creditors' Committee. On August 20, 2001, the Trustee submitted the Second Amended Appointment of the Official Unsecured Creditors' Committee. On May 23, 2001, the Court entered an order approving the Committee's retention of Andrews & Kurth L.L.P. as counsel to the Committee.


                                       II.
                           THE PLAN OF REORGANIZATION

A.       INTRODUCTION

         The following summary and the other descriptions in this Disclosure Statement are qualified in their entirety by reference to the provisions of the Plan and its exhibits, a copy of which is annexed hereto as Exhibit A. It is urged that each Holder of a Claim or Interest carefully review the terms of the Plan.

         In general, a Chapter 11 plan of reorganization (i) divides claims and interests into separate classes, (ii) specifies the property that each class is to receive under the plan and (iii) contains other provisions necessary to the reorganization of the debtor. Under the Bankruptcy Code, "claims" and "interests" are classified rather than "creditors" and "shareholders" because such entities may hold Claims or Interests in more than one class. For purposes of this Disclosure Statement, the term "Holder" refers to the holder of a Claim or Interest, respectively, in a particular Class under the Plan.

         A Chapter 11 plan may specify that certain classes of Claims or Interests are either to be paid in full upon effectiveness of the plan or are to remain unchanged by the reorganization effectuated by the plan. Such classes are referred to as "unimpaired' and, because of such favorable treatment, are deemed to accept the plan. Accordingly, it is not necessary to solicit votes from the Holders of Claims or Interests in such classes. A Chapter 11 plan also may specify that certain classes will not receive any distribution of property or retain any claim against a debtor. Such classes are deemed not to accept the plan and, therefore, need not be solicited to vote to accept or reject the plan.

         THE FOLLOWING CLASSES ARE UNIMPAIRED UNDER THE PLAN, AND HOLDERS OF CLAIMS IN SUCH CLASSES ARE CONCLUSIVELY PRESUMED TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE:

         CLASS 1 OTHER PRIORITY CLAIMS

         THE FOLLOWING CLASSES WILL RECEIVE NO DISTRIBUTION NOR RETAIN ANY PROPERTY UNDER THE PLAN AND ARE CONCLUSIVELY PRESUMED TO HAVE REJECTED THE PLAN PURSUANT TO SECTION 1126(g) OF THE BANKRUPTCY CODE:

         CLASS 8 SUBORDINATED CLAIMS

         CLASS 9 INTERESTS

         Except as to Classes 2 and 3, payments and distributions to be made under the Plan will be made on the Effective Date or as soon thereafter as is practicable, or at such other time or times as are specified in the Plan. Payments and distributions to be made under the Plan to Classes 2 and 3 will be made on the Effective Date or as soon as practicable thereafter but, in any event, within 10 days after the Effective Date, unless otherwise agreed by the Holders of Class 2 Claims and/or the Holders of Class 3 Claims, as applicable.

         The Debtors believe that under the Plan, each Holder will obtain a recovery in an amount not less than the recovery which otherwise would be obtained if the assets of the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

B.       CLASSIFICATION OF CLAIMS AND INTERESTS

         1.       SUMMARY

         The categories of Claims and Interests and their treatment listed below, classify Claims and Interests for all purposes, including voting, confirmation and distribution pursuant to the Plan, except as otherwise provided herein, and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. Except as to Classes 2 and 3, a Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

         The classification of Claims and Interests pursuant to the Plan is as follows:

                             Class                          Status                Voting Rights
Class 1           -- Other Priority Claims                Unimpaired         -- not entitled to vote
Class 2           -- Secured Credit Facility Claims       Impaired           -- entitled to vote
Class 3           -- Secured Vendor Financing Claims      Impaired           -- entitled to vote
Class 4           -- 15% Exchange Note Claims             Impaired           -- entitled to vote
Class 5           -- 11 1/4% Exchange Note Claims         Impaired           -- entitled to vote
Class 6           -- General Unsecured Claims             Impaired           -- entitled to vote
Class 7           -- Convenience Unsecured Claims         Impaired           -- entitled to vote
Class 8           -- Subordinated Claims                  Impaired           -- not entitled to vote
Class 9           -- Interests                            Impaired           -- not entitled to vote

         2.       CLASSIFICATION AND TREATMENT

                  (a)      ADMINISTRATIVE EXPENSE CLAIMS

         Subject to the provisions of sections 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Claim (including any Allowed Administrative Claim of the Bank of New York in its capacity as indenture trustee under the indentures governing the 11 1/4 % Exchange Notes and 15% Exchange Notes) will be paid the full unpaid amount of such Allowed Administrative Claim in Cash on the Effective Date, or upon such other terms as may be agreed upon by such Holder and the Debtors or Reorganized WebLink or otherwise upon order of the Bankruptcy Court, provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan will be assumed on the Effective Date and paid or performed by Reorganized WebLink when due in accordance with the terms and conditions of the particular agreements governing such obligations or an order of the Bankruptcy Court. Notwithstanding any other provision hereof, (a) in connection with the foregoing, The Bank of New York, in its capacity as indenture trustee, (i) will have an Allowed Administrative Claim for its fees and expenses totaling no more than $150,000 to be paid upon approval by the Bankruptcy Court of a fee application with respect to such fees and expenses in accordance with the terms of this Plan, the Bankruptcy Code, the Bankruptcy Rules and any order of the Bankruptcy Court and (ii) will only be required to show, in connection with Allowance of its Administrative Claim, that its postpetition expenses and attorneys' fees are reasonable and necessary, and not that such indenture trustee made a "substantial contribution," as contemplated by section 503(b)(5) of the Bankruptcy Code, in the Chapter 11 Cases, and any Administrative Claim amount paid to such indenture trustee shall not exclusively diminish the distributions to Classes 4 or 5, (b) no member of Classes 4 or 5 will be entitled to an Administrative Claim or payment thereof on account of such holder's individual, postpetition expenses and attorneys' fees incurred in connection with either the 11 1/4 % Exchange Notes or the 15% Exchange Notes absent Allowance of an Administrative Claim pursuant to section 503(b)(5) of the Bankruptcy Code for "substantial contribution," and (c) any Claim by any holder of the 11 1/4 % Exchange Notes or the 15% Exchange Notes for such holder's individual, prepetition expenses and attorneys' fees will be disallowed by operation of the Plan or, if Allowed notwithstanding this provision or any objection to such expenses or fees, will be Allowed only as a Class 6 General Unsecured Claim.

                  (b)      PRIORITY TAX CLAIMS

         Each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date shall be paid Cash in an amount equal to the amount of such Allowed Claim in equal quarterly installments, with interest at 7% per annum (calculated based on the number of days in such quarter and a year of 365 days) or as determined by the Bankruptcy Court, over a period of six years from the assessment of such taxes, or shall be paid on account of its Allowed Claim on such other terms as have been or may be agreed upon by such Holder and the Debtors or otherwise upon order of the Bankruptcy Court. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (i) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced, (ii) survive the Effective Date and Consummation of the Plan as if the Chapter 11 Cases had not been commenced, and (iii) not be discharged pursuant to section 1141 of the Bankruptcy Code. All obligations of the Debtors in respect of Priority Tax Claims will be assumed on the Effective Date and paid or performed by Reorganized WebLink when due pursuant to the foregoing.

                  (c)      CLASS 1: OTHER PRIORITY CLAIMS (NOT IMPAIRED)

         Under the Plan, Class l consists of all Claims accorded the priority and right of payment under subsection 507(a) of the Bankruptcy Code (including priority employee salary and wage claims to the extent not paid prior to confirmation pursuant to any first-day orders authorizing payment of prepetition wage, salary and benefits claims), other than a Priority Tax Claim or an Administrative Expense. The legal, equitable and contractual rights of the Holders of Class l Claims are unaltered by the Plan. Unless the Holder of such Claim and the applicable Debtor agree to a different treatment, each Holder of an Allowed Class l Claim shall receive one of the following alternative treatments, at the election of the Debtors:

                           (1) to the extent due and owing on the Effective Date, such Claim will be paid in full in Cash on the Effective Date or as soon thereafter as is practicable by the Debtors or Reorganized WebLink;

                           (2) to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized WebLink when and as such Claim becomes due and owing in the ordinary course of business; or

                           (3) such Claim will be otherwise treated in a manner so that such Claim shall be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

         Any default with respect to any Class l Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date. Class l is not impaired and conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class l are not entitled to vote to accept or reject the Plan.

                  (d)      CLASS 2: SECURED CREDIT FACILITY CLAIMS (IMPAIRED).

         Under the Plan, Class 2 consists of all Secured Claims against the Debtors arising from or relating to the Prepetition Bank Credit Facility. Under the Plan, the Holders of Allowed Class 2 Claims will receive in the aggregate (by and through the Administrative Agent), (i) the New Tranche A Term Notes;
(ii) the New Tranche C PIK Notes; (iii) 2,168,536 shares of Issued New Common Stock; and (iv) 90.2% of any Excess Cash. Under the Plan, the Holders of Class 2 Claims are impaired.

                  (e)      CLASS 3: SECURED VENDOR FINANCING CLAIMS (IMPAIRED)

         Under the Plan, Class 3 consists of all Secured Claims against the Debtors arising from or relating to the Vendor Financing Arrangement. Borrowings under the Vendor Financing Arrangement are secured by the equipment purchased. Under the Plan, Holders of Allowed Class 3 Claims will receive in the aggregate
(i) the New Tranche B Term Notes; (ii) the New Tranche D PIK Notes; (iii) 234,464 shares of Issued New Common Stock; and (iv) 9.8% of Excess Cash. Class 3 is impaired.

                  (f)      CLASS 4: 15% EXCHANGE NOTE CLAIMS (IMPAIRED)

         Under the Plan, Class 4 consists of all Claims against the Debtors arising from or relating to the WebLink 15% Senior Discount Exchange Notes due 2005 and the Indenture, dated as of January 17, 1995, between PageMart Nationwide, Inc. and the United States Trust Company of New York, as trustee. Each Holder of an Allowed Class 4 Claim will receive a Ratable Portion of (i) 60% of the Noteholders Issued New Common Stock, (ii) 60% of the Noteholders New Warrants, and (iii) 60% of the Noteholders Distribution Percentage of the New Tranche E PIK Notes.

                  (g)      CLASS 5: 11 1/4% EXCHANGE NOTE CLAIMS (IMPAIRED)

         Under the Plan, Class 5 consists of all Claims against the Debtors arising from or relating to the WebLink 11 1/4% Senior Subordinated Discount Exchange Notes due 2008 and the Indenture, dated as of January 28, 1998, between PageMart Wireless, Inc. and the United States Trust Company of New York, as trustee. Each Holder of an Allowed Class 5 Claim will receive a Ratable Portion of (i) 40% of the Noteholders Issued New Common Stock, (ii) 40% of the Noteholders New Warrants, and (iii) 40% of the Noteholders Distribution Percentage of the New Tranche E PIK Notes.

                  (h)      CLASS 6: GENERAL UNSECURED CLAIMS (IMPAIRED)

         Under the Plan, Class 6 consists of any Unsecured Claim against the Debtors that is not a WebLink Note Claim, Convenience Unsecured Claim or Subordinated Claim. Each Holder of an Allowed Class 6 Claim will receive a Ratable Portion of (i) the General Unsecured Creditors Issued New Common Stock,
(ii) the General Unsecured Creditors New Warrants and (iii) the General Unsecured Creditors Distribution Percentage of the New Tranche E PIK Notes. Class 6 is impaired.

                  (i)      CLASS 7: CONVENIENCE UNSECURED CLAIMS (IMPAIRED)

         Under the Plan, Class 7 consists of (a) any Unsecured Claim in an Allowed Amount of $20,000 or less, excluding any WebLink Note Claim and any Subordinated Claim. The Holders of Class 7 Claims will receive $.05 Cash for each $1.00 of Allowed Class 7 Claim. Class 7 is impaired.

                  (j)      CLASS 8: SUBORDINATED CLAIMS (IMPAIRED)

         The Subordinated Claims consist of (a) any Claim of any Person or Entity that is liable with the respective Debtor on or has secured the Claim of another creditor to the extent that such co-obligor's Claim is for indemnity, contribution, or reimbursement and is not Allowed on or before the Confirmation Date, (b) any Claim for penalties or punitive damages and any other Claim of the type described in section 726(a)(4) of the Bankruptcy Code (and notwithstanding the general inapplicability of Chapter 7 of the Bankruptcy Code), including any lien securing such Claim, and (c) any Claim subordinated under section 510 of the Bankruptcy Code and any lien securing such Claim, including but not limited to the Securities Claims.

         Under the Plan, Holders of Subordinated Claims will receive no recovery (excluding certain claims of officers and directors solely to the extent of available officers' and directors' insurance coverage). Class 8 is impaired, but because no distributions will be made to Holders of Class 8 Subordinated Claims nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 8 is not entitled to vote to accept or reject the Plan.

                  (k)      CLASS 9: INTERESTS (IMPAIRED)

         An Interest means any equity security of WebLink (as defined in section 101(16) of the Bankruptcy Code), including, but not limited to, all issued, unissued, authorized or outstanding shares or stock (including the WebLink Common Stock), together with any options or warrants to purchase or acquire such interests at any time (including the WebLink Warrants). Interests also include without limitation any and all Securities Claims

         Under the Plan, Class 9 consists of all Interests. The Holders of Interests shall neither receive any distributions nor retain any property under the Plan. All documents evidencing Interests issued or issuable before the Confirmation Date will be canceled, including, without limitation, WebLink Common Stock, WebLink Warrants and any other options or warrants to purchase or acquire any other equity interests of WebLink. Without limitation, any and all Securities Claims will be discharged on the Effective Date without distribution thereon, but such discharge is without prejudice to any recourse which the Holders of such Securities Claims may have against parties other than the Debtors. Class 9 is impaired, but because no distributions will be made to Holders of Class 9 Interests and such Holders will not retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 9 is not entitled to vote to accept or reject the Plan.

         Notwithstanding the foregoing, WebLink shall retain its interests in PageMart PCS, Inc. and PageMart II, Inc. and PageMart PCS, Inc. and PageMart II, Inc. shall be fully discharged of all Claims and any other equity interests.

                                      III.
                               FINANCIAL ANALYSIS

         The Debtors continue to file periodic and current reports as required under the Securities Exchange Act of 1934, as amended. These reports, including the annual report on Form 10-K for the fiscal year ended December 31, 2001 and the quarterly report on Form 10-Q for the quarter ended March 31, 2002, are available without charge at the Debtors' website (www.weblinkwireless.com) or at the website of the Securities and Exchange Commission (www.sec.gov), or, upon request in writing to the Debtors, from the Debtors. These reports contain current information regarding Debtors' financial condition, revenues, assets and other important information about Debtors' business.

A.       LIQUIDATION ANALYSIS

         Pursuant to section 1129(a)(7) of the Bankruptcy Code (sometimes called the "Best Interests Test"), the Bankruptcy Code requires that each Holder of an Impaired Claim or Interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such Holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on the Effective Date. The first step in meeting this test is to determine the dollar amount that would be generated from the hypothetical liquidation of the Debtors' assets and properties in the context of a Chapter 7 liquidation case. The gross amount of cash available would be the sum of the proceeds from the disposition of the Debtors' assets and the cash held by the Debtors at the time of the commencement of the Chapter 7 case. Such amount is reduced by the amount of any Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Debtors' business and the use of Chapter 7 for the purposes of a hypothetical liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code.

         The liquidation analysis was prepared by the Debtors' management, and not by Greenhill. A general summary of the assumptions used by the Debtors' management in preparing the liquidation analysis follows. The more specific assumptions are discussed below.

         1.       ESTIMATE OF NET PROCEEDS

         Estimates were made of the cash proceeds which might be realized from the liquidation of the Debtors' assets. The Debtors have assumed disposition of their business and other assets in multiple transactions, rather than the disposition of the Company as an entirety. The Chapter 7 liquidation period is assumed to average three months following the appointment of a Chapter 7 trustee. While some assets may be liquidated in less than three months, other assets may be more difficult to collect or sell, requiring a liquidation period substantially longer than three months; this time exceeding three months would allow for the collection of receivables, sale of assets and wind down of daily operations. There can be no assurance, however, that a trustee charged with liquidating the Company would be able to continue operating the Company for such a longer period, as explained more fully below. Liquidation values were assessed for general classes of assets by estimating the percentage recoveries which the Debtors might achieve through their disposition.

         2.       ESTIMATE OF COSTS

         The Debtors' costs of liquidation under Chapter 7 would include the fees payable to a Chapter 7 trustee, as well as those which might be payable to attorneys and other professionals that such a trustee may engage. Further, costs of liquidation would include any obligations and unpaid expenses incurred by the Debtors during the Chapter 11 Cases and allowed in the Chapter 7 Cases, such as trade obligations, compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed.

         3.       DISTRIBUTION OF NET PROCEEDS UNDER ABSOLUTE PRIORITY RULE

         The foregoing post-petition types of claims, costs, expenses, fees and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition priority and unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, and no equity holder would receive any distribution until all creditors are paid in full. THE DEBTORS BELIEVE THAT IN CHAPTER 7 CASES, HOLDERS OF WEBLINK NOTE CLAIMS, GENERAL UNSECURED CLAIMS, CONVENIENCE UNSECURED CLAIMS, SUBORDINATED CLAIMS AND INTERESTS WOULD RECEIVE NO DISTRIBUTIONS OF LIQUIDATION PROCEEDS.

         After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including (i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in Chapter 7 cases in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail, and (iii) substantial increases in claims which would be satisfied on a priority basis, THE DEBTORS HAVE DETERMINED THAT CONFIRMATION OF THE PLAN WILL PROVIDE EACH CREDITOR AND EQUITY HOLDER WITH A RECOVERY THAT IS EQUAL TO OR GREATER THAN IT WOULD RECEIVE PURSUANT TO A LIQUIDATION OF THE DEBTORS UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

         Moreover, the Debtors believe that the value of the distributions from the liquidation proceeds to each class of Allowed Claims in a Chapter 7 case would be the same or less than the value of distributions under the Plan because such distributions in a Chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the Claims and prepare for distributions. In the event litigation were necessary to resolve Claims asserted in the Chapter 7 cases, the delay could be further prolonged and administrative expenses further increased. The effects of this delay on the value of distributions under the hypothetical liquidation have not been considered.

         THE DEBTORS' LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS. Underlying the liquidation analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Company or a Chapter 7 trustee. The actual amounts of claims against the Estates could vary significantly from the Company's estimate, depending on the claims asserted during the pendency of the Chapter 7 cases. This liquidation analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments or other potential claims. No value was assigned to additional proceeds which might result from the sale of certain items with intangible value. This analysis also does not include potential recoveries from avoidance actions. Therefore, the actual liquidation value of the Debtors could vary materially from the estimates provided herein.

         The liquidation analysis set forth below is based on the book values of the Debtors' assets as of March 31, 2002. These values have not been subject to any review, compilation or audit by any independent accounting firm.

                             WEBLINK WIRELESS, INC.
                              LIQUIDATION ANALYSIS
                                   ($ in 000s)

                                                 UNAUDITED
                                                 ADJUSTED            ESTIMATED
                                                 BOOK VALUE          RECOVERY %               ESTIMATED LIQUIDATION PROCEEDS
                                                 MARCH 31,
                                                   2002           LOW          HIGH           LOW          HIGH           MID
                                                -----------   -----------   -----------   -----------   -----------   -----------
CURRENT ASSETS
   Cash and cash equivalents                         14,466           100%          100%  $    14,466   $    14,466   $    14,466
   Net Accounts Receivable                           25,529             5%           10%        1,276         2,553         1,915
   Inventory                                          2,634            50%           70%        1,317         1,844         1,580
   Other Current Assets                               5,882             0%            0%            0             0             0
NET FIXED ASSETS
   Network Equipment                                109,668             0%            0%            0             0             0
   Computer Equipment                                29,583             3%            5%          887         1,479         1,183
   Furniture & equipment                              4,200             5%           10%          210           420           315
   Leased Pagers                                      7,050             0%            0%            0             0             0
OTHER ASSETS
   NPCS licenses (net)                              120,756            10%           15%            0           750           375
   Other noncurrent assets (net)                     22,296             0%            0%            0             0             0
                                                -----------                               -----------   -----------   -----------
     Total Assets/Estimated Liquidation Value   $   342,014                               $    18,157   $    21,512   $    19,834
                                                ===========                               ===========   ===========   ===========

LESS ESTIMATED COSTS ASSOCIATED WITH
 LIQUIDATION
   Chapter 7 Trustee Fees (3%)                                                            $      (545)  $      (645)  $      (595)
   Wind-down Operating Costs                                                                   (3,000)       (1,000)       (2,000)
   Professional Fees                                                                           (1,500)       (1,000)       (1,250)
                                                                                          -----------   -----------   -----------
     Total Costs Associated with Liquidation                                                   (5,045)       (2,645)       (3,845)
                                                                                          -----------   -----------   -----------

ESTIMATED CASH AVAILABLE FOR CLAIMS                                                       $    13,112   $    18,866   $    15,989

SECURED CLAIMS:
   Pre-Petition Bank Credit Facility (including
     letters of credit)                                                                   $   (80,608)  $   (80,608)  $   (80,608)
   Other Secured Debt                                                                          (8,715)       (8,715)       (8,715)
                                                                                          -----------   -----------   -----------
     Total Secured Claims                                                                 $   (89,323)  $   (89,323)  $   (89,323)
     Estimated % of recovery for secured
       creditors                                                                                   15%          21%           18%
ESTIMATED SHORTFALL                                                                       $   (76,211)  $   (70,457)  $   (73,334)
                                                                                          ===========   ===========   ===========
Available to general unsecured claimants and
 noteholders                                                                              $         0   $         0   $         0
Available to shareholders                                                                 $         0   $         0   $         0

         The Company has approached this liquidation analysis on an asset liquidation basis because the Company believes it is unlikely that the Company's assets could be sold as a "going concern" pursuant to a Chapter 7 liquidation. In order to continue operation of the business of the Company, a trustee would be required to (i) obtain an order from the Bankruptcy Court authorizing continued operation and (ii) file an application with the FCC requesting approval of the assignment of the Company's FCC licenses. There can be no assurance that the Bankruptcy Court would issue such an order or that the FCC would grant the assignment of the licenses to the trustee. If, however, the order were issued and the FCC permitted the assignment of licenses, the Company believes that the trustee would not be able to quickly consummate a sale of the business as a going concern. Such a sale would require the approval of the FCC, which the Company believes would require 60 - 180 days to obtain once the trustee has reached an agreement with a purchaser. Because of the current economic conditions in the telecommunications industry, and as the Company's recent experience with the abandoned Metrocall and Sun Capital transactions demonstrates, the Company expects a trustee to encounter significant difficulties in reaching an acceptable transaction quickly. During this period of operation, the Company must fund significant fixed costs of operating the network while revenues will dramatically shrink as a result of converting the Company's Chapter 11 proceeding to a Chapter 7 proceeding. The Company believes it would run out of cash to fund operations before a sale could be consummated.

         As a result of their consideration of all of these factors, the Company's management assumes that all networks would be shut down and no additional subscriber revenue would be earned and there would be no cash generated from operations and that, because of insufficient cash required to operate the business long enough to sell it as a going concern, the Chapter 7 trustee would be forced to liquidate the assets of the business separately.

         Although the Debtors propound the foregoing as their current, best estimate of the impact of a forced Chapter 7 liquidation as of the Effective Date, the foregoing is not intended to and does not bind or otherwise estop the Debtors, the Prepetition Lenders, Glenayre or the Committee from advocating a different value for one or more of the Debtors' assets in a Chapter 7 context or in the context of another plan of reorganization if the Plan is not confirmed.

         4.       FOOTNOTES TO LIQUIDATION ANALYSIS

CASH AND CASH EQUIVALENTS

         Cash consists of all cash in banks or operating accounts and liquid investments with maturities of three months or less and is assumed to be fully recoverable.

ACCOUNTS RECEIVABLE

         Accounts receivable consists of customer receivables for (i) the sale of one-way and two-way messaging services, (ii) the sale or lease of subscriber devices, (iii) non-recurring engineering fees, (iv) construction revenues related to the installation of transmitting and receiving equipment, and (v) non-airtime service revenues. The recovery of accounts receivable is based on management's estimate of collection, given such factors as the aging and historical collection patterns of the receivables, prepayments received from customers, and future service and warranty obligations. For the purposes of this liquidation analysis, it is assumed that the Company will not honor any service and warranty obligations due to the liquidation of the Company. As a result, the liquidation analysis assumes that a very low percentage of accounts receivable will be collected.

INVENTORY

         Inventory is comprised of new and used subscriber devices. The overall inventory recovery considers, among other things, reference to the financial condition of the Company's competitors that could be potential purchasers of the inventory, and is net of costs incurred to liquidate the inventories.

CURRENT ASSETS

         Other current assets consists primarily of miscellaneous prepaid expenses such as rent, insurance, maintenance, taxes, and deposits. Other current assets is assumed to have no estimated liquidation value.

NET FIXED ASSETS

         Net Fixed Assets includes network equipment, computer equipment, furniture and equipment and leased pagers.

         NETWORK EQUIPMENT: Network equipment includes, as its primary component, all radio transmission equipment (which includes all of the Company's transmitters, receivers, paging terminals, switches and other hardware throughout the United States). Management assumes that this equipment would have to be deconstructed and removed before resale as used equipment in a hypothetical Chapter 7 liquidation. Comparable sales values for used equipment were used as benchmarks, however, these values were then discounted by management to estimate liquidation value to take into account the excess equipment that would be placed into the market and the financial condition of the Company's competitors that could be potential purchasers of the equipment. A significant portion of the capitalized value of each transmitter site represents unrecoverable labor, wiring and site improvements.

         Management estimates that the deconstruction cost, whether conducted by the Company's employees or third-party contractors, for each transmitter and terminal site at $4,000 and $2,000, respectively. Total deconstruction costs are estimated at $8.9 million, which exceeds the estimated market value of the Company's network equipment. Therefore, the liquidation value of the Company's network equipment is estimated to be zero.

         FURNITURE AND EQUIPMENT: The value of furniture and equipment was based upon management's review of these assets and is assumed to have a negligible value because the cost of storing and selling used furniture is often more than its market value. No separate value has been ascribed in liquidation to leasehold improvements as the value of these improvements will either revert to the purchaser or lessor upon the sale or rejection of leases.

         LEASED PAGERS: Pagers leased to customers are assumed to have no estimated liquidation value because the Company will cease providing the services that it is contractually obligated to provide and it is unlikely that the pagers will be recovered from the customers.

NPCS LICENSES

         Although FCC narrowband PCS licenses may have value when sold as part of a going concern, the licenses revert to the FCC if the Company ceases providing messaging services for an extended period of time, so the low liquidation value is assumed to be zero. The high liquidation value shown is based upon the financial condition of the Company's competitors and the spectrum capacity that has recently been available in the market and an assumption that the Company is operated and a sale conducted in a manner that does not result in reversion of the narrowband PCS licenses to the FCC.

         Although the liquidation of the Company's tradename and other intangible assets may have value in a going concern, management assumes no liquidation proceeds from the sale of other intangible assets due to the uncertainty of realizable value.

OTHER NONCURRENT ASSETS

         Other noncurrent assets primarily include deferred financing costs, and other miscellaneous assets. Management assumes these assets to have no value in a liquidation.

TRUSTEE FEES

         Trustee fees and expenses is estimated at 3% of gross liquidation proceeds. No priority claims other than trustee and professional fees are assumed.

WIND-DOWN OPERATING COSTS

         Wind-down operating costs consists of corporate overhead, severance, stay bonuses, and other related costs to be incurred during the Chapter 7 liquidation period. Management assumes that the liquidation would occur over a three-month period and that such expenses, costs and overhead would decrease over time.

PROFESSIONAL FEES

         Professional fees represent the cost of Chapter 7 cases and include the fees and expenses of attorneys, accountants, appraisers and other professionals retained by the trustee. Based on management's review of the nature of these costs and the outcomes of similar liquidations, fees are estimated to average approximately $0.5 million per month for three months during the liquidation period.

B.       PROJECTIONS

         1.       RESPONSIBILITY FOR AND PURPOSE OF THE PROJECTIONS

         As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the bankruptcy court determine that confirmation is not likely to be followed by a liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies feasibility standards, the Debtors' management has, through the development of financial projections (the "Projections"), analyzed the ability of the Debtors to meet their obligations under the Plan to maintain sufficient liquidity and capital resources to conduct their business. The Projections were also prepared to assist each Holder of a Claim in Classes 2, 3, 4, 5, 6 and 7 in determining whether to accept or reject the Plan.

         The Projections should be read in conjunction with the assumptions, qualifications and footnotes to tables containing the Projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in WebLink's Annual Report on Form 10-K for the fiscal year ended December 31, 2001. The Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice. Due to changes in general economic conditions and factors impacting the Debtors' business and industry, the Debtors' management have frequently reviewed and revised their prior financial projections for the Debtors' business. Most of the assumptions about the operations of the business after the assumed Effective Date which are utilized in the Projections were prepared in June 2002 and were based, in part, on economic, competitive, and general business conditions prevailing at the time. While as of the date of this Disclosure Statement such conditions have not materially changed, any future changes in these conditions may materially impact the ability of the Debtors to achieve the Projections.

         THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. WEBLINK'S INDEPENDENT ACCOUNTANT HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

         THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, THE DEBTORS DO NOT INTEND TO, AND DISCLAIM ANY OBLIGATION TO (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW COMMON STOCK OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

         THE PROJECTIONS PROVIDED IN THE DISCLOSURE STATEMENT HAVE BEEN PREPARED EXCLUSIVELY BY THE DEBTORS' MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH

NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS' CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO REORGANIZED WEBLINK'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

         FINALLY, THE FOLLOWING PROJECTIONS INCLUDE ASSUMPTIONS AS TO THE ENTERPRISE VALUE OF REORGANIZED WEBLINK, THE FAIR VALUE OF ITS ASSETS AND ITS ACTUAL LIABILITIES AS OF THE EFFECTIVE DATE. REORGANIZED WEBLINK WILL BE REQUIRED TO MAKE SUCH ESTIMATIONS AS OF THE EFFECTIVE DATE. SUCH DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING ESTIMATES.

         2.       SUMMARY OF SIGNIFICANT ASSUMPTIONS

         The Debtors have developed the Projections (summarized below) to assist both creditors and shareholders in their evaluation of the Plan and to analyze its feasibility. THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS DESCRIBED BELOW. ACTUAL OPERATING RESULTS AND VALUES MAY AND WILL VARY FROM THOSE PROJECTED.

         PLAN TERMS AND CONSUMMATION: The Projections assume the reorganization will be consummated as of August 31, 2002 (the "Effective Date"). If the Effective Date does not occur by August 31, 2002, certain additional bankruptcy-related expenses will be generated and there is no assurance that, among other things, the level of customer and vendor support contemplated in the Projections can be maintained.

         FRESH START ACCOUNTING: In connection with the Plan, the Debtors will be required to restate their balance sheet in accordance with the principles of "fresh start" accounting. The Projections have been prepared consistent with the basic principles of fresh start accounting. These principles are contained in the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Under fresh start accounting principles, the Debtors will determine the reorganization value of Reorganized WebLink as of the Effective Date. This value will be allocated, based on estimated fair market values, to specific tangible or identifiable intangible assets. If the value exceeds the fair market value of the tangible and identifiable intangible assets, the excess will be recorded as "Reorganization Value in Excess of Amounts Allocable to Identifiable Assets". The Debtors are in the process of evaluating further how the reorganization value will be allocated to the Reorganized Debtors' various assets. It is likely that the final allocation will differ from the amounts presented herein. Such adjustments could be material.

         MACROECONOMIC FACTORS: The Projections assume that general economic conditions will improve in the latter half of 2002 and continue unchanged thereafter.

         INCOME STATEMENT

         REVENUES: Projected revenues are based on the Debtors' estimate of average revenue per unit, units in service and network revenue.

         NET UNIT ADDITIONS (LOSSES): Net unit additions (losses) are projected by estimating (i) net unit additions (losses) by sales channel for indirect sales channels, and (ii) gross unit additions less disconnected units (calculated from an estimated disconnect rate) by sales channel for direct sales channels. Units in service at December 31 of each year are estimated as follows:


                             ENDING UNITS IN SERVICE

            Year                 Wireless Data               Traditional Paging
            ----                 -------------               ------------------
            2002                 500,521                     628,022
            2003                 643,207                     479,714
            2004                 846,849                     402,578
            2005                 1,081,036                   350,669
            2006                 1,303,243                   303,813

         In general, traditional paging units are expected to decline substantially through 2006, largely offset over time by an increase in the number of wireless data units in service.

         AVERAGE REVENUE PER UNIT PER MONTH ("ARPU"): ARPU is estimated by sales channel for wireless data units and traditional paging units. Estimates are based on historical ARPU's trended for such factors as expected levels of competition, projected expenses and similar factors.

         NETWORK REVENUE: Network revenue includes non-recurring engineering fees, construction revenue related to the installation of transmitting and receiving equipment, non-airtime service revenue, service revenue related to units operating on frequencies licensed to other carriers and any network access revenues. Estimated network revenue is based on projected payments under existing contracts with other carriers and at least one expected significant new contract beginning in 2003. The Debtors assume that further network consolidation will occur as the traditional paging business declines.

         EXPENSES: Projected operating expenses are based upon current expense levels, projected expense reductions and changes in units in service and expected market conditions. Current expense levels reflect cost reductions in 2001 and 2002 focused on three main areas: (i) salary and related benefits, (ii) telecommunications expense and (iii) facilities. Projected expense reductions in salary and related benefits include further reduction in the size of the Company's workforce.

         EBITDA: EBITDA is defined as earnings before interest, taxes, depreciation and amortization, restructuring charges and retention expense.

         DEPRECIATION AND AMORTIZATION: Book depreciation is based on projected levels of capital expenditures and estimates of useful life of the Debtors' property, plant and equipment. Adjustments to the value of long term fixed or intangible assets are based on fresh-start accounting principles discussed in item (b) of this section.

         INCOME TAXES: The Debtors expect that they will have sufficient deductions from future activities and from retained federal income tax attributes to offset their projected income (before such deductions) through 2006. However, a deferred tax provision is provided for net income before taxes at a rate of 38% in accordance with generally accepted accounting principles.

         BALANCE SHEET

         WORKING CAPITAL: Changes in certain balance sheet accounts such as accounts receivable and accounts payable are based on historical ratios of such accounts to other accounts such as revenues, operating expenses, and capital expenditures. To project accounts receivable, the Debtors assumed approximately 45 days sales outstanding ("DSO") in 2002 through 2006. The projected accounts payable assumed approximately 15 days payables outstanding in 2002 through 2006.

         POST-REORGANIZATION INDEBTEDNESS: The projected long term debt balances reflect the indebtedness and terms thereof contemplated in the Plan.

         CASH FLOW STATEMENT

         CAPITAL EXPENDITURES: Capital expenditures are expected to range between $6.1 million in 2002 and $12.3 million in 2006 and are for new devices leased to new subscribers, computer hardware and software and maintenance of the Company's wireless network.

         3.       SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Except for historical information, statements contained in this Disclosure Statement and incorporated by reference, including the projections in this section, may be considered "forward-looking statements" within the meaning of federal securities law. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the effect on the Company's business of operating while in Chapter 11 bankruptcy proceedings; the ability of the Company to continue operating as a going concern and successfully emerge from bankruptcy pursuant to a reorganization plan that provides for the Company to remain substantially intact; economic conditions and consumer confidence generally in the United States; the impact of technological change in the telecommunications industry; the future cost and availability of network infrastructure and subscriber devices; the impact of competition from broadband and narrowband personal communications service providers; pricing pressures on wireless data and paging products and services; the timely market acceptance of new products and services such as two-way messaging; changes in regulation by the Federal Communications Commission and various state regulatory agencies; and potential technical problems relating to the Company's wireless data network. For additional information, see Section XII, Additional Considerations, and WebLink's filings with the Securities and Exchange Commission.

         4.       FINANCIAL PROJECTIONS

         The Projections prepared by the Debtors are summarized in the following tables. Specifically, the attached tables include:

   a. Projected consolidated balance sheet at August 31, 2002, including all estimated reorganization and fresh-start adjustments.

   b. Projected consolidated balance sheets at December 31, 2002, 2003, 2004, 2005 and 2006.

   c. Projected consolidated statements of operations for the fiscal years ended December 31, 2002, 2003, 2004, 2005 and 2006.

   d. Projected consolidated statements of cash flows for the fiscal years ended December 31, 2002, 2003, 2004, 2005 and 2006.

         These projections were not prepared to comply with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants. The Debtors' independent accountants and its financial advisors have neither examined nor compiled the accompanying projections and accordingly do not express an opinion or any other form of assurance with respect to the projections, assume no responsibility for the projections and disclaim any association with the projections.

             PROJECTED CONSOLIDATED BALANCE SHEET AT REORGANIZATION

                                                 ($ IN THOUSANDS)
                                                                                                                 PROJECTED
                                                   PROJECTED                                                   POST-EMERGENCE
                                                 PRE-EMERGENCE     REORGANIZATION      "FRESH START"             AUGUST 31,
                                                AUGUST 31, 2002    ADJUSTMENTS (1)      ADJUSTMENTS                 2002
                                                ---------------    ---------------    ---------------         ---------------
ASSETS
    CURRENT ASSETS
       Cash and cash equivalents                $        20,074    $       (14,056)                           $         6,018
       Accounts receivable, net                          13,562                                                        13,562
       Inventory                                          3,500                                                         3,500
       Other current assets, net                         11,083                                                        11,083
                                                ---------------    ---------------    ---------------         ---------------
          TOTAL CURRENT ASSETS                           48,219            (14,056)                --                  34,163
    Infrastructure and licenses, net                    251,635                       $      (204,063)(4)              47,572
    Other assets                                         22,061                               (20,061)(2)(3)            2,000
                                                ---------------    ---------------    ---------------         ---------------
          TOTAL ASSETS                          $       321,915    $       (14,056)   $      (224,124)        $        83,735
                                                ===============    ===============    ===============         ===============

LIABILITIES AND STOCKHOLDERS'
     EQUITY(DEFICIT)
    CURRENT LIABILITIES
       Accounts payable                         $        13,024    $        (3,181)                           $         9,843
       Deferred revenue                                  16,008                                                        16,008
       Other current liabilities                         18,537                                                        18,537
       Liabilities subject to compromise                592,027 (5)                          (592,027)                     --
                                                ---------------    ---------------    ---------------         ---------------
          TOTAL CURRENT LIABILITIES                     639,597             (3,181)          (592,027)                 44,389

    Other long-term liabilities                          10,854                               (10,257)(2)                 597
    Long-term debt                                                          38,750                                     38,750
    Stockholders' equity(deficit)                      (328,536)           (49,625)           378,161                      --
                                                ---------------    ---------------    ---------------         ---------------
          TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY(DEFICIT)         $       321,915    $       (14,056)   $      (224,124)        $        83,735
                                                ===============    ===============    ===============         ===============


(1) Includes reorganization expenses of $3.9 million, a cash distribution to the Prepetition Secured Lenders of $7.0 million, and the payment of $3.1 million of cure costs associated with assumed executory contracts.

(2) Includes the writedown of deferred equipment costs and deferred revenue established pursuant to the provisions of SAB 101. Amounts are written down as there is no fair-market value for this asset and liability.

(3)      Other assets are written down to their estimated fair market value.

(4) Infrastructure and licenses are written down to their estimated fair market value using a $40 million enterprise value. This value is not indicative of appraisal value.

(5) Includes the impairment of $12.2 million of trade accounts payable and $21.2 million of accrued interest.

                      PROJECTED CONSOLIDATED BALANCE SHEET

                                                    ($ IN THOUSANDS )
                                                         DEC. 31       DEC. 31       DEC. 31        DEC. 31       DEC. 31
                                                           2002          2003          2004          2005           2006
                                                       -----------   -----------    -----------   -----------   -----------
ASSETS

    CURRENT ASSETS
       Cash and cash equivalents                       $     7,077   $     3,056    $    12,665   $    22,139   $    14,216
       Accounts receivables, net                            11,634        11,767         13,568        15,989        18,022
       Inventory                                             3,500         3,500          3,500         3,500         3,500
       Other current assets, net                            10,929        10,479         10,867        11,212        11,578
                                                       -----------   -----------    -----------   -----------   -----------
    TOTAL CURRENT ASSETS                                    33,140        28,801         40,601        52,840        47,316
    INFRASTRUCTURE AND LICENSES, NET                        47,934        43,135         44,764        45,052        45,129
                                                       -----------   -----------    -----------   -----------   -----------
TOTAL ASSETS                                           $    81,074   $    71,936    $    85,364   $    97,891   $    92,444
                                                       ===========   ===========    ===========   ===========   ===========

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
    CURRENT LIABILITIES
       Accounts payable                                $     9,397   $     9,552    $    10,011   $    10,102   $    10,322
       Deferred revenue                                     12,621         5,540          2,712         1,607         1,083
       Other current liabilities                            18,005        18,269         19,357        20,508        21,661
       Current portion long term debt                        1,280            73              0             0             0
                                                       -----------   -----------    -----------   -----------   -----------
    TOTAL CURRENT LIABILITIES                               41,303        33,435         32,080        32,217        33,066
    LONG-TERM DEBT                                          39,422        40,979         42,811        37,303             0
    DEFERRED INCOME TAXES                                        0             0          4,921        11,723        23,503
    STOCKHOLDER'S EQUITY (DEFICIT)                             349        (2,478)         5,551        16,649        35,875
                                                       -----------   -----------    -----------   -----------   -----------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)   $    81,074   $    71,936    $    85,364   $    97,891   $    92,444
                                                       ===========   ===========    ===========   ===========   ===========

                 PROJECTED CONSOLIDATED STATEMENT OF OPERATIONS


                                                       ($ IN THOUSANDS)
                                                           DEC. 31        DEC. 31        DEC. 31        DEC. 31       DEC. 31
                                                             2002           2003           2004          2005           2006
                                                          -----------    -----------    -----------   -----------   -----------
Recurring Revenue
    Airtime/Service - Wireless Data                       $    65,625    $    63,784    $    84,014   $   100,326   $   121,908
    Airtime/Service - Traditional Paging                       72,109         47,044         37,700        32,671        29,383
    Lease Revenue                                               6,192          6,075          6,345         8,008         9,394
                                                          -----------    -----------    -----------   -----------   -----------
    TOTAL RECURRING REVENUE                                   143,925        116,902        128,059       141,005       160,685
Network Revenue                                                 4,155          5,045          9,257         3,949         1,437
Equipment Revenue                                               6,058          1,686          4,534         7,836         7,534
                                                          -----------    -----------    -----------   -----------   -----------
    TOTAL REVENUE                                             154,138        123,634        141,849       152,790       169,656
Cost of Equipment Sold                                          8,781          4,723          7,897        11,669        11,646
                                                          -----------    -----------    -----------   -----------   -----------
    NET REVENUE                                               145,357        118,911        133,953       141,121       158,010
Technical                                                      64,008         64,800         64,800        64,969        66,420
General & Administrative                                       41,592         33,842         33,493        34,891        36,760
Selling                                                        10,834          9,113          9,568        10,047        10,549
Non-Cash Compensation                                             198              0              0             0             0
Depreciation & Amortization                                    46,074         10,191         10,334        11,183        12,230
                                                          -----------    -----------    -----------   -----------   -----------
    TOTAL OPERATING EXPENSE                                   162,696        117,945        118,195       121,089       125,959
                                                          -----------    -----------    -----------   -----------   -----------
    OPERATING PROFIT                                      $   (17,339)   $       966    $    15,757   $    20,031   $    32,051
                                                          ===========    ===========    ===========   ===========   ===========
Interest Expense
    5% Notes                                                      325            975            975           975           746
    8% PIK Notes                                                6,518          1,693          1,832         1,157           299
                                                          -----------    -----------    -----------   -----------   -----------
    TOTAL INTEREST EXPENSE                                      6,843          2,668          2,807         2,132          1045
Restructuring/Reorg. Expense                                    8,109          1,125              0             0             0
                                                          -----------    -----------    -----------   -----------   -----------
PROFIT BEFORE TAX                                         $   (32,290)   $    (2,827)   $    12,950   $    17,899   $    31,006
                                                          ===========    ===========    ===========   ===========   ===========
    Income Taxes                                                    0              0          4,921         6,802        11,782
NET INCOME                                                    (32,290)        (2,827)         8,029        11,097        19,224
Other                                                           1,027              0              0             0             0
Net Income available to common stock                          (33,317)        (2,827)         8,029        11,097        19,224
EBITDA (EXCL. RESTRUCTURING EXPENSE)                      $    28,923    $    11,157    $    26,091   $    31,214        44,281
                                                          ===========    ===========    ===========   ===========   ===========

                                       PROJECTED CASHFLOW STATEMENT

                                                       ($ IN THOUSANDS)
                                                           DEC. 31        DEC. 31        DEC. 31        DEC. 31        DEC. 31
                                                             2002           2003           2004           2005           2006
                                                          ----------     ----------     ----------     ----------     ----------
Net cash provided by operating activities                 $    6,178     $    1,371     $   21,572     $   27,609     $   41,986
Cash flow from investing activities - additions to
property and equipment, net                                   (6,070)        (5,392)       (11,962)       (11,471)       (12,306)
Cash flows from financing activities - repayment of
long - term debt (1)                                          (7,000)             0              0         (6,665)       (37,602)
                                                          ----------     ----------     ----------     ----------     ----------
Net increase (decrease) in cash and cash equivalents          (6,892)        (4,022)         9,610          9,473         (7,923)
       Cash and cash equivalents, beginning of period         13,970          7,077          3,056         12,665         22,139
                                                          ----------     ----------     ----------     ----------     ----------
Cash and cash equivalents, end of period                  $    7,077     $    3,056     $   12,665     $   22,139     $   14,216
                                                          ==========     ==========     ==========     ==========     ==========
Earnings before interest, income taxes, depreciation
  and amortization, and other operating expenses          $   28,923     $   11,157     $   26,091     $   31,214     $   44,281

(1) Year 2002 activities include payment of $7.0 million on emergence from bankruptcy; it is assumed that letters of credit in the approximate amount of $1.2 million will not be drawn by vendors. Years 2005 and 2006 activities relate to redemption of debt.

                                      IV.
    PROCEDURES FOR TREATMENT OF DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS

A.       RESOLUTION OF DISPUTED CLAIMS

         1.       PROSECUTION OF OBJECTIONS TO CLAIMS

         After the Confirmation Date, the Debtors and Reorganized WebLink shall have the exclusive authority to File objections and settle, compromise, withdraw or litigate to judgment objections to Claims. From and after the Confirmation Date, the Debtors and Reorganized WebLink may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

         For purposes of this paragraph, Claims shall include any Administrative Claims, Priority Claims, and all Claims and Interests included in Classes 1 through 9. Any objection to such Claims shall be served and filed on or before the later of (i) one hundred twenty (120) days after the Effective Date; (ii) thirty (30) days after a request for payment or Proof of Claim is timely filed and properly served upon the Debtors; or (iii) such other dates as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (i) hereof.

         2.       ESTIMATION OF CLAIMS

         The Debtors or Reorganized WebLink may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or Reorganized WebLink may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

         3.       PAYMENTS AND DISTRIBUTIONS ON DISPUTED CLAIMS

         Notwithstanding any provision in the Plan to the contrary, except as otherwise agreed by Reorganized WebLink in its sole discretion, no partial payments and no partial distributions will be made with respect to a Disputed Claim until the resolution of such disputes by settlement or Final Order. Subject to the provisions of Section 8.03 of the Plan, as soon as practicable after a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim will receive all payments and distributions to which such Holder is then entitled under the Plan. Notwithstanding the foregoing, any Person or Entity who holds both an Allowed Claim(s) and a Disputed Claim(s) will receive the appropriate payment or distribution on the Allowed Claim(s), although, except as otherwise agreed by Reorganized WebLink in its sole discretion, no payment or distribution will be made on the Disputed Claim(s) until such dispute is resolved by settlement or Final Order.

B.       ALLOWANCE OF CLAIMS AND INTERESTS

         Except as expressly provided in the Plan or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim or Interest shall be deemed Allowed, unless and until such Claim or Interest is deemed Allowed under the Bankruptcy Code or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim or Interest. Except as expressly provided in the Plan or any order entered in the Chapter 11 Cases, prior to the Effective Date (including the Confirmation Order), Reorganized WebLink after confirmation will have and retain any and all rights and defenses the Debtors had with respect to any Claim or Interest as of the date the Debtors filed their petitions for relief under the Bankruptcy Code. Pursuant to the Bankruptcy Code, all Claims of any entity that owes money to the Debtors shall be disallowed unless and until such entity pays the amount it owes the Debtors in full.

C.       CONTROVERSY CONCERNING IMPAIRMENT

         If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy before the Confirmation Date.

                                       V.
              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.       ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         Immediately prior to the Effective Date, all executory contracts or unexpired leases of the Debtors will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that (1) have been rejected by order of the Bankruptcy Court, (2) are the subject of a motion to assume or reject pending on the Effective Date (which shall thereafter be rejected, assumed, assigned, or otherwise treated in accordance with orders disposing of such motions), (3) are identified on a list to be Filed on or before the Confirmation Date, as to be rejected, or (4) are rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. All of the Debtors' insurance policies and any agreements, documents or instruments relating thereto, are treated as executory contracts under the Plan. Nothing contained herein or in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any entity, including, without limitation, the insurer under any of the Debtors' policies of insurance.

B.       CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES

         All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be Filed within thirty
(30) days after (i) the entry of the Confirmation Order by the Bankruptcy Court, or (ii) if arising from an executory contract or unexpired lease rejected after the entry of the Confirmation Order, the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of an executory contract or unexpired lease not Filed within such time will be forever barred from assertion against the Debtors or Reorganized WebLink, their Estates and property unless otherwise ordered by the Bankruptcy Court or provided in the Plan. All such Claims for which proofs of Claim are required to be Filed will be, and will be treated as, General Unsecured Claims subject to the provisions of Article 8 of the Plan.

C.       CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES ASSUMED

         Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or as soon as practicable thereafter or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of Reorganized WebLink or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

D.       INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

         The obligations of the Debtors to indemnify any Person or Entity serving at any time on or prior to the Effective Date as one of their directors, officers or employees by reason of such Person's or Entity's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtors' constituent documents, by a written agreement with the Debtors or the Delaware General Corporation Law, shall be deemed and treated as executory contracts that are assumed by Reorganized WebLink pursuant to the Plan and sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, provided, however, that (a) except for any insurance deductible amounts, which Reorganized WebLink shall assume, the rights and obligations of Reorganized WebLink in respect of the foregoing shall be satisfied solely from coverage afforded under any applicable director, officer and corporation liability insurance policies of the Debtors, up to the limits thereof, and the amount of indemnification claim which exceeds the amount available under the insurance policies will constitute a prepetition claim (Class 6) against the Estates and treated accordingly under the Plan and (b) the Debtors, their Estates, and their successors in interest, including Reorganized WebLink, shall not be entitled to collect on any Estate claim in or to such policies or the proceeds thereof unless and until all such indemnifications have been satisfied, settled, or paid in full from such policies and policy proceeds.

         The effect of the assumption of these indemnification obligations and the limitation on the recoveries Reorganized WebLink can make is generally that while former officers and directors, including any named in the pending litigation described in Section I.C.4, may have claims against the Debtors for indemnification, the recovery of other creditors generally under the Plan will not be affected by the payment of such claims by the Debtors.

         Currently, the Debtors are aware of one indemnification claim filed against the Debtors by certain Persons serving on or prior to the Effective Date as one of their directors, officers or employees.

E.       COMPENSATION AND BENEFIT PROGRAMS

         Except as otherwise provided in the Chief Officer Employment Agreements, the Severance Plan, the Restricted Stock Plan, and the Retention Incentive Bonus Plan, or as expressly provided in the Plan, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, and life, accidental death, and dismemberment insurance plans shall be deemed and treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. Accordingly, the obligations of the Debtors thereunder shall survive unimpaired and unaltered by entry of the Confirmation Order. All amounts earned pursuant to sales and commission plans and incentive bonus plans existing on the Effective Date will be paid in accordance with their terms.

                                      VI.
                      MEANS FOR IMPLEMENTATION OF THE PLAN

A.       CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN REORGANIZED
         WEBLINK

         Except in the case that the Debtors elect to effect the Partnership Restructuring, on and as of the Effective Date, each Debtor shall remain in existence as a separate corporation, each with all of the powers of a corporation under the laws of the jurisdiction of incorporation. Except in the case that the Debtors elect to effect the Partnership Restructuring, and except as otherwise provided in the Plan or any agreement, instrument or indenture relating thereto, including the New Credit Agreement, on or after the Effective Date, all property of the Estates shall vest in Reorganized WebLink, free and clear of all Claims, liens, charges, or other encumbrances and Interests. On and after the Closing Date, Reorganized WebLink may operate the business and may use, acquire or dispose of property and compromise or settle any Claims or Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. In accordance with section 1109(b) of the Bankruptcy Code, nothing in the Plan shall preclude any party in interest from appearing and being heard on any issue in the Chapter 11 Cases.

B. CANCELLATION OF NOTES, INSTRUMENTS, DEBENTURES, COMMON STOCK, OPTIONS, AND WARRANTS

         On the Effective Date, except to the extent provided otherwise in the Plan, all agreements, notes, instruments, certificates, and other documents evidencing (i) the Secured Credit Facility Claims, (ii) the Secured Vendor Financing Claims, (iii) the WebLink Note Claims, (iv) the Interests, including all WebLink Common Stock and WebLink Warrants and (v) any other Claims represented by an instrument or judgment, shall be canceled and deemed terminated, except the common stock of PageMart PCS, Inc. and PageMart II, Inc. owned by WebLink. On the Effective Date, except to the extent provided otherwise in the Plan or the Confirmation Order, any indenture relating to any of the foregoing, including, without limitation, the WebLink Note Indentures, shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code. The common stock interests in PageMart PCS, Inc. and PageMart II, Inc. to the extent owned by WebLink shall not be canceled or terminated and shall survive the Debtors' Chapter 11 Cases and reorganization and remain unaltered.

C.       ISSUANCE OF NEW SECURITIES; EXECUTION OF RELATED DOCUMENTS

         On the Effective Date or as soon as practicable thereafter, Reorganized WebLink shall issue and deliver all securities, notes, instruments, certificates, and other documents required to be issued or delivered pursuant to the Plan, each of which shall be distributed as provided in the Plan. Reorganized WebLink shall execute and deliver such other agreements, documents and instruments as are required to be executed pursuant to the terms of the Plan.

D.       SETTLEMENT OF DIP FINANCING

         On the Effective Date, any contracts, agreements, instruments and other documents evidencing the DIP Facility, any Debtor's obligations thereunder or any liens, charges or other encumbrances granted in connection therewith shall be canceled and deemed terminated.

E.       DIRECTORS AND OFFICERS

         Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, on or prior to the Confirmation Date, the identity and affiliations of any Person proposed to serve on the boards of directors of Reorganized WebLink (the "Board"). To the extent any such Person is an insider, the nature of any compensation for such Person will also be disclosed. The classification and composition of the boards of directors of Reorganized WebLink shall be consistent with the certificate of incorporation of the applicable reorganized Debtor. In the case of Reorganized WebLink Wireless, the board of directors shall consist of five directors; N. Ross Buckenham, as Chairman of the Board, three other directors to be designated by the Holders of Class 2 Claims and one other director to be designated by the Holders of Allowed Unsecured Claims (other than Convenience Unsecured Claims and Subordinated Claims), subject to the reasonable acceptance by the Holders of Class 2 Claims, provided, however, in the event the Holders of Allowed Unsecured Claims (other than Convenience Unsecured Claims and Subordinated Claims) fail to designate their designated director, the Holders of Class 2 Claims may do so. N. Ross Buckenham shall also be designated CEO and President of Reorganized WebLink. The officers of the Debtors shall be designated the officers of Reorganized WebLink. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the applicable reorganized Debtor's certificate of incorporation and by-laws and the Delaware General Corporation Law. See also Section XII.F.11 below.

         The proposed directors of Reorganized WebLink Wireless shall be disclosed in the Plan Supplement.

F.       CORPORATE GOVERNANCE

         On the Effective Date, each Debtor will amend its certificate of incorporation with the Secretary of the State of Delaware in accordance with
Section 303 of the Delaware General Corporation Law. The certificate of incorporation of each reorganized Debtor will, among other things, (i) prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code, (ii) in the case of Reorganized WebLink Wireless, limit the number of authorized shares of New Common Stock to 20,000,000 shares, (iii) prohibit cumulative voting for directors, (iv) in the case of Reorganized WebLink Wireless, prohibit any action by written consent of stockholders without a meeting, (v) eliminate, to the maximum extent permitted by the Delaware General Corporation Law, the personal liability of a director to the applicable Debtor or its stockholders for monetary damages for breach of duty as a director and (vi) indemnify directors, officers and, at the discretion of the board of directors, employees and agents of the corporation, to the extent permitted by Delaware General Corporation Law.

         On the Effective Date, the by-laws of Reorganized WebLink will be in substantially the form of the by-laws of WebLink, unless amended in accordance with the terms thereof and Section 303 of the Delaware General Corporation Law. The by-laws of each reorganized Debtor will, among other things, prescribe rules regarding (i) location of offices, (ii) meetings of stockholders, (iii) general powers of the directors and meetings of directors, (iv) general powers of the officers, and (v) other corporate governance issues.

G.       CORPORATE ACTION

         On the Effective Date, the adoption of the certificate of incorporation, by-laws, and the selection of directors and officers for the respective Debtors, as reorganized, shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the respective Debtors, and any corporate action required by the respective Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the respective Debtors. On the Effective Date, the appropriate officers of the respective Debtors and members of the board of directors of the respective Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the respective Debtors.

H.       EMPLOYMENT AND SEVERANCE PLANS

         1.       SEVERANCE PLAN

         In general, the Severance Plan provides for severance payments to employees at the level of director, vice president and senior vice president (excluding any officers that are party to a Chief Officer Employment Agreement) if any such employee's employment is terminated by Reorganized WebLink without cause within one year after a change in control of Reorganized WebLink. The severance payments are equal to annual base salary for executive officers and one-half of annual base salary for other participants. The term "cause" means, among other things, willfully engaging in conduct injurious to Reorganized WebLink, willful or continual failure to perform assigned duties and violation of written policies of Reorganized WebLink that would be a termination event under Reorganized WebLink's normal business practices. The Severance Plan contains non-competition and confidentiality provisions and conditions any payments made thereunder upon the delivery of a release by the affected employee. The Severance Plan shall be limited to no more than 36 participants.



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


         The Severance Plan shall be deemed approved by the Plan and the Confirmation Order. On the Effective Date, the Severance Plan will become effective.

         In addition to the Severance Plan, an additional $200,000 will be available for severance payments to other employees at the discretion of the Chief Executive Officer.

         2.       CHIEF OFFICER EMPLOYMENT AGREEMENTS

         Reorganized WebLink will enter into employment agreements with its President and Chief Executive Officer, N. Ross Buckenham, its Senior Vice President Operations, Douglas S. Glen, and its Vice President, Finance and Chief Financial Officer, Kelly Prentiss substantially in the form of the agreements attached hereto (the "Chief Officer Employment Agreements"). The Chief Officer Employment Agreements will become effective on the Effective Date. The Chief Officer Employment Agreements are summarized below.

         The Chief Officer Employment Agreement with N. Ross Buckenham as Chairman of the Board, President and Chief Executive Officer, provides for (i) an annual base salary of $450,000, which may be increased or decreased by the Board of Directors during the employment term and (ii) a transaction bonus (paid upon a change of control of the Company) equal to $350,000 plus 7% of the total proceeds net of transaction costs received between $20 million (less any consideration received from sales of tangible or intangible assets of the Company occurring prior to the change of control which was used to amortize bank debt (the "Partial Asset Sales Consideration")) and $40 million. As a retention bonus, the Company will pay Mr. Buckenham $112,500 on the Effective Date and on each 90th day thereafter for a period of 270 days from the Effective Date for a total retention bonus not to exceed $450,000. Thereafter, for the remaining term of the Agreement, Mr. Buckenham will participate in a performance bonus plan with a yearly bonus target amount equal to 100% of his base salary, paid in quarterly installments, based on achievement of EBITDA and free cash flow performance goals to be determined by the Company's Board of Directors. The Company will pay up to $12,000 per year toward Mr. Buckenham's continued participation in the Young Presidents Organization.

         The Chief Officer Employment Agreement with Douglas S. Glen as Chief Operating Officer provides for (i) an annual base salary of $250,000, which may be increased or decreased by the Board during the employment term, and (ii) a transaction bonus (paid upon a change of control of the Company) equal to $75,000 plus 1.5% of the total proceeds net of transaction costs received between $20 million (less any Partial Asset Sales Consideration) and $40 million. As a retention bonus, the Company will pay Mr. Glen $62,500 on the Effective Date and on each 90th day thereafter for a period of 270 days from the Effective Date for a total retention bonus not to exceed $250,000. Thereafter, for the remaining term of the Agreement, Mr. Glen will participate in a performance bonus plan with a yearly bonus target amount equal to 50% of his base salary, paid in quarterly installments, based on achievement of EBITDA and free cash flow performance goals to be determined by the Company's Board of Directors.

         The Chief Officer Employment Agreement with Kelly Prentiss as Chief Financial Officer provides for (i) an annual base salary of $200,000, which may be increased or decreased by the Board during the employment term, and (ii) a transaction bonus (paid upon a change of control of the Company) equal to $75,000 plus 1.5% of the total proceeds net of transaction costs received between $20 million (less any Partial Asset Sales Consideration) and $40 million. As a retention bonus, the Company will pay Mr. Prentiss $50,000 on the Effective Date and on each 90th day thereafter for a period of 270 days from the Effective Date for a total retention bonus not to exceed $200,000. Thereafter, for the remaining term of the Agreement, Mr. Prentiss will participate in a performance bonus plan with a yearly bonus target amount equal to 50% of his base salary, paid in quarterly installments, based on achievement of EBITDA and free cash flow performance goals to be determined by the Company's Board of Directors.

         Severance Benefits. A severance benefit will be paid under the Chief Officer Employment Agreements to the executive if, before the date that is 12 months following a change of control of the Company, his employment is terminated without cause, or he terminates his employment for good reason. In addition to being paid his accrued salary and bonus through the date of termination of employment, the executive will receive a lump sum severance payment equal to $600,000 in the case of Mr. Buckenham, $315,000 in the case of Mr. Glen, and $225,000 in the case of Mr. Prentiss. The Company will pay up to $12,336 in the aggregate for premiums for medical benefits under COBRA for Mr. Buckenham and his eligible dependents for a period of one year. In addition, the executives' restricted shares will become fully vested. The term "cause" means the willful and continued failure to carry out his duties or engaging in illegal conduct or gross misconduct that is materially and demonstrably detrimental to Reorganized WebLink. The term "good reason" means, in the case of Mr. Buckenham, the assignment of duties materially inconsistent with his position, a material diminution in his duties, or, in the case of any of the executives, a reduction of salary below $400,000 in the case of Mr. Buckenham, $210,000 in the case of Mr. Glen, or $150,000 in the case of Mr. Prentiss, or requiring him to reside in or be based at any office or location that is greater than 25 miles from Dallas, Texas.

         The Chief Officer Employment Agreements shall be deemed approved by the Plan and the Confirmation Order. On the Effective Date, the Chief Officer Employment Agreements will become effective.

I.       MANAGEMENT INCENTIVE PLANS

         RESTRICTED STOCK PLAN

         The Company will award shares of restricted common stock to the executives representing 10% of the Issued New Common Stock (300,000 shares), of which 150,000 shares will be awarded to Mr. Buckenham and the remaining 150,000 will be awarded to other members of management as determined by the Reorganized WebLink Board of Directors after the Effective Date. The restricted stock will vest monthly over 36 months, and will fully vest upon certain circumstances, including a change in control of the Company. The Restricted Stock Plan shall be deemed approved by the Plan and the Confirmation Order and, on the Effective Date, the Management Equity will be issued or reserved for issuance pursuant to the Restricted Stock Plan.

         RETENTION INCENTIVE BONUS PLAN

         The employees who participate in the Severance Plan will also participate in a retention incentive bonus plan (the "Retention Incentive Bonus Plan") (which will not include any officer that is a party to a Chief Officer Employment Agreement) which will replace any other existing bonus plans. The Retention Incentive Bonus Plan will provide participants additional compensation ranging from 0% to 50% of each participating executive officer's base salary and 0% to 20% of each other participant's base salary for a period through the end of the fourth full calendar quarter following the Effective Date. The bonus will be paid in four quarterly installments, each following the close of a full calendar quarter to those participants who remain employed by the Company at the end of the quarter and in amounts determined by the extent to which the Company achieves quarterly financial targets established by the Chief Executive Officer. After four installments, the Retention Incentive Bonus Plan will be replaced by an incentive compensation plan to be approved by the Board of Directors.

J.       SOURCES OF CASH FOR PLAN DISTRIBUTION

         All Cash necessary for Reorganized WebLink to make payments pursuant to the Plan shall be obtained from existing Cash balances, as well as the operations of the Debtors and Reorganized WebLink.

                                      VII.
                       PROVISIONS GOVERNING DISTRIBUTIONS

A.       DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE

         Except as otherwise provided in Article 7 of the Plan as to Classes 2 and 3 or as may be ordered by the Bankruptcy Court, distributions to be made on the Effective Date on account of Claims that are allowed as of the Effective Date and are entitled to receive distributions under the Plan shall be made on the Effective Date, or as soon as practicable thereafter; provided, however, that, in any case, distributions to Holders of Class 2 Claims and Holders of Class 3 Claims shall be on the Effective Date or as soon as practicable thereafter but, in any event, within 10 days after the Effective Date, unless otherwise agreed by the Holders of Class 2 Claims and/or the Holders of Class 3 Claims, as applicable. Distributions on account of Claims that become Allowed Claims after the Effective Date shall be made as detailed in Sections 7.03, 7.05 and 8.03 of the Plan.

         For purposes of determining the accrual of interest or rights in respect of any other payment from and after the Effective Date, Issued New Common Stock , New Notes and New Warrants to be issued under the Plan shall be deemed issued as of the Effective Date regardless of the date on which it is actually dated, authenticated or distributed; provided, however, that Reorganized WebLink shall withhold any actual payment until such distribution is made and no interest shall accrue or otherwise be payable on any such withheld amounts.

B. DISTRIBUTIONS BY REORGANIZED WEBLINK, THE ADMINISTRATIVE AGENT, THE INDENTURE TRUSTEE, AND THE PLAN TRUSTEE

         The distribution of New Tranche A Term Notes, New Tranche C PIK Notes, Cash and New Common Stock to be made on account of the Allowed Secured Credit Facility Claims shall be made by Reorganized WebLink to the Administrative Agent for delivery by the Administrative Agent to individual Holders of such Claims in accordance with the provisions of the Prepetition Bank Credit Facility, or as otherwise agreed between the Administrative Agent and any Holder of an Allowed Secured Credit Facility Claim.

         Notwithstanding the provisions of Section 5.02 of the Plan regarding the cancellation of the WebLink Note Indentures, the WebLink Note Indentures shall continue in effect to the extent necessary to allow Bank of New York, as indenture trustee to receive and make distributions pursuant to the Plan on account of the WebLink Notes. The liens in favor of the Indenture Trustee under
Section 7.07 of the WebLink Note Indentures shall remain fully enforceable to the extent that Indenture Trustee fees and expenses, including attorney fees and expenses, remain unpaid as of the Effective Date. Bank of New York, as indenture trustee will provide services related to distributions to the Holders of Allowed WebLink Note Claims and shall receive, from Reorganized WebLink, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments shall be made on terms agreed to with Reorganized WebLink and subject to required approvals by the Bankruptcy Court, if any.

         At the Debtors' election and with the Committee's consent which shall not unreasonably be withheld, all New Tranche E PIK Notes to be distributed under the Plan to Holders of Claims in Classes 4, 5 and 6 shall be held by the Plan Trustee pursuant to the Plan Trust Agreement for the benefit of the Class 4, 5 and 6 Claimants. Pursuant to the Plan Trust Agreement, the Plan Trustee shall hold the New Tranche E PIK Notes, collect payments thereon, enforce the provisions of the New Tranche E PIK Notes, including, the Holders' right to recoveries. The Plan Trustee providing services related to distributions to the Holders of Allowed Unsecured Claims shall receive, from Reorganized WebLink, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments shall be made on terms agreed to with Reorganized WebLink and subject to required approvals by the Bankruptcy Court, if any. Other than the distributions described above, Reorganized WebLink shall make all distributions required under the Plan.

C.       DELIVERY AND DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

         1.       DELIVERY OF DISTRIBUTIONS IN GENERAL

         Distributions to Holders of Allowed Claims shall be made at the address of the Holder of such Claim as indicated on records of the Debtors. Except as otherwise provided by the Plan or the Bankruptcy Code with respect to undeliverable distributions, distributions to Holders of Claims, if and to the extent provided in the Plan, shall be made in accordance with the Plan and distributions will be made to Holders of record as of the Distribution Record Date.

         2.       UNDELIVERABLE DISTRIBUTIONS

                  (a)      HOLDING OF UNDELIVERABLE DISTRIBUTIONS

         If any Allowed Claim Holder's distribution is returned to Reorganized WebLink as undeliverable, no further distributions shall be made to such Holder unless and until Reorganized WebLink is notified in writing of such Holder's then-current address. Undeliverable distributions shall remain in the possession of Reorganized

WebLink pursuant to Section 7.03 of the Plan until such time as a distribution becomes deliverable. Undeliverable Cash shall not be entitled to any interest, dividends or other accruals of any kind.

                  (b) AFTER DISTRIBUTIONS BECOME DELIVERABLE

         From time to time, Reorganized WebLink shall make all distributions that have become deliverable.

                  (c) FAILURE TO CLAIM UNDELIVERABLE DISTRIBUTIONS

         In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, the Debtors and Reorganized WebLink will file with the Bankruptcy Court a listing of Holders of unclaimed distributions. This list will be maintained for as long as the Bankruptcy Cases stay open. Any Holder of an Allowed Claim that does not assert a Claim pursuant to the Plan for an undeliverable distribution within six (6) months after the Effective Date shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against the Debtors or Reorganized WebLink or their property. In such cases, any Cash or securities held for distribution on account of such Claims shall be property of Reorganized WebLink, free of any restrictions thereon. Nothing contained in the Plan shall require the Debtors, Bank of New York, as indenture trustee or Reorganized WebLink to attempt to locate any Holder of an Allowed Claim.

D.       DISTRIBUTION RECORD DATE

         As of the Distribution Record Date, the transfer register for the WebLink Notes as maintained by the Debtors, Bank of New York, as indenture trustee, or their respective agents, shall be closed and the transfer of WebLink Notes, or any interest therein, will be prohibited. Moreover, the Debtors and Reorganized WebLink shall have no obligation to recognize the transfer of any WebLink Notes or other Claims occurring after the Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those Holders of record as of the Distribution Record Date.

E.       TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED

         Unless otherwise provided for in Article 3 of the Plan or agreed to by the Holder of a Claim and the Debtors, on the Effective Date, each Holder of an Allowed Claim against the Debtors shall be entitled to receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. Periodic distributions shall also be made, pursuant to Section 8.03 of the Plan, to Holders of Disputed Claims in any such Class whose Claims become Allowed from time to time. Such distributions shall also be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

F.       SETOFFS

         The Debtors and Reorganized WebLink may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and Causes of Action of any nature that the Debtors or Reorganized WebLink may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized WebLink of any such claims, rights and Causes of Action that the Debtors or Reorganized WebLink may possess against such Holder.

G.       SURRENDER OF CANCELED INSTRUMENTS OR SECURITIES

         Except as set forth in subsection 7.08 of the Plan, as a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the notes, instruments, securities or other documents canceled pursuant to Section 5.02 of the Plan, the Holder of such Claim shall tender the applicable notes, instruments, securities or other documents evidencing such Claim to WebLink, or, if directed by WebLink, Bank of New York, as indenture trustee. Any Cash or securities to be distributed pursuant to the Plan on account of any such Claim shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section 7.03 of the Plan.

         Any Holder of any Claim that fails to surrender or is deemed to have failed to surrender the applicable documents evidencing such Claim, including, without limitation, any notes, instruments or certificates, required to be tendered in the times required herein shall have its Claim relating to such applicable document discharged and shall be forever barred from asserting any such Claim against the Debtors or Reorganized WebLink or their property.

H.       LOST, STOLEN, MUTILATED OR DESTROYED DEBT SECURITIES

         Any Holder of a Claim evidenced by a WebLink Note or a note issued under the Prepetition Bank Credit Facility or the Vendor Financing Arrangement that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such WebLink Note or a note issued under the Prepetition Bank Credit Facility or the Vendor Financing Arrangement, deliver to WebLink, or if directed by WebLink, the Bank of New York, as indenture trustee: (1) evidence satisfactory to Reorganized WebLink of the loss, theft, mutilation or destruction; and (2) such security or indemnity as may be required by Reorganized WebLink and the Indenture Trustee to hold Reorganized WebLink and the Indenture Trustee harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim. Upon compliance with this procedure by a Holder of a Claim evidenced by a WebLink Note or a note issued under the Prepetition Bank Credit Facility or the Vendor Financing Arrangement, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such note or debenture.

I.       HART-SCOTT-RODINO COMPLIANCE

         Any shares of New Common Stock to be distributed under the Plan to any entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity, if any, shall have expired or been terminated and any objections raised by the applicable reviewing governmental agency shall have been resolved.

                                     VIII.
                              CONDITIONS PRECEDENT

A.       CONDITIONS PRECEDENT TO CONFIRMATION

         It shall be a condition to Confirmation of the Plan that the following condition shall have been satisfied or waived pursuant to the provisions of
Section 9.03 of the Plan:

                  o approval by the Bankruptcy Court of all provisions, terms and conditions of the Plan in the Confirmation Order.

B.       CONDITIONS PRECEDENT TO CONSUMMATION

         It shall be a condition to Consummation of the Plan that each of the following conditions shall have been satisfied or waived pursuant to the provisions of Section 9.03 of the Plan:

                  o the Confirmation Order, in form and substance reasonably acceptable to the Committee and the Holders of Class 2 Claims, shall have been signed by the Bankruptcy Court and duly entered on the docket for the Chapter 11 Cases by the Clerk of the Bankruptcy Court, which Confirmation Order shall be in form and substance acceptable to the Debtors;

                  o the Confirmation Order shall have been entered by the Bankruptcy Court and shall not be stayed;

                  o all Telecommunication Authorizations, and other authorizations, consents, regulatory approvals, rulings, letter, opinions or documents that are determined by the Debtors to be necessary to implement the Plan, have been obtained and are in full force and effect;

                  o the Effective Date shall occur within 45 days from the later of (i) the Confirmation Date and (ii) the date all Telecommunication Authorizations, and other authorizations, consents, regulatory approvals, rulings, letter, opinions or documents that are determined by the Debtors to be necessary to implement the Plan, have been obtained and are in full force and effect; and

                  o all conditions precedent, including without limitation, the payment of at least $6.75 million total Excess Cash to the Holders of Class 2 and Class 3 Claims, set forth in the New Credit Agreement shall have been satisfied or waived by the Holders of Class 2 Claims.

         If the Effective Date does not occur by the 45th day from the later of
(i) the Confirmation Date and (ii) all Telecommunication Authorizations, and other authorizations, consents, regulatory approvals, rulings, letter, opinions or documents that are determined by the Debtors to be necessary to implement the Plan, have been obtained and are in full force and effect, the Confirmation Order shall be deemed null and void and the Debtors and their creditors shall be restored to their original positions.

C.       WAIVER OF CONDITIONS

         With the prior written consent of the Holders of Class 2 Claims and the Committee, which consents shall not unreasonably be withheld, the Debtors, may waive any of the conditions to Confirmation of the Plan and/or to Consummation of the Plan set forth in Sections 9.01 and 9.02 of the Plan at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm and/or consummate the Plan.

D.       EFFECT OF NON-OCCURRENCE OF CONDITIONS TO CONSUMMATION

         If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors; (2) prejudice in any manner the rights of the Debtors, or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors in any respect.

                                      IX.
                   RELEASE, INJUNCTIVE AND RELATED PROVISIONS

A.       SUBORDINATION

         The classification and manner of satisfying all Claims and Interests and the respective distributions and treatments under the Plan take into account and/or conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled pursuant to Section 10.01 of the Plan.

B.       LIMITED RELEASES BY THE DEBTORS

         Except as otherwise specifically provided in the Plan, for good and valuable consideration, including, but not limited to, the service of the D&O Releasees to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, the D&O Releasees, on and after the Effective Date, are released by the Debtors and Reorganized WebLink and their subsidiaries from any and all claims (as defined in section 10l(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtors or their subsidiaries would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Person or Entity, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, except, in the case of the D&O Releasees, for claims or liabilities (i) in respect of any loan or advance of Cash by the Debtors or their subsidiaries to any such Person, (ii) in respect of any contractual obligation owed by such Person to the Debtors or their subsidiaries or (iii) based on the gross negligence, fraud or willful misconduct of such Person.

         As a condition to supporting the Debtors' Plan the Releasees (as defined below) seek certain releases by the Debtors. Without the support of these Releasees, the Debtors do not believe that their Plan could be confirmed. The Debtors have concluded that it is in the best interests of all constituencies to grant such requested releases. Therefore, except as otherwise specifically provided in the Plan, for good and valuable consideration, including, but not limited to, the service of the Holders of Class 2 Claims, the Holders of Class 3 Claims , the Ad Hoc Committee, the Committee and their Professionals (collectively, the "Releasees"), to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, the Releasees, on and after the Effective Date, are released by the Debtors and Reorganized WebLink and their subsidiaries from any and all claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtors or their subsidiaries would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Person or Entity, based in whole or in part upon the Chapter 11 Cases or the Plan, except for claims or liabilities based on the gross negligence, fraud or willful misconduct of such Releasee. The Debtors are not aware of any claims, obligations, rights, suits, damages, causes of action, remedies or liabilities that currently exist or will hereafter arise against the Releasees that are hereby being released. Moreover, the releases described herein do not bind parties other than the Debtors, except to the extent any claims of such parties are derivative from the Debtors.

C.       PRESERVATION OF RIGHTS OF ACTION

         Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized WebLink shall retain and may exclusively enforce any claims, rights and Causes of Action that the Debtors or the Estates may hold against any Person or Entity. Reorganized WebLink may pursue such retained claims, rights or causes of action, as appropriate, in accordance with the best interests of Reorganized WebLink. On the Effective Date, Reorganized WebLink shall not be deemed to waive and release any claims, rights or causes of action arising under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code held by Reorganized WebLink against any Person or Entity, and no Person or Entity (including, without limitation, any Holder of a Claim or Interest) may rely on the absence of any such claim, right or Cause of Action from the Schedules as a defense to such claim, right or Cause of Action. All such claims, rights and Causes of Action are being preserved notwithstanding Confirmation of the Plan, whether they are listed in the Schedules or whether they are enumerated in the Plan or Disclosure Statement. Each Person or Entity should consider its possible exposure thereon in determining whether to vote for or against the Plan or to object or not to object to Confirmation of the Plan in accordance therewith.

         1.       FRAUDULENT TRANSFERS

         Generally speaking, fraudulent transfer law is designed to avoid two types of transactions: (a) conveyances that constitute "actual fraud" upon creditors; and (b) conveyances that constitute "constructive fraud" upon creditors. In the bankruptcy context, fraudulent transfer liability arises under sections 548 and 544 of the Bankruptcy Code. Section 548 permits a bankruptcy trustee or a debtor-in-possession to "reach back" for a period of one year and avoid fraudulent transfers made by the Debtors or fraudulent obligations incurred by the Debtors. Section 544 permits a trustee or debtor-in-possession to apply applicable state fraudulent transfer law. Assuming that Texas state law were to apply, a bankruptcy trustee or debtor-in-possession could challenge conveyances, transfers or obligations made or incurred by the Debtors within the past four years, depending on the type of transfer. However, under section 544 of the Bankruptcy Code, in order to pursue a state law based fraudulent transfer action, it is necessary to establish that at the time of the challenged conveyance or obligation, there in fact existed a creditor whose claim remained unpaid as of the Petition Date. While the Debtors are not currently aware of any facts which support any fraudulent transfer claim, the Debtors reserve their rights to prosecute fraudulent transfer actions if they become aware of facts which support such an action. The Debtors have not conducted, and, to the knowledge of the Debtors, the Committee has not conducted any extensive pre-Effective Date investigation of potential fraudulent transfer actions. In the Debtors' view, any extensive pre-Effective Date investigation of potential fraudulent transfer actions is premature.

         2.       PREFERENCES

         Under federal bankruptcy law, a trustee in bankruptcy may avoid transfers of assets of the debtor as a "preferential transfer". To constitute a preferential transfer, the transfer must be (a) of the debtor's property, (b) to or for the benefit of a creditor, (c) for or on account of an antecedent debt,
(d) made while the debtor was insolvent, (e) made within 90 days before the filing of a bankruptcy petition or made within one year if to or for the benefit of an "insider" and (f) a transfer that enables the creditor to receive more than it would receive under a Chapter 7 liquidation of the debtor's assets. The Bankruptcy Code creates a rebuttable presumption that a debtor was insolvent during the 90 days immediately prior to the filing of its bankruptcy petition.

         Within the 90-day period immediately preceding the Petition Date, substantial payments were made by the Debtors for the following categories of expenses:

         (a) outside services (legal, accounting, financial advisors and consulting);

         (b) local, state and federal taxes (including property, sales, gross receipts and employee withholdings);

         (c) severance and other employee-related payments; and

         (d) trade vendor and related miscellaneous obligations.

         The Debtors have not conducted a full analysis of the payments described above to determine the propriety of such payments or the susceptibility to avoidance as preferences. The Debtors have not conducted, and, to the knowledge of the Debtors, the Committee has not conducted any extensive pre-Effective Date investigation of potential preference actions. A complete analysis would include a review of the amount of payment, the nature of goods or categories of payments and the availability of the various statutory defenses to preference liability to the recipients of such payments. The aggregate amount of such payments is significant. However, many of such payments were likely to have been paid in the ordinary course of operations. The Debtors reserve all of their rights to bring actions to avoid payments made within the applicable preference period which the Debtors determine were preferential within the meaning of the Bankruptcy Code.

D.       EXCULPATION

         The Debtors, Reorganized WebLink and the D&O Releasees and their respective members and Professionals (acting in such capacity) and the Holders of Class 2 Claims, the Holders of Class 3 Claims, the Ad Hoc Committee and the Committee and each of their respective members, officers, directors, employees, agents, partners, affiliates, representatives (including counsel and financial advisors) (acting in such capacity) shall neither have nor incur any liability to any Person or Entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any other act taken or omitted to be taken in connection with the Debtors' Chapter 11 Cases; provided, however, that the foregoing provisions shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct.

E.       INJUNCTION

         From and after the Effective Date, all Persons and Entities are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any claim, obligation, debt, right, Cause of Action, remedy or liability released or to be released pursuant to Article 10 of the Plan.

                                       X.
                            RETENTION OF JURISDICTION

         Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases after the Effective Date as legally permissible, including jurisdiction to:

         o allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims and Interests, and to consider and grant any appropriate extension of the time in which to object to any Claim;

         o grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

         o resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtors are parties or with respect to which the Debtors may be liable and to hear, determine and, if necessary, allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claims arising therefrom, including those matters related to the amendment after the Confirmation Date pursuant to Article 6 of the Plan to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

         o ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan, including ruling on any motion filed pursuant to Article 7 of the Plan;

         o decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

         o enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

         o resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan;

         o issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of the Plan, except as otherwise provided in the Plan;

         o resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article 10 of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

         o enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

         o consider any amendments to or modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

         o        hear any other matter not inconsistent with the Bankruptcy
                  Code;

         o determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement; and

         o        enter an order and/or final decree concluding the Chapter 11
                  Cases.

                                       XI.
                       PROCESS OF VOTING AND CONFIRMATION

         The following is a brief summary regarding the acceptance and confirmation of the Plan. Holders of Claims and Interests are encouraged to review the relevant provisions of the Bankruptcy Code and/or to consult their own attorneys. Additional information regarding voting procedures is set forth in the Notice accompanying this Disclosure Statement.

A.       VOTING INSTRUCTIONS

         This Disclosure Statement, accompanied by a Ballot to be used for voting on the Plan, is being distributed to Holders of Claims in Classes 2, 3, 4, 5, 6 and 7. Only such Holders are entitled to vote to accept or reject the Plan and may do so by completing the Ballot and returning it to the General Ballot Agent or Note Voting Agent, as applicable. IN LIGHT OF THE BENEFITS TO BE ATTAINED BY THE PLAN ON BEHALF OF EACH CLASS OF CLAIMS, THE DEBTORS, THE HOLDERS OF SECURED CLAIMS AND THE COMMITTEE RECOMMEND THAT HOLDERS OF CLAIMS IN EACH OF THE IMPAIRED CLASSES 2, 3, 4, 5, 6 AND 7 VOTE TO ACCEPT THE PLAN AND RETURN THE BALLOT.

         IN THE CASE OF CLASSES 2, 3, 6 AND 7, BALLOTS MUST BE RECEIVED BY LAIN FAULKNER & CO. (the "General Ballot Agent"), 400 North St. Paul, Suite 600, Dallas, Texas, 75201, ON OR BEFORE 4:00 P.M., PREVAILING CENTRAL TIME, ON AUGUST 16, 2002 (the "Voting Deadline"). ANY BALLOT RECEIVED AFTER THAT TIME MAY NOT BE COUNTED. ANY BALLOT WHICH IS EXECUTED BY THE HOLDER OF AN ALLOWED CLAIM BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED AN ACCEPTANCE OF THE PLAN

         IN THE CASE OF CLASSES 4 AND 5, BALLOTS MUST BE RECEIVED BY INNISFREE M&A INCORPORATED (the "Note Voting Agent"), 501 Madison Avenue, 20th Floor, New York, NY, 10022, ON OR BEFORE 5:00 P.M., PREVAILING EASTERN TIME, ON AUGUST 16, 2002 (the "Voting Deadline"). ANY BALLOT RECEIVED AFTER THAT TIME MAY NOT BE COUNTED. ANY BALLOT WHICH IS EXECUTED BY THE HOLDER OF AN ALLOWED CLAIM BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED AN ACCEPTANCE OF THE PLAN.

         THE GENERAL BALLOT AGENT AND THE NOTE VOTING AGENT WILL NOT ACCEPT FAXED BALLOTS OR BALLOTS SUBMITTED ELECTRONICALLY.

         Except to the extent the Debtors so determine or as permitted by the Bankruptcy Court, Ballots received after the Voting Deadline will not be accepted or counted by the Debtors in connection with the Debtors' request for confirmation of the Plan. The Debtors expressly reserve the right to amend, at any time and from time to time, the terms of the Plan (subject to compliance with the requirements of Section 1127 of the Bankruptcy Code). If the Debtors make a material change in the terms of the Plan or if the Debtors waive a material condition, the Debtors will disseminate additional solicitation materials and will extend the solicitation, in each case to the extent required by law.

         If a Ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing and, unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors to so act on behalf of a beneficial interest holder.

         Except as provided below or as ordered by the Court, unless the Ballot being submitted is timely submitted on or prior to the Voting Deadline, the Debtors may, in their discretion, reject such Ballot as invalid and, therefore, decline to utilize it in connection with confirmation of the Plan by the Bankruptcy Court.

         In the event a Claim is disputed or a designation is requested under section 1126(e) of the Bankruptcy Code, any vote to accept or reject the Plan cast with respect to such Claim will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

         Holders of Claims in Classes 2, 3, 6 and 7 should return their Ballots directly to the General Ballot Agent prior to the Voting Deadline.

         Beneficial Holders of Claims in Classes 4 and 5 should return their Beneficial Holder Ballots to their appropriate nominee, broker or other record holder in sufficient time to permit such nominee, broker or other record holder to timely complete and return the resulting Master Ballot to the Note Voting Agent prior to the Voting Deadline. Otherwise, the method of delivery of Ballots to be delivered to the Note Voting Agent is at the election and risk of each Holder of Claims in Classes 4 and 5.

         Except as otherwise provided in the Plan, such delivery will be deemed made only when actually received by the General Ballot Agent or the Note Voting Agent, as applicable. Instead of effecting delivery by mail, it is recommended that such Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery.

         Any Holder of Impaired Claims who has delivered a valid Ballot voting on the Plan may withdraw such vote solely in accordance with Rule 3018(a) of the Federal Rules of Bankruptcy Procedure.

         Subject to any contrary order of the Bankruptcy Court, the Debtors reserve the absolute right to reject any and all Ballots not proper in form, the acceptance of which would, in the opinion of the Debtors or their counsel, not be in accordance with the provisions of the Bankruptcy Code. Subject to contrary order of the Bankruptcy Court, the Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot unless otherwise directed by the Bankruptcy Court. The Debtors' interpretation of the terms and conditions of the Plan (including the Ballot and the Voting Instructions), unless otherwise directed by the Bankruptcy Court, shall be final and binding on all parties. Unless waived or as ordered by the Bankruptcy Court, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other person or entity will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will not be counted.

B.       CONFIRMATION HEARING

         Subsection 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan (the "Confirmation Hearing"). Subsection 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to confirmation of the Plan.

         The Bankruptcy Court has scheduled the Confirmation Hearing for August 22, 2002, before the Honorable Steven A. Felsenthal, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Northern District of Texas, Earl Cabell Federal Building, 1100 Commerce Street, 14th floor, Dallas, Texas 75242. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.

         Objections to confirmation of the Plan must be filed and served in such manner that it is received by 4:30 p.m., prevailing Central Time on or before August 16, 2002, in accordance with the Notice accompanying this Disclosure Statement. UNLESS OBJECTIONS TO CONFIRMATION ARE TIMELY SERVED AND FILED IN

COMPLIANCE WITH THE APPROVAL ORDER, THEY WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.       STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

         At the Confirmation Hearing, the Bankruptcy Court shall determine whether the requirements of section 1129 of the Bankruptcy Court have been satisfied. If so, the Bankruptcy Court shall enter the Confirmation Order. The Debtors believe that the Plan satisfies or will satisfy the applicable requirements, as follows:

         o The Plan complies with the applicable provisions of the Bankruptcy Code.

         o The Debtors, as Plan proponents, will have complied with the applicable provisions of the Bankruptcy Code.

         o The Plan has been proposed in good faith and not by any means forbidden by law.

         o Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable, or if such payment is to be fixed after the confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

         o With respect to each class of Impaired Claims or Interests, either each Holder of a Claim or Interest of such class has accepted the Plan, or will receive or retain under the Plan on account of such Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on such date under Chapter 7 of the Bankruptcy Code.

         o Each Class of Claims or Interests that is entitled to vote on the Plan has either accepted the Plan or is not impaired under the Plan.

         o Except to the extent that the Holder of a particular Claim will agree to a different treatment of such Claim, the Plan provides that Allowed Administrative Claims, and Allowed Other Priority Claims will be paid in full on the Effective Date or as soon as is practicable and that Allowed Priority Tax Claims will be paid in full with interest over a period of six years from assessment.

         o At least one Class of impaired Claims will accept the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of such class.

         o Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.

         o All fees of the type described in 28 U.S.C. Section 1930, including the fees of the United States Trustee, will be paid as of the Effective Date.

         The Debtors believe that (a) the Plan satisfies or will satisfy all of the statutory requirements of Chapter 11 of the Bankruptcy Code; (b) it has complied or will have complied with all of the requirements of Chapter 11; and
(c) the Plan has been proposed in good faith.

         1.       BEST INTERESTS OF CREDITORS TEST/LIQUIDATION ANALYSIS

         Before the Plan may be confirmed, the Bankruptcy Court must find (with certain exceptions) that the Plan provides, with respect to each Class, that each Holder of a Claim or Interest in such Class either (a) has accepted the Plan or (b) will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such person would receive or retain if the Debtors liquidated under Chapter 7 of the Bankruptcy Code.

         In Chapter 7 liquidation cases, unsecured creditors and interest holders of a debtor are paid from available assets generally in the following order, with no lower class receiving any payments until all amounts due to senior classes have been paid fully or payment provided for:

         o Secured creditors (to the extent of the value of their collateral).

         o        Priority creditors.

         o        Unsecured creditors.

         o Debt expressly subordinated by its terms or by order of the Bankruptcy Court.

         o        Interest Holders.

         As described in more detail in the Liquidation Analysis in Article III herein, the Debtors believe that the value of any distributions in Chapter 7 cases would be equal or less than the value of distributions under the Plan because such distributions in Chapter 7 cases may not occur for a longer period of time thereby reducing the present value of such distributions. In this regard, it is possible that distribution of the proceeds of a liquidation could be delayed for a period in order for a Chapter 7 trustee and its professionals to become knowledgeable about the Bankruptcy Case and the Claims against the Debtors. In addition, the fees and expenses of a Chapter 7 trustee would likely exceed those of the Estates' Representative, thereby further reducing cash available for distribution.

         2.       FINANCIAL FEASIBILITY

         The Bankruptcy Code requires the Bankruptcy Court to find, as a condition to confirmation, that confirmation is not likely to be followed by the liquidation of the Debtors or Reorganized WebLink or the need for further financial reorganization, unless such liquidation is contemplated by the Plan. Pursuant to the terms of the Plan, Reorganized WebLink believes it will possess sufficient cash to satisfy its post-petition obligations under the Plan.

         3.       ACCEPTANCE BY IMPAIRED CLASS

         The Bankruptcy Code requires, as a condition to confirmation, that each class of Claims or Interests that is impaired under the Plan accept the Plan, with the exception described in the following section. A class that is not "impaired" under a plan of reorganization is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required. A class is "impaired' unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or interest entitles the Holder of such claim or interest; (b) cures any default and reinstates the original terms of the obligation; or (c) provides that on the consummation date, the Holder of the claim or interest receives cash equal to the allowed amount of such claim or, with respect to any interest, any fixed liquidation preference to which the interest Holder is entitled or any fixed price at which the debtor may redeem the security.

         4.       CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED CLASSES

         Section 1129(b) of the Bankruptcy Code allows a Bankruptcy Court to confirm a plan, even if such plan has not been accepted by all impaired classes entitled to vote on such plan, provided that such plan has been accepted by at least one impaired class. Holders of Claims in Class 8 and Holders of Interests in Class 9 are impaired and are deemed to have rejected the Plan. Thus, the Debtors will seek the application of the statutory requirements set forth in
Section 1129(b) of the Bankruptcy Code for confirmation of the Plan despite lack of acceptance by all Impaired Classes.

         Section 1129(b) of the Bankruptcy Code states that notwithstanding the failure of an impaired class to accept a plan of reorganization, the plan shall be confirmed, on request of the proponent of the plan, in a procedure commonly known as "cram-down," so long as the plan does not "discriminate unfairly," and is "fair and equitable" with respect to each class of Claims or Interests that is impaired under, and has not accepted, the plan.

         The condition that a plan be "fair and equitable" with respect to a non-accepting class of secured claims includes the requirements that (a) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the plan and (b) each holder of a secured claim in the class receives deferred cash payments totaling at least the allowed amount of such claim with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant's interest in the debtor's property subject to the liens.

         The condition that a plan be "fair and equitable" with respect to a non-accepting class of unsecured claims includes the requirement that either:
(a) such class receive or retain under the plan property of a value as of the effective date of the plan equal to the allowed amount of such claim or (b) if the class does not receive such amount, no class junior to the non-accepting class may receive a distribution under the plan.

         The condition that a plan be "fair and equitable" with respect to a non-accepting class of equity interests includes the requirements that either:
(a) the plan provide that each holder of an interest in such class receive or retain under the plan, on account of such interest, property of a value, as of the effective date of the plan, equal to the greater of (i) the allowed amount of any fixed liquidation preference to which such holder is entitled; (ii) any fixed redemption price to which such holder is entitled; or (iii) the value of such interest; or (b) if the class does not receive such an amount as required under (a), no class of interests junior to the non-accepting class may receive a distribution under the plan.

                                      XII.
                            ADDITIONAL CONSIDERATIONS

         ALL IMPAIRED HOLDERS SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT, PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN.

A.       FINANCIAL INFORMATION; DISCLAIMER

         Although the Debtors have used their best efforts to ensure the accuracy of the financial information provided in this Disclosure Statement, the financial information contained in this Disclosure Statement has not been audited and is based upon an analysis of data available at the time of the preparation of the Plan and Disclosure Statement. While the Debtors believe that such financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to warrant or represent that the information contained herein and attached hereto is without inaccuracies.

B.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a general discussion of (1) certain federal income tax consequences of the Plan to the Holders of Class 2 through Class 7 Claims (together "Claims") and (2) certain federal income tax consequences of the Plan to the Company.

         This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), final, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). This discussion of the Company's view of certain federal income tax consequences of the Plan to the Holders of Claims and the Company is based on the advice of the Company's tax advisors. There can be no assurance that the Internal Revenue Service ("IRS") or a court will agree with the federal income tax consequences described below.

         This discussion provides general information only and does not describe all of the tax consequences that may be relevant to a Holder in light of its particular circumstances or to Holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, persons holding their investment in the Company underlying any Claim as part of a hedge, foreign Persons, holders whose functional currency is not the U.S. dollar, Persons subject to the alternative minimum tax or Persons to whom property was or is transferred in connection with the performance of services. In particular, this discussion does not address special tax rules that apply with respect to banks.

         THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN FOR HOLDERS AND THE COMPANY ARE COMPLEX. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MATTERS DISCUSSED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS.

         1.       FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE HOLDERS OF
                  CLAIMS

         The Company believes, and the following discussion assumes, that the issuance of New Common Stock, New Warrants and New Notes as contemplated by the Plan will be treated as a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code. In order for an exchange contemplated by the Plan to constitute a tax-free transaction for a Holder, in whole or in part, the investment in the Company underlying a Claim exchanged by a Holder must qualify as a "security" for federal income tax purposes, and the Holder must receive stock and/or securities of Reorganized WebLink Wireless in the exchange. Whether a particular debt instrument held by a Holder, or received under the Plan is considered a "security" for federal income tax purposes is based on a facts and circumstances test which depends upon the terms of the instrument at issue. In general, a debt instrument constitutes a "security" if it represents a participating, continuing interest in the issuer, rather than merely the right to receive cash. Accordingly, the term of the debt instrument is usually regarded as a significant (although not a dispositive) factor in determining whether the instrument is a security for federal income tax purposes. Furthermore, claims arising out of the extension of trade credit or litigation will not constitute securities for federal income tax purposes.

         The Company believes, and the following discussion assumes, that the 15% Exchange Notes underlying Class 4 Claims and the 11 1/4 % Exchange Notes underlying Class 5 Claims constitute securities and that the investment in the Company underlying the other Claims will not constitute securities for federal income tax purposes. Nevertheless, because a Holder's individual facts and circumstances may differ significantly, Holders are urged to consult their own tax advisors with respect to whether the investment in the Company underlying their Claims constitute securities for federal income tax purposes. In addition, Holders are urged to consult their own tax advisors with respect to whether any New Tranche E PIK Notes received by such Holder should be considered securities for federal income tax purposes.

                  (a)      FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF WEBLINK
                           NOTES

                           (i) New Tranche E PIK Notes are "Securities" for Federal income tax purposes and are issued by Reorganized WebLink Wireless

         Assuming the New Tranche E PIK Notes are issued by Reorganized WebLink Wireless and are considered securities for federal income tax purposes, and subject to the discussion in (iii) below with respect to accrued original issue discount, the federal income tax consequences to the Holders of WebLink Notes will be as follows:

         (1) A Holder of WebLink Notes will not recognize gain or loss in connection with the exchange of WebLink Notes for New Common Stock, New Warrants and New Tranche E PIK Notes;

         (2) The aggregate tax basis in the shares of New Common Stock, New Warrants and New Tranche E PIK Notes received by a Holder in the exchange will be equal to the Holder's adjusted tax basis in its WebLink Notes immediately prior to the Effective Date. Such tax basis will be allocated between a Holder's shares of New Common Stock, New Warrants and its New Tranche E PIK Notes in proportion to the relative fair market value of such securities determined on the Effective Date. (For this purpose, the fair market value of the New Tranche E PIK Notes will be equal to their principal amount); and

         (3) Assuming the WebLink Notes were, and the New Tranche E PIK Notes are, held as capital assets by a Holder, the holding period of the shares of New Common Stock, New Warrants and New Tranche E PIK Notes will include the holding period for the WebLink Notes for which they were exchanged.

                           (ii) New Tranche E PIK Notes are not "Securities" for Federal income tax purposes or are not issued by Reorganized WebLink Wireless

         Assuming the New Tranche E PIK Notes are not considered securities for federal income tax purposes or are not issued by Reorganized WebLink Wireless, and subject to the discussion in (iii) below with respect to accrued original issue discount, the federal income tax consequences to the holders of WebLink Notes will be as follows:

         (1) A Holder of WebLink Notes will recognize gain (but not loss), if any, in connection with the exchange of WebLink Notes for New Common Stock, New Warrants and New Tranche E PIK Notes in an amount equal to the lesser of (i) the principal amount of the New Tranche E PIK Notes received by such Holder and (ii) the difference between the amount realized in the exchange and the Holder's adjusted tax basis in the WebLink Notes exchanged. For this purpose, the amount realized by a Holder will equal the fair market value of New Common Stock and New Warrants received in the exchange determined on the Effective Date plus the principal amount of the New Tranche E PIK Notes received by such Holder. The character of any gain recognized by a Holder will depend upon the particular facts and circumstances relevant to a Holder, including the status of the Holder, whether the Claim was acquired at a discount, the purpose and circumstances of the acquisition of the investment underlying the Claim and the Holder's holding period in the investment;

         (2) The aggregate tax basis in the shares of New Common Stock and New Warrants received by a Holder in the exchange will be equal to the Holder's adjusted tax basis in its WebLink Notes immediately prior to the Effective Date reduced by the principal amount of the New Tranche E PIK Notes received by such Holder in the exchange and increased by the gain, if any, recognized by such Holder in the exchange. Such tax basis will be allocated between such Holder's shares of New Common Stock and New Warrants in proportion to the relative fair market value of each determined on the Effective Date. The initial tax basis in the New Tranche E PIK Notes received by a Holder will equal the principal amount of the New Tranche E PIK Notes received by such Holder; and

         (3) Assuming the WebLink Notes were, and the New Tranche E PIK Notes are, held as capital assets by a Holder, the holding period of the shares of New Common Stock and New Warrants received in exchange for WebLink Notes will include the holding period of the WebLink Notes for which they were exchanged. The holding period of the New Tranche E PIK Notes will begin on the day following the Effective Date.

                           (iii) Receipt of Consideration Attributable to Accrued Original Issue Discount

         Under Section 7.10 of the Plan, distributions to Holders are to be allocated first to the original principal portion of the Claim. There is no authority to the effect that such an allocation will be respected for federal income tax purposes when there are no adverse interests among the parties and, therefore, no assurance can be given that such an allocation will be sustained if it should be challenged by the IRS. In addition, it is unclear whether Holders are required to treat a portion of the New Common Stock, New Warrants or New Tranche E PIK Notes as "attributable" to any original issue discount ("OID") accrued during a Holder's holding period for its WebLink Notes prior to the Petition Date, or whether such OID that was previously included in income is treated as an integral part of the principal of such WebLink Notes. If a portion of the consideration must be "attributed" to a separate interest in such OID, a Holder may recognize a loss for federal income tax purposes in an amount equal to the excess, if any, of the amount of such OID over the fair market value of any portion of the New Common Stock, New Warrants and New Tranche E PIK Notes attributable to such OID. For this purpose the principal amount of the New Tranche E PIK Notes will be treated as fair market value. If a portion of the consideration is attributable to OID that had accrued in any taxable year for which a Holder has not filed its tax return or which a Holder has not previously included in income because it took the position that the collectibility of such OID was "doubtful", a Holder may be required to include such amounts in income. Holders will not take into account any New Common Stock, New Warrants and New Tranche E PIK Notes which are properly "attributable" to accrued original issue discount and any tax basis "attributable" to any accrued original issue discount in computing their gain realized in the exchange. Holders will have a tax basis in the relevant portion of the shares of New Common Stock, New Warrants and New Tranche E PIK Notes paid in respect of accrued original issue discount equal to their fair market value and such Holder's holding period in that portion of the New Common Stock, New Warrants and New Tranche E PIK Notes will begin on the day following the Effective Date. Holders are urged to consult their own tax advisors with respect to this issue.

                  (b) FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF OTHER CLAIMS

         Holders of Claims other than those represented by the WebLink Notes will recognize taxable gain or loss in an amount equal to the difference between the amount realized in the exchange and the Holder's adjusted tax basis in the investment underlying the Claim immediately prior to the Effective Date. For these purposes, the amount realized with respect to a particular class of Claims will be as follows:

         The amount realized for a Holder of Class 2 Claims and Class 3 Claims will equal (i) the fair market value of the New Common Stock received in the exchange determined on the Effective Date, plus (ii) the principal amount of the New Tranche A and B Term Notes and the New Tranche C and D PIK Notes, received by a Holder, plus (iii) any Cash received by a Holder.

         The amount realized for a Holder of Class 6 Claims will equal the fair market value of the New Common Stock and New Warrants received in the exchange determined on the Effective Date plus the principal amount of the New Tranche E PIK Notes received by a Holder.

         The amount realized for a Holder of Class 7 Claims will equal the amount of Cash received by the Holder.

         For these purposes, the amount realized does not include any amount attributable to accrued interest not previously included in the Holder's income which will be taxed as interest.

         The character of any gain or loss recognized by a Holder will depend upon the particular facts and circumstances relevant to a Holder, including the status of the Holder, the treatment of any interest previously included in income, whether the Claim was acquired at a discount, the purpose and circumstances of the acquisition of the investment underlying the Claim and the Holder's holding period in the investment.

         Under Section 7.10 of the Plan, distributions to Holders are to be allocated first to the original principal portion of the Claim. There is no authority to the effect that such an allocation will be respected for federal income tax purposes and, therefore, no assurance can be given that such an allocation will be sustained if it should be challenged by the IRS. A portion of the consideration received by a Holder in satisfaction of a Claim may, therefore, be allocated to accrued interest. If any portion of the distribution to a Holder were required to be allocated to accrued interest, such portion would be taxable to the Holder as interest income, except to the extent such interest was previously included in income.

         In the event that a Holder has previously reported accrued interest in income, and a portion of the consideration received by a Holder is allocated to such accrued interest, such an allocation would reduce the amount of gain, or increase the amount of loss, realized by a Holder. If any loss were a capital loss it would not offset any amount of the distribution that was treated as ordinary income (except, in the case of individuals, to the limited extent allowed under law).

         A Holder's tax basis in the shares of New Common Stock and New Warrants received by such Holder will be equal to their fair market value determined on the Effective Date, and the tax basis of New Notes received by such Holder will equal their principal amount. A Holder's holding period in its New Common Stock, New Warrants and New Notes will begin on the day following the Effective Date.

         HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE CHARACTER OF ANY GAIN OR LOSS RECOGNIZED IN THE EXCHANGE AND THE CONSEQUENCES OF HOLDING THE INVESTMENT IN THE COMPANY RECEIVED IN THE EXCHANGE.

         2. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE COMPANY AND REORGANIZED WEBLINK WIRELESS

         Based on the advice of Davis Polk & Wardwell, the Company intends to treat the transactions contemplated by the Plan in the following manner for U.S. federal income tax purposes:

         (1) The Company will not recognize any income, gain or loss in connection with the transactions contemplated by the Plan, including the Partnership Restructuring.

         (2) As a result of the exchanges contemplated by the Plan, the Company will realize income from the cancellation of indebtedness ("COD Income").

         (3) Any COD Income realized by the Company will be excluded from the Company's gross income for federal income tax purposes.

         (4) The Company will be required to reduce certain federal income tax attributes, including net operating loss carryovers and the basis of the Company's assets, by the amount of the COD Income excluded from gross income by reason of Section 108(a) of the Internal Revenue Code. The Company expects that all of the COD Income realized by the Company will be applied to reduce the Company's consolidated net operating loss carryovers.

         (5) Reorganized WebLink Wireless will succeed to the Company's net operating loss carryovers, capital loss carryovers and similar tax attributes, if any, remaining after the reduction described above. If "qualified creditors" of the Company own at least 50% of the stock of Reorganized WebLink Wireless as of the Effective Date, the generally applicable limitations on the use of net operating losses and other tax attributes following a change in ownership will not apply, unless the Company elects otherwise. For this purpose, "qualified creditors" include Holders of WebLink Notes that held such Notes for at least 18 months prior to the Petition Date, and the New Warrants received by creditors other than qualified creditors will be considered exercised. The Company will endeavor to discover if "qualified creditors" own at least 50% of the stock of Reorganized WebLink Wireless as of the Effective Date. If the Company were not treated under these rules as at least 50% owned by qualified creditors on the Effective Date, the generally applicable limitations on the use of net operating losses and other tax attributes following a change in ownership will apply with respect to Reorganized WebLink Wireless.

         Assuming at least 50% of the stock of Reorganized WebLink Wireless will be owned by qualified creditors, unless the election described below is made, no annual limitation will apply to Reorganized WebLink's use of net operating loss carryovers, if any, that remain after the reduction for COD Income described above and further reduction by the amount of interest deductions taken with respect to debt exchanged for stock pursuant to the Plan for three taxable years before the year in which the Effective Date occurs and for the portion of the taxable year ending on the Effective Date. The benefit of all of such attributes would be lost, however, as of the date of any change in ownership of Reorganized WebLink Wireless, as defined in Section 382 of the Internal Revenue Code, if it were to occur within two years after the Effective Date. Reorganized WebLink Wireless may, however, elect to treat the Plan as resulting in a current change in the ownership of the Company.

         If less than 50% of the stock of Reorganized WebLink Wireless will be owned by qualified creditors, or if Reorganized WebLink Wireless elects to treat the Plan as resulting in a change in ownership, Reorganized WebLink Wireless's use of any net operating loss carryovers, capital loss carryovers or similar tax attributes of the Company would be limited for periods following the Effective Date.

         3.       FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO WEBLINK LP

         The Partnership Restructuring may occur only upon receipt of an opinion satisfactory to the Company to the effect that, if the Partnership Restructuring occurs, (i) the tax basis in the assets contributed to WebLink LP and its subsidiaries will be the same as the tax basis of such assets in the hands of the Company and its subsidiaries immediately prior to the contribution of such assets and (ii) WebLink LP will compute the taxable income or loss allocable to its partners for federal income tax purposes by reference to the tax basis of such assets, and it is more likely than not that the utilization of the deductions attributable thereto will not be limited.

         4. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE NEW TRANCHE C, D AND E PIK NOTES AND OF THE DISPOSITION OF THE NEW COMMON STOCK AND NEW WARRANTS

                  (a) FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE NEW PIK NOTES

         The payment of interest on the New Tranche C, D and E PIK Notes (the "New PIK Notes") in the form of additional New PIK Notes will not be considered a payment for tax purposes. Instead, all of the New PIK Notes issued to a Holder of each series will be aggregated and treated as a single debt instrument. Therefore, the New PIK Notes will be issued with OID for federal income tax purposes.

         The New PIK Notes will have OID in an amount equal to the excess of their stated redemption price at maturity over their original issue price. For these purposes, a New PIK Note's stated redemption price at maturity will equal all payments due on a New PIK Note, including payments due on all New PIK Notes issued to satisfy accrued interest on a particular Note. The issue price of each New PIK Note will be equal to its original principal amount.

         Holders will be required to include OID in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, regardless of a Holder's method of accounting for federal income tax purposes. Under this method, Holders who receive the New PIK Notes under the Plan will be required to include in income increasingly greater amounts of OID in successive accrual periods.

         Holders of New Tranche E PIK Notes that are treated as securities for federal income tax purposes may have a basis in their New Tranche E PIK Notes that differs from their principal amount paid at maturity and therefore may be considered to have market discount or bond premium. Holders of New Tranche E PIK Notes are urged to consult their own tax advisors with respect to these rules and, in particular, with respect to the availability of making an election to amortize any bond premium.

         Upon the sale, exchange or retirement of a New PIK Note, a Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the Holder's adjusted tax basis. A Holder's adjusted tax basis in a New PIK Note will equal the original principal amount of the Note, increased by the amounts of OID previously included in income by the Holder with respect to the New PIK Note and reduced by any payments received by the Holder.

         The character of any gain or loss on the sale, exchange or retirement of a New PIK Note will depend upon the particular facts and circumstances relevant to a Holder, including the status of the Holder, the existence of any market discount accrued on a Holder's WebLink Notes but not previously included in income ("Prior Market Discount"), and the Holder's holding period in the New PIK Notes. A portion of any Prior Market Discount will be allocated to, and treated as accrued market discount on, the New Tranche E PIK Notes received by such Holder if such Holder treated its New Tranche E PIK Notes as securities for federal income tax purposes. In such event, any payments of principal and any gain on the sale, exchange or other disposition of a New Tranche E PIK Note will be treated as ordinary income to the extent of any such Prior Market Discount.

                  (b) FEDERAL INCOME TAX CONSEQUENCES OF THE DISPOSITION OF THE NEW COMMON STOCK AND NEW WARRANTS

         A Holder will recognize gain or loss on a subsequent sale, exchange or other disposition of shares of New Common Stock and New Warrants received pursuant to the Plan (other than upon exercise of New Warrants) in an amount equal to the difference between such Holder's basis and the amount realized on the sale, exchange or other disposition. The character of any gain or loss on the sale, exchange or retirement of shares of New Common Stock and New Warrants will depend upon the particular facts and circumstances relevant to a Holder, including the status of the Holder and the Holder's holding period for such shares.

         Any gain on the sale, exchange or other disposition of shares of New Common Stock and New Warrants received by Holders of WebLink Notes will be treated as ordinary income to the extent of any Prior Market Discount allocable thereto (after taking into account the amount allocated to such Holder's New Tranche E PIK

Notes). In the case of stock acquired pursuant to the exercise of New Warrants, any such Prior Market Discount allocable to the New Warrants exercised will be treated as Prior Market Discount with respect to such stock and similar rules will apply upon the sale, exchange or other disposition of such stock.

         In addition, any deduction claimed by a Holder for the worthlessness or partial worthlessness of its Claims exchanged pursuant to the Plan, and any ordinary loss recognized by a Holder in the exchanges contemplated by the Plan, will be subject to "recapture" upon the sale, exchange or other disposition of such Holder's shares of New Common Stock received pursuant to the Plan. Under this rule, any capital gain recognized by a Holder will be recharacterized as ordinary income to the extent of any such deductions or ordinary losses claimed by such Holder. In the case of a Holder that uses the cash-basis method of accounting for federal income tax purposes, any amount not taken into account by reason of his method of accounting is treated in the same manner as a deduction allowed with respect to the debt.

         The exercise of New Warrants by a Holder will not be a taxable transaction for federal income tax purposes. A Holder will have a tax basis in the stock received pursuant to such exercise equal to such Holder's basis in its New Warrants plus the exercise price paid. A Holder's holding period in the stock received upon exercise of the New Warrants will commence on the date of exercise.

C.       LIQUIDITY CONSIDERATIONS

         1.       RESTRICTION ON TRANSFER

         Holders of New Common Stock, New Warrants and New Notes ("New Securities") who are deemed to be "underwriters" as defined in Section 1145(b) of the Bankruptcy Code, or who are otherwise deemed to be "affiliates" or "control persons" of Reorganized WebLink Wireless within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), will be unable to offer or sell their New Securities after the Effective Date, except pursuant to an available exemption from registration under the Securities Act and under equivalent state securities or "blue sky" laws.

         2.       POTENTIAL NON-LIQUIDITY OF NEW SECURITIES

         No established trading market exists for the New Securities, and no assurance can be given that such a trading market will develop following the effectiveness of the Plan or, if a trading market for the New Securities develops, no assurance can be given as to the liquidity of such a trading market. Reorganized WebLink does not expect to seek listing for the New Securities on any national securities exchange or automated dealer quotation system.

         3.       MARKET VALUE OF SECURITIES ISSUED

         The estimated valuation of Reorganized WebLink used in this Disclosure Statement has been prepared by the Debtors and their advisors based on commonly accepted valuation methods and is not intended to represent trading values of the New Securities in public or private markets. Even if Reorganized WebLink successfully implements its revised business plan and achieves the results set forth in the Projections, the trading market values for the New Securities could be adversely affected by: (a) lack of a trading market for such securities; (b) concentrated ownership, at least initially, by the Holders of Secured Claims;
(c) lack of publicly available information regarding Reorganized WebLink and its business, operations or financial performance; (d) lack of institutional research coverage; and (e) concentrated selling by recipients of the New Securities and other factors.

D.       SECURITIES LAWS MATTERS

         THE ISSUANCE OF THE NEW SECURITIES UNDER THE PLAN RAISES CERTAIN SECURITIES LAW ISSUES UNDER THE BANKRUPTCY CODE AND FEDERAL AND STATE SECURITIES LAWS THAT ARE DISCUSSED IN THIS SECTION. THE INFORMATION CONTAINED IN THIS SECTION SHOULD NOT BE CONSIDERED APPLICABLE TO ALL SITUATIONS OR ALL CREDITORS OR INTEREST HOLDERS RECEIVING NEW SECURITIES UNDER THE PLAN. CREDITORS AND INTEREST HOLDERS

SHOULD CONSULT THEIR OWN LEGAL COUNSEL CONCERNING THE FACTS AND CIRCUMSTANCES WITH RESPECT TO THE TRANSFER OF NEW SECURITIES.

         1.       INITIAL ISSUANCE OF NEW SECURITIES

         Section 1145 of the Bankruptcy Code provides that the securities registration and qualification requirements of federal and state securities laws do not apply to the offer or sale of stock, warrants or other securities by a debtor if the offer or sale occurs under a plan of reorganization and the securities are transferred in exchange (or principally in exchange) for a claim against or interest in a debtor. The Debtors believe that the initial issuance of New Securities to claimants will be exempt from the registration and qualification requirements of federal and state securities laws under Section 1145 of the Bankruptcy Code. In addition, under Section 1145(a)(2) of the Bankruptcy Code, the securities registration and qualification requirements of federal and state securities laws do not apply to the sale of a security upon the exercise of a warrant, option, right or privilege offered or sold under a plan of reorganization where the warrant, option, right or privilege was transferred in exchange (or principally in exchange) for a claim against or interest in the debtor. Therefore, the Debtors believe that the initial issuance of New Warrants to claimants and the exercise of the New Warrants will be exempt from the registration and qualification requirements of federal and state securities laws under Section 1145 of the Bankruptcy Code.

         2.       RESALE OF CLAIMANTS SECURITIES

         Any claimant who is not an "underwriter" under Section 1145 of the Bankruptcy Code and is not an "affiliate" under Rule 144 of the Securities Act may resell New Securities received under the Plan without registering such sale under the Securities Act. The term "underwriter," as used in Section 1145 of the Bankruptcy Code, includes four (4) categories of persons:
"issuers," "accumulators," "distributors" and "syndicators."

         To the extent that persons deemed "underwriters" receive securities pursuant to the Plan, resale by such persons would not be exempted by Section 1145 of the Bankruptcy Code from the registration requirements of the Securities Act. Given the complex, subjective nature of the question of whether a particular Holder may be an "underwriter," the Debtors make no representations concerning the right of any person to trade in New Securities. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF NEW SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

         Issuers. The term "issuer" for purposes of Section 1145 of the Bankruptcy Code includes any person directly or indirectly controlling or controlled by the Debtors, as the case may be, or any person under direct or indirect common control with the Debtors. Whether a person is an "issuer," and therefore an "underwriter," for purposes of Section 1145(b) of the Bankruptcy Code, depends on a number of factors. These include: (i) the person's interest in a reorganized debtor; (ii) the distribution and concentration of other interests in a reorganized debtor; (iii) whether the person, either alone or acting in concert with others, has a contractual or other relationship giving that person power over management policies and decisions of a reorganized debtor; and (iv) whether the person actually has such power notwithstanding the absence of formal indicia of control. The legislative history of Section 1145 of the Bankruptcy Code suggests that a claimant with at least 20% of the securities of a company could be deemed a controlling person.

         Accumulators and Distributors. "Accumulators" are persons who purchase Claims against Debtors with a view to distribution of any securities to be received under the Plan in exchange for such Claim. "Distributors" are persons who offer to sell securities received under the Plan for the holders of such securities. In prior bankruptcy cases, the staff of the Securities and Exchange Commission has taken the position that resales by accumulators and distributors of securities distributed under a plan are exempt from the registration requirements of the Securities Act if made in "ordinary trading transactions."

         Syndicators. "Syndicators" are persons who offer to buy securities for distribution, under an agreement made in connection with a plan, with consummation of a plan or in connection with the offer or sale of such securities under a plan.

         Dealers. "Dealers" are persons who engage either for all or part of their time, directly or indirectly, as agents, brokers or principals, in the business of offering, buying, selling or otherwise dealing or trading in securities.

Section 4(3) of the Securities Act will exempt transactions in New Securities issued to creditors under the Plan by Dealers taking place more than forty (40) days after the Effective Date. Within the forty (40) day period after the Effective Date, transactions by Dealers who are stockbrokers are exempt from the Securities Act pursuant to Section 1145(a)(4) of the Bankruptcy Code, as long as the stockbrokers deliver a copy of this Disclosure Statement (and supplements hereto, if any, as ordered by the Court) at or before the time of the transactions.

         3.       DE-REGISTRATION; NO FURTHER SEC FILINGS

         Because Reorganized WebLink does not expect the New Common Stock to be listed on any national securities exchange or automated dealer quotation system, and because the Debtors anticipate that the New Common Stock may be held by less than 300 holders of record, it is currently expected that as of the Effective Date, WebLink will deregister its Common Stock and cease to be a "reporting company" within the meaning of the Securities Exchange Act of 1934, as amended. Following the Effective Date, neither WebLink nor Reorganized WebLink expect to file reports on Form 10-K, 10-Q and 8-K with the Securities and Exchange Commission. Unless the Plan is amended to provide otherwise or Reorganized WebLink agrees otherwise with any Holder, there may be no publicly available information regarding Reorganized WebLink's business, operations or financial position.

E.       CERTAIN BANKRUPTCY CONSIDERATIONS

         1.       OBJECTION TO CLASSIFICATIONS

         Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code; however, there can be no assurance that the Bankruptcy Court would reach the same conclusion.

         2.       RISK OF NON-CONFIRMATION OF THE PLAN

         Even if all Impaired Classes accept or could be deemed to have accepted the Plan, the Plan may not be confirmed by the Bankruptcy Court. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, (a) that the confirmation of the Plan not be followed by a need for further financial reorganization, (b) that the value of distributions to dissenting Holders not be less than the value of distributions to such Holders if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code and (c) that the Plan and the Plan proponent otherwise comply with the applicable provisions of the Bankruptcy Code. Although the Debtors believe that the Plan will meet all applicable tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

         3.       NONCONSENSUAL CONFIRMATION

         Pursuant to the "cramdown" provisions of section 1129(b) of the Bankruptcy Code, the Bankruptcy Court can confirm the Plan at the Debtors' request if at least one Impaired Class of Claims has accepted the Plan (with such acceptance being determined without including the acceptance of any "insider" in such Class) and, as to each Impaired Class which has not accepted the Plan, the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to Impaired Classes. IN ACCORDANCE WITH SUBSECTION 1129(a)(8) OF THE BANKRUPTCY CODE, THE DEBTORS WILL BE REQUIRED TO REQUEST CONFIRMATION OF THE PLAN WITHOUT THE ACCEPTANCE OF ALL IMPAIRED CLASSES ENTITLED TO VOTE IN ACCORDANCE WITH SUBSECTION 1129(b) OF THE BANKRUPTCY CODE.

         The Debtors reserve their right to modify the terms of the Plan as necessary for the confirmation of the Plan without the acceptance of all Impaired Classes. Such modification could result in a less favorable treatment of any non-accepting Class or Classes, as well as of any Classes junior to such non-accepting Classes, than the treatment currently provided in the Plan. Such less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than that currently provided in the Plan or no distribution of property whatsoever under the Plan.

         4.       DELAYS OF CONFIRMATION AND/OR EFFECTIVE DATE

         Any delays of either confirmation or effectiveness of the Plan could result in, among other things, increased professional fee claims. These or any other negative effects of delays of either confirmation or effectiveness of the Plan could endanger the ultimate approval of the Plan by the Bankruptcy Court.

F.       CERTAIN BUSINESS RISKS

         1.       DEPENDENCE ON METROCALL AND OTHER LARGE CUSTOMERS

         In 2001, the Company received approximately 10.6% of its total revenues from Metrocall pursuant to three strategic alliance agreements. On June 3, 2002, Metrocall filed a petition under Chapter 11 of the Bankruptcy Code. Consequently, any decision by Metrocall to reject and terminate its agreement with the Company or any continued disruption of Metrocall's business that would prevent the Company from receiving payments from Metrocall under the strategic alliance agreements would decrease the Company's recurring revenues significantly.

         The Company is now focusing on large strategic alliance and corporate customers. In 2001, the Company received approximately 31.7% of its total revenues from its top four customers. These customers are expected to contribute an even greater portion of the Company's revenues in 2002. These large customers monitor the Company's reorganization plans closely. Consequently, any decision by one or more of them to slow sales programs or terminate agreements with the Company would decrease the Company's recurring revenues significantly.

         2.       FUTURE CAPITAL NEEDS: UNCERTAINTY OF ADDITIONAL FUNDING

         The amount of capital required by Reorganized WebLink following the Effective Date will depend on a number of factors, including subscriber growth, the type of messaging devices and services demanded by customers, service revenues, technological developments, marketing and sales expenses and competitive conditions. The funds to finance Reorganized WebLink's future capital needs are projected to come from internally generated cash flow. No assurance can be given that Reorganized WebLink will be able to generate cash flow in amounts sufficient to finance its future capital needs. If internally generated cash flow is not sufficient, no assurance can be given that additional equity or debt financing will be available to Reorganized WebLink when needed on acceptable terms, if at all.

         3.       COMMERCIAL VIABILITY OF WIRELESS DATA SERVICES

         The Company cannot assure that wireless data services, including wireless e-mail, peer to peer messaging and information on demand, which are relatively new products to the market, will be accepted in the marketplace and be commercially viable. Wireless data services could be affected by matters beyond the Company's control. These matters include:

         -  the degree of market acceptance;

         -  the future availability and cost of subscriber devices;

         -  technological changes affecting wireless data services;

         -  marketing and pricing strategies of competitors; and

         -  regulatory developments and general economic conditions.

         The Debtors anticipate growth in wireless data services in 2003 and beyond. Likewise, advanced messaging revenue is anticipated to increase from year to year. This anticipated growth assumes, among other things, that new wireless data units will be available in the first quarter 2003 (see "Suppliers" below), that general economic conditions will improve in the second half of 2002 and that the Debtors emerge from bankruptcy in the third quarter of 2002. If growth in wireless data units in service and revenue are not as anticipated or if the general



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economic conditions do not improve as assumed, it would have a significant and material adverse effect on Reorganized WebLink's ability to achieve its long term projections and on its results of operations and financial condition.

         4.       HISTORY OF OPERATING LOSSES

         The Company has sustained consolidated operating losses in each year of operations since inception. The Company has sustained an aggregate $159.7 million operating loss for the three year period ended December 31, 2001. The Company had a $68.8 million operating loss in 2001. Although the Company had positive EBITDA of $45.4 million for 1999, $28.5 million for 2000, and $20.4 million for 2001, prior to 1996 the Company had negative EBITDA in each year of its operations, which resulted principally from expenditures associated with the growth of its subscriber base.

         The Company expects that its traditional paging operations will generate EBITDA at a declining rate over the next year, which will be used primarily to help fund the Company's wireless data operations. The Company cannot assure that its traditional paging operations will continue to generate EBITDA or that its consolidated operations will become profitable or generate positive EBITDA. If the Company does not generate positive EBITDA, it may not be able to fund its operations or make any required debt service payments.

         5.       HIGHLY COMPETITIVE MARKET

         The Company faces significant competition in all of its markets. Many of its competitors, which include regional and national paging companies, providers of broadband personal communications services and certain regional telephone companies, possess significantly greater financial, technical and other resources. The Company's competitors could adversely affect its results of operations by devoting additional resources to the wireless data or traditional paging business or focusing their strategy on the Company's marketing and product niches. In addition, a number of telecommunications companies (including broadband PCS providers) have constructed or are in the process of constructing nationwide networks that offer services similar to the Company's services, including wireless data services such as 2way messaging.

         6.       SUBSCRIBER DISCONNECTIONS

         The Company's results of operations are significantly affected by subscriber disconnections. In order to realize net growth in units in service, disconnected users must be replaced and additional users must be added. The sales and marketing costs associated with attracting new subscribers are substantial relative to the costs of providing service to existing customers. For 1999, 2000 and 2001 consolidated average monthly disconnection rates were 3.1%, 3.8% and 5.1%, respectively.

         7.       DEPENDENCE ON KEY PERSONNEL

         The Company's future success depends to a significant extent on the continued services of its key executive officers. The Company will enter into the Chief Officer Employment Agreements with its chief executive officer, chief operating officer and chief financial officer, and a retention plan that will cover 36 other executive officers and key management level employees. The Company has entered into non-competition agreements with all of its executive officers. The Company's ability to retain or attract key personnel may be adversely affected by the likelihood of a future sale of the Company after it emerges from bankruptcy. The loss or unavailability of one or more of its key executive officers, or its inability to attract or retain key employees in the future, could adversely affect its operations. Projected expense reductions in salary and related benefits include a reduction of the number of the Company's executive officers.

         8.       TECHNOLOGICAL RISK

         The telecommunications industry is characterized by rapid technological change. Future technology advances in the industry may result in the availability of new services or products that could compete directly with the Company's wireless data and paging services. Changes in technology could also lower the cost of competitive products and services to a level where the Company's products and services become less competitive or the



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Company is required to reduce the prices of its services. In particular broadband PCS networks have been constructed that are now offering 2.5G data services and will do so over larger and larger territories as the years progress, thus diminishing the competitive advantage of the Company's ReFLEX wireless data services. The current 2.5G and the still to be introduced 3G wireless data services offered by broadband PCS competitors will be able to deliver data to handsets at much higher speeds and at lower cost per megabyte of data that the Company's system.

         9.       SUPPLIERS

         The reorganization of the Company's business pursuant to the Plan may adversely affect the Company's ability to obtain supplies and services from vendors on acceptable terms. Suppliers may require the Company to pre-pay or pay upon delivery ("C.O.D.") for goods and services, and/or impose other terms and conditions which may have an adverse impact on the Company's ability to operate its business and to deliver products and services to its customers. The Company's customers may seek alternative sources for the Company's services, and the Company may be less able to establish new customer relationships. In addition, the reorganization also may hinder the Company's ability to attract and retain qualified personnel.

         The Company does not manufacture any of the subscriber devices or infrastructure equipment used in its operations. Historically, the Company bought subscriber devices primarily from Motorola, Percomm and Glenayre and was dependent on such manufacturers to obtain sufficient inventory for new subscriber and replacement needs. Motorola announced that it will discontinue production of subscriber devices in 2002. The Company believes Motorola intends to sell this product line to another manufacturer, but as of the date of this Disclosure Statement, has been unsuccessful in doing so. Glenayre has sold its designs and facilities for production of wireless data subscriber devices that will use the next generation of ReFLEX(R) software. The success of the Company's business plan for 2003 and beyond is dependent on its ability to purchase subscriber devices in adequate quantities to meet customer demand beginning no later than the first quarter of 2003. The Company's inability to fulfill customers' orders based on shipment delays or the unavailability of devices would materially adversely impact the Company's projected units in service, business and results of operations in 2003 and beyond.

         The Company has purchased terminals, transmitters, receivers and other infrastructure equipment primarily from Glenayre. The Company has been dependent on Glenayre for sufficient infrastructure equipment to meet its expansion and replacement requirements. In May 2001, Glenayre announced its intention to discontinue operations of its wireless messaging business unit. Glenayre further announced a "last time buy" for many wireless messaging products. The Company has also been dependent on Motorola and Glenayre to continue to develop and improve ReFLEX(R) technology so that the technology remains competitive in the marketplace. While the Company believes Glenayre's discontinuance of its wireless messaging product line will not adversely affect the Company, it cannot assure that Glenayre or any other manufacturer will continue to produce infrastructure equipment or to develop ReFLEX technology in a manner and within the timeframe desired or required by the Company.

         Like many other national paging companies, the Company's network depends on the continued availability of satellite communications. The Company utilizes two satellites to control most of its network. Each satellite has the additional capacity to provide the service now provided by both. The mechanical failure of a satellite would create a service outage in the part of the Company's network served by that satellite until it is able to re-orient the satellite dish antennas at each transmission site to receive signals from the other satellite or a back-up satellite. The simultaneous failure of both satellites could have a material adverse effect on the Company's operations. The Company does not carry insurance against this type of event.

         10.      GOVERNMENT REGULATION

         The Company and the rest of the wireless communications industry are subject to regulation by the FCC and various state regulatory agencies. From time to time, legislation and regulations could be adopted that could adversely affect the Company's business.



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         11.      CONTROLLING STOCKHOLDERS

         If the Plan is confirmed, the Prepetition Lenders as a group will, following the Effective Date, own well in excess of a majority of the shares of common stock of Reorganized WebLink Wireless entitled to vote under Delaware law. In addition, the Prepetition Lenders will designate three out of five members of the Board of Directors of Reorganized WebLink Wireless. Under applicable Delaware law, the Prepetition Lenders will be able to vote their shares of common stock, as well as direct members of the Board of Directors to vote, in favor of (or against) mergers or sales of all or substantially all of the assets of Reorganized WebLink and certain other key decisions. The Prepetition Lenders, acting as a group, will therefore be able to exercise effective control with respect to certain types of business combination transactions of Reorganized WebLink as well as amendments to the certificate of incorporation of Reorganized WebLink and the election of directors. The existence of a controlling stockholder group may have the effect of making it more difficult for a third party to acquire a majority of the shares of common stock or assets of Reorganized WebLink. While the Prepetition Lenders may, under Delaware law, choose to sell their shares of common stock at any price, the members of the Board of Directors designated by the Prepetition Lenders owe fiduciary duties to all stockholders and must protect the interests of minority stockholders in transactions in which the majority stockholders may have an interest. In addition, should the Board of Directors, following the Effective Date, determine to sell Reorganized WebLink for cash consideration, the Board of Directors will generally be required to seek to maximize value for all stockholders.

                                     XIII.
                           FIRST DAY AND OTHER MOTIONS

         On May 23, 2001, the Debtors sought approval from the Bankruptcy Court of certain motions and applications (the "First Day Motions") which the Debtors filed simultaneously with its petition for relief commencing the Chapter 11 Cases. Set forth below is a brief summary of the First Day Motions and other motions filed by the Debtors in the Chapter 11 Cases.

A.       ADMINISTRATIVE CONSOLIDATION.

         On May 23, 2001, the Bankruptcy Court entered an Order administratively consolidating the cases of WebLink Wireless, Inc., PageMart PCS, Inc. and PageMart II, Inc.

B.       CASH COLLATERAL AND DIP FINANCING

         On May 31, 2001, the Bankruptcy Court entered an Order Temporarily Authorizing the Use of Cash Collateral and Secured Postpetition Financing. Agreed orders extending this order were entered on June 11, 2001 and July 5, 2001. A Final Order Granting the Debtors' Amended Motion for Postpetition Financing and the Use of Cash Collateral, together with Findings of Fact, were entered by the Bankruptcy Court on July 17, 2001. At this time, no outstanding sums are due under the Postpetition Financing facility, but the Debtors continue to use the Lenders' cash collateral pursuant to the aforementioned final order.

C. RETENTION OF WINSTEAD SECHREST & MINICK P.C. AS COUNSEL TO DEBTORS AND DEBTORS IN POSSESSION AND DAVIS POLK & WARDWELL AS SPECIAL COUNSEL TO DEBTORS AND DEBTORS IN POSSESSION.

         The Debtors retained Winstead Sechrest & Minick P.C. ("Winstead") as their bankruptcy attorneys in these Chapter 11 Cases. On June 13, 2001, the Court entered an order approving the retention of Winstead. Winstead provided advice prior to the Petition Date and have continued to act as the Debtors' bankruptcy attorneys in these Chapter 11 Cases. In addition to Winstead, the Debtors retained Davis Polk & Wardwell ("Davis Polk") as Special Counsel under 11 U.S.C. Section 327(e). Davis Polk served as the Debtors' primary general counsel prior to these Chapter 11 Cases and has continued to provide advice to the Debtors throughout the Chapter 11 Cases.




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D.       RETENTION OF GREENHILL & CO., LLC AS FINANCIAL ADVISORS TO DEBTORS AND
         DEBTORS IN POSSESSION.

         Prior to the Petition Date, the Debtors retained Greenhill to provide financial advisory services. The Prepetition Lenders and the Committee objected to the terms of Greenhill's engagement, specifically, the terms of a restructuring fee to be paid to Greenhill upon the successful reorganization of Debtors' businesses. On August 17, 2001, after various modifications were made to Greenhill's proposed compensation, the Court approved the Debtors' application to employ Greenhill as their financial advisors. Specifically, the Court approved Greenhill's retention as financial advisor and substantially approved the terms of Greenhill's retention. Pursuant to the Court's request, the parties were able to negotiate a resolution to the objection filed by the Prepetition Lenders and the Committee.

E.       RETENTION OF BANKRUPTCY SERVICES, LLC ("BSL") AS CLAIMS AND NOTICING
         AGENT.

         On June 11, 2001, the Court entered an order approving the employment of Bankruptcy Services, LLC ("BSL") to act as claims and noticing agent to, among other things, (i) transmit, receive, docket and maintain claims, (ii) process other administrative information and (iii) tabulate acceptances and rejections of Debtors' plan of reorganization. Debtors determined that BSL was well-qualified to serve in this capacity and that BSL's retention was in the best interests of Debtors' Estates and their creditors, based upon its experience and the competitiveness of its fees.

F.       EMPLOYEE CLAIMS AND EXISTING BENEFIT PROGRAMS

         The Debtors obtained an order authorizing the Debtors to pay and honor their prepetition obligations to certain employees in the ordinary course of business. This relief enabled the Debtors to maintain its excellent relationships with their employees.

G.       CASH MANAGEMENT SYSTEM

         Pursuant to this motion, the Debtors obtained authorization to use their prepetition cash management system and bank accounts.

H. REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES AND ABANDONMENT OF BURDENSOME PROPERTY

         The Debtors have rejected numerous executory contracts and unexpired leases. Without limitation, the Bankruptcy Court has entered five or more orders permitting the Debtors to reject various site leases or groups of site leases. The net effect of these orders has been to reduce the Debtors' leasehold obligations without any material impairment of the Debtors' network capacity.

         Numerous other orders permitting and directing either the rejection of executory contracts and unexpired leases or the abandonment of burdensome property have also been entered, including without limitation: (a) Order (September 20, 2001) Granting the Debtors' Motion to Reject Executory Contracts with Technical Service Providers and Other Vendors; (b) Order (November 2, 2001) Granting the Debtors' Motion to Reject Executory Contracts with Motorola, Inc.;
(c) Order (November 2, 2001) Granting the Debtors' Notice to Abandon Office Furnishings in Pompano Beach, Florida; (d) Order (November 19, 2001) Granting the Debtors' Notice to Abandon Office Furnishings at 485 Madison Ave., New York City; (e) Order (December 7, 2001) Granting Motion of Debtors-in-Possession to Reject Retail Distribution and Sales Agreement and Related Contracts; (f) Order (December 7, 2001) Granting the Debtors' Motion to Reject Retail Distribution and Sales Agreement and Related Contracts as to Radioshack Corp.; (g) Order (December 21, 2001) Granting Debtors' Motion to Reject Certain Executory Contracts with Southwestern Bell and MCI Worldcom; (h) Order (January 11, 2002) Granting Motion to Reject Executory Contracts with Credit Management, Inc.; (i) Order (January 11, 2002) Granting Debtors' Motion to Reject Executory Contracts with Danka Corp; and (j) Order (January 30, 2002) Granting the Debtors' Motion to Reject Retail Distribution and Sales Agreement and Related Contracts with Office Depot. The net effect of these Orders has been to reduce the Estates' obligations. More information concerning these Orders can be obtained by



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reviewing the orders themselves, the motions supporting entry of such Orders, and various other pleadings which may have been filed in support of or in opposition to such Orders. Future rejection claims are estimated by Debtors at $7.0 million.

I. CRITICAL VENDOR ARRANGEMENTS AND MODIFICATION AND ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         Numerous orders have been entered permitting one or more of the Debtors to modify and assume, as modified, certain executory contracts or unexpired leases. Other orders have permitted the Debtors to afford mutually beneficial treatment to one or more vendors determined to be a "critical vendor" or have otherwise allowed the compromise of certain controversies between the Debtors and third-parties. Such orders include, without limitation: (a) Order (September 6, 2001) Approving Critical Trade Vendor Proposal for Apollo Paper Co.; (b) Order (September 20, 2001) Granting the Debtors Motion to Modify and Assume Site Lease with Drury Inn Creve Coeur, LLP; (c) Order (September 20, 2001) Granting the Debtors' Motion to Modify and Assume Executory Contracts with Abacus Communications, L.C.; (d) Order (October 2, 2001) Granting the Debtors' Motion for Assumption of Debtors' Strategic Alliance Agreements as Amended, with Metrocall, Inc. and National Services Agreement with McCaw RCC Communications, Inc. for Traditional (One-Way) and Advanced (Two-Way) Messaging Services, (e) Order (October 10, 2001) Approving Critical Trade Vendor Proposal for Witness Systems, Inc.; (f) Order (October 19, 2001) Granting the Debtors' Motion to Modify and Assume Executory Contract with MCI Worldcom Communications, Inc.; (g) Order (November 2, 2001) Approving Critical Trade Vendor Proposal for Illinois Signal Communications Technologies; (h) Order (November 19, 2001) Granting the Debtors' Motion to Compromise Controversy with Scott Peltz, Trustee for USN Communications Liquidating Trust; (i) Order (December 7, 2001) Approving Critical Trade Vendor Proposal for Vinacomm, Inc.; (j) Order (December 21, 2001) Granting Debtors' Motion to Modify and Assume Site Leases with Pinnacle Towers, Inc.; (k) Order (December 21, 2001) Granting the Debtors' Motion to Modify and Assume Executory Contract with DFW Communications, Inc.; (l) Order (December 21,
2001) Approving Critical Trade Vendor Proposal for Minilec Services, Inc.; (m) Order (January 11, 2002) Approving Critical Trade Vendor Proposal for Stonebridge/MOCA; (n) Order January 18, 2002) Granting the Debtors' Motion to Modify and Assume Transmission Site Lease with Crescent Properties; (o) Order (February 8, 2002) Granting Debtors' Motion to Compromise Controversy with MCI/Worldcom Regarding Prepetition Liabilities; (p) Order (February 25, 2002) Granting Debtors' Motion to Modify and Assume Site Leases with AAT Communications Corp.; (q) Order (March 13, 2002) Granting the Debtors' Motion to Modify and Assume Headquarters Building Lease Agreement with Crescent Real Estate Funding VIII; (r) Order (March 21, 2002) Granting the Debtors' Motion to Modify and Assume Strategic Alliance Agreements with Verizon; (s) Order (March 21, 2002) Granting Debtors' Motion to Approve Settlement Agreement and Modification and Assumption of Software License and Maintenance Agreement with Oracle Corp.; and, (t) Order (April 22, 2002) Granting Debtors' Motion to Approve Settlement with PerComm, Inc. As a general matter, these Orders have permitted the Debtors to maintain valuable business relations, contracts, or leases, or to economically resolve controversies on terms more favorable to the estates than would have been available either by assuming such contracts or leases or by honoring the underlying claims or asserted claims. However, many of these Orders have also require the postpetition payment of prepetition debt, or some portion thereof, and have given rise to administrative claims. More information concerning these Orders can be obtained by reviewing the orders themselves, the motions supporting entry of such Orders, and various other pleadings which may have been filed in support of or in opposition to such Orders.

J.       ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         During the course of the Chapter 11 Cases, numerous executory contracts and unexpired leases have also been assumed by one or more of the Debtors. Although some of these may have been modified or amended prior to assumption, some may have been assumed as they existed prior to the Petition Date. These Orders include, without limitation (a) Order (August 16, 2001) Granting the Debtors' Motion to Assume Executory Contract with United Parcel Service; (b) Order (October 2, 2001) Granting the Debtors' Motion to Assume Certain Executory Contracts with Spacecom Systems, Inc.; (c) Order (October 10, 2001) Granting the Debtors' Motion to Assume Executory Contract with Federal Express Corp.; (c) Order (January 11, 2002) Granting Debtors' Motion to Assume Executory Contract with Omega Resource Group (d) Order (January 11, 2002) Granting Debtors' Motion to Assume Transmission Site Lease with Black and Veatch Holding Co.; (e) Order (January 18, 2002) Granting Debtors' Motion to Assume Executory Contract with Stonebridge Technologies; (f) Order (April 4, 2002) Granting Debtors' Motion to Assume Executory Contract with Vitria Technology, Inc.; and (g) Order (April 22,
2002) Granting



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Debtors' Motion to Approve Assumption of a Real Estate Commission Agreement with the Staubach Co. As a general matter, these orders have permitted the Debtors to maintain valuable business relations, contracts, or leases, on terms as or more favorable to the estates than would have been available by entering into new, post-petition contracts or leases. However, many of these Orders have also require the postpetition payment of prepetition debt, or some portion thereof, and have given rise to administrative claims. More information concerning these Orders can be obtained by reviewing the orders themselves, the motions supporting entry of such Orders, and various other pleadings which may have been filed in support of or in opposition to such Orders.

K.       EXCLUSIVITY

         On September 20, 2001 and January 28, 2002, the Bankruptcy Court entered an orders extending the period within which the Debtors had the exclusive right to file a plan of reorganization and to solicit acceptances thereof. On April 18, 2002, the Bankruptcy Court sustained an objection by the Committee to the Debtors' third and fourth motions for order extending the period within which the Debtors had the exclusive right to solicit acceptances of a plan of reorganization. Accordingly, the Debtors' exclusive rights to file or to solicit acceptances of a plan of reorganization expired at the close of business on April 19, 2002. Thereafter, the Committee filed a competing plan of reorganization which the Committee is no longer pursuing, as it has reached an agreement with the Debtors and the Holders of Class 2 Claims.

L. SCHEDULING OF HEARING AND NOTICE PROCEDURES REGARDING APPROVAL OF DISCLOSURE STATEMENT FOR PLAN OF REORGANIZATION.

         On April 23, 2002, the Court entered an order in respect of the Debtors' motion seeking, among other things, approval of this Disclosure Statement (the "Disclosure Statement Motion"), scheduling a hearing held on May 23, 2002, to consider whether this Disclosure Statement contained adequate information pursuant to Section 1125 of the Bankruptcy Code and approving notice procedures in connection with such hearing. In addition to seeking to schedule a hearing, approving notice procedures and determining the adequacy of the Disclosure Statement itself, by the Disclosure Statement Motion, the Debtors also sought to schedule the Confirmation Hearing, establish notice and objection procedures with respect thereto and to establish, as more fully set forth herein and in the Disclosure Statement Order, procedures for the allowance and/or estimation of certain Claims or Classes of Claims and/or Interests, as the case may be. The hearing considering the adequacy of the Disclosure Statement which began on May 23, 2002, continued on June 14, 2002, July 1, 2002 and July 15, 2002. The Debtors supplemented the Disclosure Statement on June 28, 2002 and July 15, 2002. On July 15, 2002, the Court entered an order approving the Disclosure Statement (as supplemented).

                                      XIV.
                            MISCELLANEOUS PROVISIONS

         Certain additional miscellaneous information regarding the Plan is set forth below.

A.       DISSOLUTION OF COMMITTEE(S)

         On the Effective Date, the Committee shall dissolve and members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases.

B.       PAYMENT OF STATUTORY FEES

         All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date. Any such fees accrued after the Effective Date will constitute an Allowed Administrative Claim and be treated in accordance with Section 2.01 of the Plan.



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C.       SUBSTANTIAL CONTRIBUTION CLAIMS

         The Debtors acknowledge that the Ad Hoc Committee and its counsel, Andrews & Kurth L.L.P. and the Prepetition Lenders and their financial advisor, Chanin Capital Partners, made a substantial contribution in these Chapter 11 Cases. The fees and expenses of Andrews & Kurth as counsel for the Ad Hoc Committee incurred prior to the date the Committee was appointed by the United States Trustee in the approximate amount of $100,000 and the fees and expenses of Chanin Capital Partners, as financial advisor to the Holders of Class 2 Claims totaling no more than $350,000, shall be paid upon approval by the Bankruptcy Court of a fee application with respect to such fees and expenses in accordance with the terms of this Plan, the Bankruptcy Code, the Bankruptcy Rules and any order of the Bankruptcy Court.

D.       DISCHARGE OF DEBTORS

         Except as otherwise provided in the Plan or in the Confirmation Order:
(1) the rights afforded in the Plan and the treatment of all Claims and Interests therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors and the Debtors in Possession, or any of their assets or properties, (2) on the Effective Date, all such Claims against, and Interests in the Debtors shall be satisfied, discharged and released in full and (3) all Persons and Entities shall be precluded from asserting against any Debtor or Reorganized WebLink, their successors or their assets or properties any other or further Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

E.       MODIFICATION OF PLAN

         Subject to the limitations contained in the Plan, (1) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order and (2) after the entry of the Confirmation Order, the Debtors or Reorganized WebLink, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

F.       REVOCATION OF PLAN

         The Debtors reserve the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Plan.

G.       PLAN CONTROLS

         To the extent there is an inconsistency or ambiguity between any term or provision contained in the Disclosure Statement and the terms and provisions of the Plan, the Plan shall control.

H.       SUCCESSORS AND ASSIGNS

         The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

I.       RESERVATION OF RIGHTS

         Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by the Debtors with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims or Interests prior to the Effective Date.



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J.       SECTION 1146 EXEMPTION

         Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security under the Plan, or the making or delivery of an instrument of transfer under the Plan, may not be taxed under any law imposing a stamp tax or similar tax.

K.       COMPLIANCE WITH TAX REQUIREMENTS

         In connection with the consummation of the Plan, the Debtors and Reorganized WebLink, as applicable, shall comply with all withholding and reporting requirements imposed by any taxing authority or other governmental unit, and all distributions hereunder shall be subject to such withholding and reporting requirements

L.       FURTHER ASSURANCES

         The Debtors, Reorganized WebLink and all Holders of Claims receiving distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

M.       SERVICE OF DOCUMENTS

         Except as otherwise provided by order of the Bankruptcy Court, any pleading, notice or other document required by the Plan to be served on or delivered to the Debtors shall be sent by first class U.S. mail, postage prepaid to:

                                    WEBLINK WIRELESS, INC.
                                    PAGEMART PCS, INC.
                                    PAGEMART II, INC.
                                    3333 Lee Parkway
                                    Dallas, Texas 75219
                                    Attn: General Counsel

                                    with copies to:

                                    DAVIS POLK & WARDWELL
                                    450 Lexington Avenue
                                    New York, New York 10017
                                    Attn: Ulrika Ekman, Esq.

                                    and

                                    WINSTEAD SECHREST & MINICK P.C.
                                    1201 Elm Street, Suite 5400
                                    Dallas, Texas 75270
                                    Attn: Michael A. McConnell, Esq.

                                    777 Main Street, Suite 1100
                                    Fort Worth, Texas 76102
                                    Attn: J. Michael Sutherland, Esq.


N.       POST-EFFECTIVE DATE FEES AND EXPENSES

         From and after the Effective Date, Reorganized WebLink shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred by Reorganized WebLink, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.



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


O.       PLAN SUPPLEMENT

         Forms of the New Certificate of Incorporation and New By-Laws, New Credit Facility, New Notes, Plan Trust Agreement, Restricted Stock Plan, New Warrants, Severance Plan, the Retention Incentive Bonus Plan, Chief Officer Employment Agreements and related collateral documents shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least 10 days prior to the last day upon which holders of Claims may vote to accept or reject the Plan. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request to the Debtors in accordance with Section 12.12 of the Plan. The Debtors shall agree to the forms of the agreements and other documents not included in the Plan Supplement as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. To the extent any such agreements and documents are not included in the Plan Supplement, they shall be Filed with the Bankruptcy Court prior to the hearing on confirmation of the Plan.

P.       SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE

         As of and subject to the occurrence of the Confirmation Date, (i) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation Section 1125(a) of the Bankruptcy Code, and any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (ii) the Debtors and their affiliates, agents, directors, officers, employees, advisors and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

Q.       FILING OF ADDITIONAL DOCUMENTS

         On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

R.       REQUEST FOR EXPEDITED DETERMINATION OF TAXES

         Reorganized WebLink shall have the right to request an expedited determination under Section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date, through, and including, the Effective Date.



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



                                      XV.
                                 RECOMMENDATION

         In the opinion of the Debtors, the Holders of Secured Claims and the Committee the Plan is preferable to the alternatives described herein because it provides for a larger distribution to the Holders than would otherwise result in a liquidation under Chapter 7 of the Bankruptcy Code. In addition, any alternative other than confirmation of the Plan could result in extensive delays and increased administrative expenses resulting in smaller distributions to the Holders of Claims and Interests. ACCORDINGLY, THE DEBTORS, THE HOLDERS OF SECURED CLAIMS AND THE COMMITTEE RECOMMEND THAT HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE ON THE PLAN SUPPORT CONFIRMATION OF THE PLAN AND VOTE TO ACCEPT THE PLAN.

Dated:  as of July 15, 2002



                                            Respectfully Submitted,

                                            WEBLINK WIRELESS, INC.,
                                            PAGEMART PCS, INC. AND
                                            PAGEMART II, INC.



                                       By:  /s/ N. Ross Buckenham
                                            ------------------------------------
                                            Name: N. Ross Buckenham
                                            Title: President and Chief Executive
                                                   Officer


Prepared by:


DAVIS POLK & WARDWELL
Ulrika Ekman
David D. Tawil
450 Lexington Avenue
New York, New York 10017
(212) 450-4000

SPECIAL COUNSEL TO DEBTORS AND DEBTORS IN POSSESSION


         and


WINSTEAD SECHREST & MINICK P.C.
Michael A. McConnell
1201 Elm Street, Suite 5400
Dallas, Texas 75270
(214) 745-5400

J. Michael Sutherland
777 Main Street, Suite 1100
Fort Worth, Texas 76102
(817) 420-8200

COUNSEL TO DEBTORS AND DEBTORS IN POSSESSION



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